     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                             REGISTRATION STATEMENT

                                  ON FORM S-1

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       CHROMAVISION MEDICAL SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                     3826                                    75-2649072
    (State or other jurisdiction of             (Primary Standard Industrial                     (I.R.S. Employer
    incorporation or organization)                Classification Code No.)                      Identification No.)

                            ------------------------

                              33171 PASEO CERVEZA
                     SAN JUAN CAPISTRANO, CALIFORNIA 92675
                                 1-888-776-4276
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                          DOUGLAS S. HARRINGTON, M.D.
                            CHIEF EXECUTIVE OFFICER
                       CHROMAVISION MEDICAL SYSTEMS, INC.
                              33171 PASEO CERVEZA
                     SAN JUAN CAPISTRANO, CALIFORNIA 92675
                                 1-888-776-4276
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

    JAMES A. OUNSWORTH, ESQ.           N. JEFFREY KLAUDER, ESQ.           ROBERT H. STROUSE, ESQ.
  SAFEGUARD SCIENTIFICS, INC.        MORGAN, LEWIS & BOCKIUS LLP         DRINKER BIDDLE & REATH LLP
   800 THE SAFEGUARD BUILDING           2000 ONE LOGAN SQUARE               1000 WESTLAKES DRIVE
      435 DEVON PARK DRIVE            PHILADELPHIA, PENNSYLVANIA                 SUITE 300
   WAYNE, PENNSYLVANIA 19087                  19103-6993              BERWYN, PENNSYLVANIA 19312-2409
         (610) 293-0600                     (215) 963-5694                     (610) 993-2213

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

                                                       AMOUNT TO            PROPOSED        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES                  BE           MAXIMUM OFFERING   AGGREGATE OFFERING      AMOUNT OF
                TO BE REGISTERED                     REGISTERED(1)     PRICE PER UNIT(2)        PRICE(2)        REGISTRATION FEE
Common Stock, par value $.01 per share...........      7,360,000             $5.00            $36,800,000           $11,152
Subscription Rights(3)...........................         (3)                  --                  --                  --

(1) Includes 640,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

(3) Evidencing the rights to subscribe for 6,400,000 of the shares of Common Stock described above.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 30, 1997

PROSPECTUS

                                6,720,000 SHARES
                       CHROMAVISION MEDICAL SYSTEMS, INC.

                                  COMMON STOCK
                             (AND RIGHTS TO ACQUIRE
                        UP TO 6,400,000 OF SUCH SHARES)
                          ----------------------------

    ChromaVision Medical Systems, Inc. is granting at no cost to you, as a holder of common stock of Safeguard Scientifics, Inc., transferable rights to purchase shares of our Common Stock. As a Safeguard shareholder, you will receive one right for every five Safeguard common shares that you own as of
      , 1997. Each right will entitle you to purchase one share of our Common Stock at an anticipated exercise price of $5.00 per share. Up to 6,400,000 shares of Common Stock will be offered in the rights offering. Of these shares, we will be selling 6,020,000 shares and Safeguard and three other selling stockholders will be selling 380,000 shares.

                                                        (CONTINUED ON NEXT PAGE)
                           --------------------------

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION REGARDING THE RISKS ASSOCIATED WITH YOUR INVESTMENT IN OUR COMMON STOCK THAT ARE DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ASSUMED             UNDERWRITING       UNDERWRITING DISCOUNT        PROCEEDS
                           EXERCISE AND             DISCOUNT            PAID BY SELLING            TO THE
                            OFFER PRICE        PAID BY THE COMPANY       STOCKHOLDERS              COMPANY
                                                   Min. $0.15             Min. $0.15             Max. $4.85
Per Share............          $5.00               Max. $0.35             Max. $0.35             Min. $4.65
                                                 Min. $ 903,000          Min. $105,000        Max. $29,197,000
Total................       $33,600,000          Max. $2,107,000         Max. $181,000        Min. $27,993,000
Total with Over-                                 Min. $ 903,000          Min. $329,000        Max. $29,197,000
 Allotment...........       $36,800,000          Max. $2,107,000         Max. $405,000        Min. $27,993,000

                            PROCEEDS TO
                            THE SELLING
                           STOCKHOLDERS
                            Max. $4.85
Per Share............       Min. $4.65
                          Max. $3,395,000
Total................     Min. $3,319,000
Total with Over-          Max. $6,371,000
 Allotment...........     Min. $6,295,000

    The table above describes the assumed exercise and offering price, minimum and maximum underwriting commissions to be paid by us and the selling stockholders, and minimum and maximum offering proceeds to be realized by us and by the selling stockholders in the offering. The minimum underwriting discount assumes the exercise of all rights in the rights offering and reflects the payment by us and by the selling stockholders of a financial advisory fee to the underwriters equal to 3% of the exercise price on the 6,720,000 shares sold in the offering. In such a case, the minimum underwriting discount would yield the maximum proceeds to us and to the selling stockholders. The maximum underwriting discount assumes that none of the rights offered in the rights offering were exercised and reflects the payment by us and the selling stockholders of an underwriting discount of 4% of the exercise price on the 6,400,000 shares purchased by the underwriters in addition to the 3% financial advisory fee on the 6,720,000 shares sold in the offering. The maximum underwriting discount yields the minimum proceeds to us and to the selling stockholders.

    The last row of the table assumes that the underwriters have exercised their option granted by the selling stockholders to purchase an additional 640,000 shares of Common Stock. The exercise of the over-allotment option would yield additional proceeds to the selling stockholders and would require the payment of the 4% underwriting discount and the 3% financial advisory fee by the selling stockholders for such shares.

ROBERT W. BAIRD & CO.                               ADAMS, HARKNESS & HILL, INC.
        Incorporated

               THE DATE OF THIS PROSPECTUS IS            , 1997.

(CONTINUED FROM PREVIOUS PAGE)

    Safeguard and the other selling stockholders will also be selling an additional 320,000 shares of our Common Stock to persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies.

    The exercise period for the rights will expire at 5:00 p.m., New York City
time, on       , 1997. You may only exercise your rights if you purchase at least 20 shares of our Common Stock through such exercise.

    Once you exercise a right and we accept the exercise, you may not withdraw the exercise. The shares of our Common Stock that are sold in the offering will come first from the shares being issued by us, and then from the shares being sold by the selling stockholders. If shares remain unsubscribed after the end of the rights exercise period, the first 300,000 shares not purchased through the exercise of rights will be offered by us to other persons. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. If any shares remain unsold after this offer, the underwriters will purchase any remaining unsold shares.

    The number of rights that will be granted to the holders of Safeguard common shares is calculated based upon the number of Safeguard common shares that are
outstanding on       , 1997. If there are fewer than 32,000,000 Safeguard common
shares outstanding on       , 1997, we will grant fewer than 6,400,000 rights in
the rights offering. If fewer than 6,400,000 rights are granted, we will offer the remaining shares for purchase at an anticipated price of $5.00 per share to persons selected by us. In any event, a total of 6,400,000 shares will be sold in the offering.

    We will not receive any proceeds from the sale of shares by the selling stockholders. After the completion of the offering, the selling stockholders together will own approximately 40.4% of our Common Stock.

    There is no minimum number of shares that must be sold in the offering. However, the rights offering may be cancelled by the underwriters if certain conditions are not satisfied. In that event, if you have made any payments to the rights agent, ChaseMellon Shareholder Services, L.L.C., the full amount of your payments will be promptly returned to you.

    We have filed a Registration Statement with the SEC covering the rights and the shares of Common Stock. Before this offering, the Common Stock has not been listed on any stock exchange or The Nasdaq Stock Market. We have filed an application to have the rights and the Common Stock approved for quotation on the Nasdaq National Market.

    The underwriters may engage in transactions involving the Common Stock during and after the rights exercise period. As a result, the underwriters may realize profit in addition to the underwriting compensation received for their participation in this offering. If there are shares of Common Stock that are not purchased before the expiration date, the underwriters will be obligated to purchase all of the remaining shares from us. We expect that we will deliver any
remaining shares on or about       , 1997 at the offices of Robert W. Baird &
Co. Incorporated in Milwaukee, Wisconsin.

    After the offering, we intend to send annual reports containing financial statements to all of our stockholders.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR THE RIGHTS OR BOTH AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING INITIATING BIDS OR EFFECTING PURCHASES ON THE NASDAQ NATIONAL MARKET FOR THE PURPOSE OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) ASSUMES AN EXERCISE PRICE OF $5.00 PER SHARE, (III) GIVES EFFECT TO A 5-FOR-4 SPLIT OF THE COMMON STOCK EFFECTED AS OF MARCH 19, 1997 AND (IV) ASSUMES CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. UNLESS THE CONTEXT OTHERWISE INDICATES, CHROMAVISION MEDICAL SYSTEMS, INC., FORMERLY KNOWN AS MICROVISION MEDICAL SYSTEMS, INC., AND ITS PREDECESSOR DIVISION ARE REFERRED TO HEREIN AS "CHROMAVISION" OR THE "COMPANY."

                                  THE COMPANY

    ChromaVision has developed an automated intelligent microscope system that uses the Company's proprietary imaging technologies for a wide variety of diagnostic and research applications. The Company currently markets to research centers and intends to introduce to the healthcare market its system, the ChromaVision Microscopic Digital Analyzer (the "ChromaVision Digital Analyzer"). The ChromaVision Digital Analyzer is designed to identify cells with specific characteristics within a sample of cells by detecting color produced by the reaction between common laboratory reagents (or stains) and the cells. The ChromaVision Digital Analyzer uses proprietary imaging software and technology to capture digital images of cell samples and to detect the presence, count the number and measure the color intensity of cells containing a particular stain. The ChromaVision Digital Analyzer offers substantial flexibility because the software can be configured to identify different stains, thereby allowing the system to be adapted for use with different reagents to identify a broad range of target cellular conditions. The Company seeks to establish the ChromaVision Digital Analyzer as the preferred platform for multiple diagnostic applications.

    The Company believes that the ChromaVision Digital Analyzer will be attractive to healthcare providers and beneficial to their patients because of its ability to deliver superior diagnostic solutions, thus reducing the need for more invasive or more costly procedures. Preliminary tests have demonstrated superior accuracy compared to existing automated microscopy systems, as the ChromaVision Digital Analyzer can locate a single abnormal cell among 100 million normal cells, compared to a detection rate of one in 100,000 cells for other automated microscopes currently on the market. This improved detection capability enables the ChromaVision Digital Analyzer to be applied to a variety of diagnostic situations, such as high-value rare event detection procedures, which include the detection of minute quantities of cancer cells that have spread to parts of the body away from a tumor's primary location.

    The Company has identified a broad range of potential applications for the ChromaVision Digital Analyzer, including prenatal screening for Down syndrome, quantitative viral load measurement for HIV and cancer detection. The Company focuses on developing diagnostic applications that are clinically and economically compelling to patients, providers (laboratories) and payors (insurance and managed care organizations). The Company has completed clinical trials and has filed a 510(k) application with the U.S. Food and Drug Administration (the "FDA") for clearance to market the ChromaVision Digital Analyzer with a stain (marker) to screen blood for malignancy. The Company plans to expand this clearance for a higher-value use of the ChromaVision Digital Analyzer in its intended first commercial application called Triple Plus-TM-, a procedure using a related stain, Urea Resistant Neutrophil Alkaline Phosphatase ("UR-NAP"), as a marker in the prenatal screening of maternal blood for indicating the risk of a Down syndrome pregnancy. The current screening processes falsely indicate an elevated risk of a Down syndrome baby in a significant number of mothers with normal fetuses (false positives), which typically leads to performing invasive and expensive amniocenteses. The Company believes its Triple Plus-TM- application will significantly improve the diagnostic accuracy of the existing screening process, thereby reducing the number of amniocenteses performed on mothers with normal fetuses. As a result, once clearance is received for commercial use, the Triple Plus-TM- application should result in substantial cost savings to healthcare providers and improved patient care. The Company is also currently testing the ChromaVision Digital Analyzer for a number of additional applications, such as the detection of prostate, breast, lung and colorectal cancers.

    To support its 510(k) application for the Triple Plus-TM- procedure, the Company anticipates entering into an agreement in May 1997 for multi-site clinical trials with a number of collaborators including Cambridge University (Addenbrooke's Hospital, Cambridge, England), Harvard Medical School (Brigham and Women's Hospital) and The State of California Prenatal Testing Program (Berkeley). Dr. Sandy Goodburn of Addenbrooke's National Health Services Trust Department of Medical Genetics and Dr. Tony Andrews of Cambridge University's Department of Medical Genetics are the co-principal investigators. Dr. Goodburn was one of the original investigators of a 1990 study that supports the application of UR-NAP used in the Company's Triple Plus-TM- procedure. While the study supported the potential superiority of the stain in this application, the manual process used in the study made it impractical for commercial use. Recently, Dr. Goodburn has successfully employed the automated ChromaVision Digital Analyzer system in support of the clinical research relating to the application of UR-NAP in evaluating prenatally the risk of Down syndrome. The Company's multi-site clinical trials agreements will enable the Company to rapidly obtain affected and normal maternal blood specimens and clinical data to validate the Triple Plus-TM- test for adoption by practitioners and for FDA submission. The Company anticipates that it will file for clearance from the FDA for the Triple Plus-TM- and distribute manuscripts for peer-review publication in early 1998.

    The Company initially plans to work directly with its clinical collaborators to gain acceptance in the medical community of the Triple Plus-TM- procedure. However, the Company intends to pursue strategic alliances with third parties capable of effectively distributing the ChromaVision Digital Analyzer and providing related services on a large-scale basis. The Company believes that such alliances will enable it to minimize certain risks related to the time, effort and expense associated with the internal development of similar distribution capabilities, particularly for international markets. The first alliance partnership in development is with Sigma Diagnostics ("Sigma"), a St. Louis based subsidiary of Sigma-Aldrich Corporation, and a manufacturer of diagnostic instruments and reagents with a worldwide distribution capability. In March 1997, the Company signed a term sheet setting forth the principal terms of a strategic distribution and application commercialization relationship with Sigma focusing on the Triple Plus-TM- test. The Company has also entered into discussions regarding a possible joint development agreement with Specialty Laboratories, a privately held specialized testing services provider located in Santa Monica, California, to leverage their extensive experience and capability in developing cutting-edge laboratory tests in the areas of cancer, immunology, microbiology, genetics and molecular biology. Additionally, ChromaVision has established a non-exclusive cooperative market development relationship with Centocor, Inc. ("Centocor") to identify market opportunities and requirements for various rare event detection applications, such as minimal residual disease. The Company believes that each new application can provide value to all other ChromaVision strategic alliance partners, as new applications will drive new platform installations and in turn make the ChromaVision Digital Analyzer an increasingly attractive means to access the marketplace for new applications.

                                  THE OFFERING

Description of the Rights Offering.....  If you hold Safeguard common shares on            ,
                                         1997, you will receive one right to purchase our
                                         Common Stock for every five Safeguard common shares
                                         you own. Fractional rights will be rounded up to
                                         the next whole number in determining the number of
                                         rights to be issued to Safeguard shareholders. Each
                                         right entitles you to purchase one share of our
                                         Common Stock at a purchase price of $5.00. You must
                                         own at least 20 rights to be eligible to exercise
                                         your rights. In other words, if you own fewer than
                                         96 Safeguard common shares, you will receive fewer
                                         than 20 rights and you will not be eligible to
                                         exercise your rights unless you purchase additional
                                         rights in the market. Together with the selling
                                         stockholders, we are offering up to 6,400,000
                                         shares of our Common Stock for purchase through the
                                         exercise of rights.

The Exercise Price of the Rights.......  If you wish to exercise your rights to purchase our
                                         Common Stock, the purchase price will be $5.00 per
                                         share of Common Stock.

When You Can Exercise Your Rights......  The rights will only be exercisable from the period
                                         beginning on            , 1997 and ending on
                                                    , 1997 at 5:00 p.m., New York City time.

How Your Rights Will be Evidenced......  You will receive certificates that represent your transferable rights, which will expire on
                                                    , 1997.

Offer of Unsubscribed Shares to Other
  Purchasers...........................  In the event that not all of the rights are exercised, together with the selling stockholders,
                                         we will offer the first 300,000 unsubscribed shares
                                         and any shares of Common Stock subject to rights
                                         that were not distributed, to persons selected by
                                         us. These persons may have a relationship with us,
                                         Safeguard or one of Safeguard's other partnership
                                         companies.

Obligations of the Underwriters........  The underwriters will purchase any shares offered in the rights offering that have not been purchased
                                         through the exercise of rights and have not
                                         otherwise been sold by us by            , 1997, if
                                         any. The underwriters may then offer these shares
                                         to the public.

Number of Shares of Common Stock
  Offered in the Rights Offering.......  Of the 6,400,000 shares offered in the rights offering, we will be selling 6,020,000 shares and
                                         the selling stockholders will be selling 380,000
                                         shares.

Offer of Direct Shares to Direct
  Purchasers...........................  The selling stockholders are also offering up to
                                         320,000 shares of our Common Stock that are owned
                                         by them to persons selected by us.

Common Stock to be Outstanding After
  the Rights Offering..................  After the offering, 17,147,393 shares of Common
                                         Stock will be outstanding, not including 1,539,188
                                         shares issuable upon the exercise of outstanding
                                         stock options at a weighted average exercise price
                                         of $1.96 per share as of March 31, 1997.

How We Intend to Use the Proceeds......  We will use the money received from the sale of shares to repay our outstanding debt, for the
                                         further development of the ChromaVision Digital
                                         Analyzer, including the financing of clinical
                                         trials and certain pre-marketing activities, for
                                         working capital, for general corporate purposes and
                                         for capital expenditures. We may also use a portion
                                         of the net proceeds for future acquisitions,
                                         although we currently are not engaged in any
                                         acquisition negotiations.

Proposed Nasdaq National Market
  Symbols..............................  During the period in which you can exercise your rights, the rights will trade on the Nasdaq
                                         National Market under the symbol CVSNR and the
                                         Common Stock will trade under the symbol CVSNV on a
                                         when-issued basis. After the expiration of the
                                         rights period, the Common Stock will trade under
                                         the symbol CVSN.

                         SUMMARY FINANCIAL INFORMATION

                                                                       THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,              MARCH 31,
                                  ----------------------------------  ---------------------
STATEMENT OF OPERATIONS DATA:        1994        1995        1996       1996        1997
                                  ----------  ----------  ----------  ---------  ----------
  Revenue(1)....................  $  296,886  $  900,000  $       --  $      --  $       --
  Cost of revenue...............     232,636     310,103          --         --          --
  Operating expenses............   1,645,556   2,553,084   4,078,582    452,157   1,384,430
  Other income (expense)(2).....          --          --    (328,838)    75,000     (22,268)
                                  ----------  ----------  ----------  ---------  ----------
  Net profit (loss).............  $(1,581,306) $(1,963,187) $(4,407,420) $(377,157) $(1,406,698)
                                  ----------  ----------  ----------  ---------  ----------
                                  ----------  ----------  ----------  ---------  ----------
  Pro forma net profit (loss)
    per common share(3).........                          $    (0.36) $   (0.20) $    (0.11)
                                                          ----------  ---------  ----------
                                                          ----------  ---------  ----------
  Pro forma weighted average
    number of common shares
    outstanding.................                          12,111,580  1,931,250  12,280,331

                                                                                                  AS OF MARCH 31, 1997
                                                                                               --------------------------
BALANCE SHEET DATA:                                                                              ACTUAL    AS ADJUSTED(4)
                                                                                               ----------  --------------
  Cash and cash equivalents..................................................................  $   65,100   $24,747,280
  Total assets...............................................................................   1,187,343    25,869,523
  Total indebtedness(5)......................................................................   2,410,820            --
  Total stockholders' equity (deficit).......................................................  (2,063,880)   25,029,120

------------------------

(1) Revenue includes income from prototype research instrument sales and support services.

(2) Other expenses for 1996 include the value of the Preferred Stock issued to Centocor as compensation for its clinical collaboration on certain minimal residual disease applications. Other income relates to reimbursement of the Company's cost for design work performed as well as interest income.

(3) See Note 2 of the Notes to Financial Statements for information concerning the calculation of net profit (loss) per common share.

(4) Adjusted to give effect to the sale by the Company of 6,020,000 shares of Common Stock, the receipt of approximately $27,093,000 in net proceeds from this offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2,107,000 and estimated offering expenses of approximately $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters) and the application of proceeds to pay off existing indebtedness.

(5) Total indebtedness includes the Company's revolving line of credit and amounts due to XL Vision of $1,958,432 and $452,388 at March 31, 1997, respectively.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING IN THE SHARES OF THE COMMON STOCK AND RIGHTS OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FUTURE EVENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING RISK FACTORS.

DEVELOPMENT STAGE ENTERPRISE; HISTORY OF OPERATING LOSSES; UNCERTAIN
  PROFITABILITY

    The Company is a development stage enterprise, has no commercialized products or revenue base and has a limited operating history. Since its inception in 1993 as a division of XL Vision, Inc. ("XL Vision"), the Company has incurred losses totaling approximately $10.2 million, principally associated with the research and development of the ChromaVision Digital Analyzer technology, conducting clinical trials, preparing regulatory approval filings and other matters related to the commercialization of its system. The Company anticipates that it will not realize any material commercial revenues before the third quarter of 1998 and, therefore, will continue to incur losses for the foreseeable future. Delays in completing research and clinical tests, receiving necessary regulatory approvals, establishing a scaled-up manufacturing operation and developing marketing capabilities may significantly limit or prevent the Company's future profitability. There can be no assurance that the Company will be able to achieve profitable operations at any time in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Governmental Regulation," "Business--Manufacturing; Research and Development" and "Business--Marketing."

GOVERNMENT REGULATION

    The Company's products, services and manufacturing activities are subject to extensive and rigorous government regulation in the United States and other countries. In the United States, the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and other statutes and regulations, including various state statutes and regulations, govern the testing, manufacture, labeling, storage, recordkeeping, distribution, sale, marketing, advertising and promotion of its products. To the extent that the Company manufactures or distributes its products in foreign countries, the Company's products will be subject to similar foreign regulation. Foreign regulatory approvals or clearances can require extensive testing and data submissions. Failure to comply with applicable requirements in the United States or in foreign countries can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. See "Business--Governmental Regulation."

    Prior to commercial distribution in the United States, most medical devices, including the Company's products, must be cleared by the FDA. The process of obtaining required regulatory clearance can be lengthy, expensive and uncertain. Moreover, regulatory clearance, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The Company has not yet obtained any regulatory clearance to market the ChromaVision Digital Analyzer or any other product. The Company believes that the FDA will generally require clearance for each application for the ChromaVision Digital Analyzer. On March 5, 1997, the Company filed an initial application with the FDA for 510(k) clearance of the ChromaVision Digital Analyzer product for the Neutrophil Alkaline Phosphatase ("NAP") stain application. There can be no assurance that the necessary clearance from the FDA to market the ChromaVision Digital Analyzer or any of the Company's products will be received in a timely manner, if at all. See "Business--Governmental Regulation."

    The Company intends to pursue FDA clearance for its Triple Plus-TM-application following its initial clearance for NAP quantification. The Triple Plus-TM- application uses the same technology and methods as the initial NAP quantification application. The filing of a new 510(k) or a PMA would be costly and time consuming. There can be no assurance that the necessary clearance from the FDA for the Triple Plus-TM- application will be received in a timely manner, if at all.

    The FDA actively enforces regulations prohibiting marketing of products for other than research and investigational use without compliance with the premarket clearance provisions of applicable laws. The effect of governmental regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of the Company's products or services and to impose costly requirements on the Company. There can be no assurance that any of the Company's products will receive clearance by the FDA for manufacture and distribution in the United States. See "Business--Governmental Regulation."

    The FDA also regulates computer software, such as the Company's software technology, that performs the functions of a regulated device or that is closely associated with a given device, such as software for imaging or other devices. The FDA is in the process of reevaluating its regulation of such software, and the Company cannot predict the extent to which the FDA will regulate such software in the future. Should the FDA increase regulation of such software, the Company's software technology could become subject to more extensive regulatory processes and clearance requirements. As a result, the Company could be required to devote additional time, resources and effort in the areas of software design, production and quality control to ensure compliance. No assurance can be given that compliance with more extensive regulatory processes would be achieved or that the necessary clearances for such software be obtained by the Company on a timely basis, if at all. Delay or failure to achieve any required FDA clearance with respect to such software could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Governmental Regulation."

    Manufacturers of medical diagnostic devices are subject to strict federal regulations regarding validation and the quality of manufacturing, including periodic FDA inspections of the manufacturing facilities to determine compliance with its Good Manufacturing Practice ("GMP") regulations. The Company's manufacturing operations, including any expansion of such operations, will continue to be required to comply with these and all other applicable regulations, and with applicable regulations imposed by other governments. The Company's failure to comply with GMP regulations could result in civil or criminal penalties or enforcement proceedings being imposed on the Company, including the recall of a product or a "cease distribution" order requiring the Company to stop placing its products in service or selling its products, as the case may be. Similar results could occur if the Company were to violate foreign regulations. The Company will be required to be in GMP compliance prior to completing its first commercial product sale. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements. Failure to attain or maintain compliance with the applicable manufacturing requirements of various regulatory agencies would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Governmental Regulation" and "Business--Manufacturing; Research and Development."

    Changes in existing regulations or adoption of new regulations could affect the timing of, or prevent the Company from obtaining, future regulatory clearance. There can be no assurance that additional regulations will not be adopted or that current regulations will not be amended in such a manner as will materially adversely affect the Company.

DEPENDENCE ON SUCCESSFUL COMMERCIALIZATION OF INITIAL PRODUCT APPLICATION

    The Company has identified prenatal screening of maternal blood for Down syndrome in fetuses as its initial commercial diagnostic application for use on the ChromaVision Digital Analyzer. The Company's business plan contemplates that the Company will not begin generating material revenues from commercial use of this application until the third quarter of 1998 and that this application will generate a significant portion of the Company's revenues for the foreseeable future.

    The Company's ability to generate revenues from this application is dependent upon a number of factors, including successful completion of clinical trials demonstrating that the use of Triple Plus-TM- is superior to alternative tests for detection of Down syndrome, FDA clearance for the use of the ChromaVision Digital Analyzer for this application, adoption by the medical community of this application as its standard of practice, acceptance by the medical insurance industry of this application as an eligible reimbursable expense and the Company's development of a sales force, internally or with a corporate partner, to successfully market Triple Plus-TM- to laboratories and other users.

    Delays in the commercialization of, or the failure to successfully commercialize, Triple Plus-TM- would have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON SINGLE PRODUCT LINE; UNCERTAIN MARKET ACCEPTANCE

    The Company has focused all of its activities to date on the development of the ChromaVision Digital Analyzer and has performed only limited research on specific diagnostic applications for this platform. The Company will depend on the successful development and marketing of such specific applications in order to establish a commercially viable market. The extent of market acceptance and penetration achieved by the ChromaVision Digital Analyzer will depend on a number of variables including but not limited to: cost, ability of the ChromaVision Digital Analyzer to perform as expected and acceptance by patients, physicians, third-party payors and laboratories. There can be no assurance that a viable commercial market for ChromaVision Digital Analyzer applications will ever develop, that the ChromaVision Digital Analyzer will perform as intended or that the ChromaVision Digital Analyzer will achieve the desired market acceptance. See "Business--The ChromaVision Digital Analyzer Advantage."

POTENTIAL INTELLECTUAL PROPERTY DISPUTE

    The Company has been made aware that a third party competitor has a dispute with the Company relating to the Company's UR-NAP application for the ChromaVision Digital Analyzer. If a claim is successfully asserted against the Company, the Company could be subject to significant liabilities to such third party and may be required to license disputed rights from such other party. There can be no assurance that if a claim is successfully asserted against the Company, that any license required under any such patent would be available on terms acceptable to the Company, if at all. The successful assertion of any such claim against the Company, could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, regardless of the outcome of such claim, the Company could incur substantial costs in defending itself in legal proceedings brought in connection with such claim or in suits brought by the Company asserting its patent or proprietary rights against another party. See "Business--Patents and Proprietary Technology."

UNCERTAINTY REGARDING INSURANCE REIMBURSEMENTS

    The Company is attempting to commercialize the ChromaVision Digital Analyzer by replacing or augmenting existing diagnostic procedures, most if not all of which are deemed to be eligible expenses and covered by the medical insurance industry. Accordingly, the Company's success in commercializing the ChromaVision Digital Analyzer is, in part, dependent on the ChromaVision Digital Analyzer related diagnostic procedures also being deemed eligible for reimbursement. Historically, insurance carriers generally have been slow in adopting new procedures as eligible expenses and, specifically, have been slow in agreeing to cover other types of automated microscopy diagnostic procedures. There can be no assurance that insurance carriers will deem the ChromaVision Digital Analyzer related procedures as reimbursable expenses at any time in the future. See "Business--Third-Party Reimbursement and Healthcare Legislation."

LIMITED MANUFACTURING EXPERIENCE

    As a development stage company, ChromaVision has limited manufacturing experience. As such, the Company may encounter significant delays and incur significant unexpected costs in scaling-up its manufacturing operations. In addition, the Company may encounter delays and difficulties in hiring and training the workforce necessary to manufacture the ChromaVision Digital Analyzer. There can be no assurance that the Company will be able to manufacture the ChromaVision Digital Analyzer at a cost or in quantities necessary to make the product commercially viable. The failure to scale-up manufacturing operations successfully in a timely and cost-effective manner could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Manufacturing; Research and Development."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

    The Company currently estimates that its existing capital resources, together with the net proceeds from this offering, will enable it to sustain operations for the foreseeable future. The Company has expended and will continue to expend substantial funds for research and development, clinical trials, manufacturing and marketing of its system. The timing and amounts of such capital requirements will depend upon several factors, including the progress of research and development efforts, the results of clinical trials, the receipt of regulatory clearances, technological and market developments, the commercialization of competing products and market acceptance and demand for the Company's system. Specifically, the Company's need for capital will be accelerated if the Company is delayed in bringing the NAP screening application to market or the Company fails to achieve the level of revenues from this application in the time frame contemplated by its business plan. To the extent required, the Company may need to seek additional funds through equity or debt financings, collaborative arrangements with third parties and from other sources. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its development activities, clinical studies and/or regulatory activities or to license to third parties the right to commercialize products or technologies that the Company would otherwise seek to commercialize itself. See "Use of Proceeds."

DEPENDENCE ON COLLABORATORS AND STRATEGIC ALLIANCES

    The Company's strategy for the development and commercialization of the ChromaVision Digital Analyzer platform contemplates entering into collaborations and strategic alliances with third parties. The Company intends to enter into corporate collaborations for the development of new applications, such as its arrangement with Centocor, clinical collaborations for testing of the system, such as its relationship with Cambridge University, and strategic alliances for the commercialization of its product, such as its proposed alliance with Sigma. The Company may therefore be dependent upon the subsequent success of third parties in performing their responsibilities. There can be no assurance that the Company will be able to enter into arrangements that the Company deems necessary or appropriate to develop and commercialize its products, or that any of the contemplated benefits from such arrangements will be realized. Furthermore, there can be no assurance that any revenues or profits will be derived from the Company's collaborative and other arrangements. See "Business--Strategic Alliances."

HEALTHCARE REFORM

    From time to time, Congress has considered restructuring the delivery and financing of healthcare services in the United States. The Company cannot predict what form such legislation, if any, may take or the effect of such legislation on its business. It is possible that future legislation will contain provisions resulting in limitations which may adversely affect the business, operating results and financial condition of the Company. It is also possible that future legislation could either result in modifications to the nation's public and private healthcare insurance systems, which could affect reimbursement policies in a manner adverse to the Company, or encourage integration or reorganization of the healthcare delivery system in a manner that could adversely affect the Company. The Company cannot predict what other legislation, if any, relating to its business or to the healthcare industry may be enacted, including legislation of third-party reimbursement, or what effect any such legislation may have on its business, operating results and financial condition. See "Business--Industry Overview" and "Business--Third-Party Reimbursement and Healthcare Legislation."

RAPID TECHNOLOGICAL CHANGE; DEVELOPMENT OF NEW PRODUCTS

    The medical imaging technology market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable in short periods of time. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced by others, which will compete with the products and services offered by the Company. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing such products or produce enhancements that meet these changing demands, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance. The Company's inability to develop and introduce new products or product enhancements in a timely manner, or its failure to achieve market acceptance of a new product will have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

DEPENDENCE ON PATENTS, TRADE SECRETS AND PROPRIETARY TECHNOLOGY

    The Company's commercial success will depend in part on its ability to protect and maintain the Company's proprietary technology and to obtain and enforce patents on the Company's technology. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate or disclose the Company's proprietary technology. The Company has applied for patents with the U.S. Patent & Trademark Office ("PTO") regarding certain aspects of the ChromaVision Digital Analyzer software technology. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology.

    Substantial elements of the hardware component of the Company's ChromaVision Digital Analyzer technology were initially developed by XL Vision for Intelligent Medical Imaging, Inc. ("IMI"). Pursuant to an agreement with IMI, XL Vision assigned ownership of the technology underlying those hardware elements to IMI, subject to a perpetual, transferable, non-exclusive fully paid-up license to XL Vision to use, develop and sell such technology. XL Vision has transferred this license to the Company. See "Business--Patents and Proprietary Technology."

    The medical device industry has been the subject of extensive litigation regarding patents and other proprietary rights. Any claims of infringement by third parties, with or without merit, could be time-consuming, resulting in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. A determination that the Company is infringing the proprietary rights of others could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Patents and Proprietary Technology."

COMPETITION

    The markets in which the Company competes are highly competitive. Competition exists and potential competition may arise from several sources, including skilled medical technologists and manufacturers of clinical laboratory equipment. The Company's existing and potential competitors may possess substantially greater resources than the Company. The Company believes that the current primary source of competition for the ChromaVision Digital Analyzer is existing manual methods of microscopic analysis. To compete effectively, the Company will need to demonstrate that the ChromaVision Digital Analyzer produces comparable or better performance relative to existing methods. There can be no assurance that the Company will be able to compete effectively with existing or potential competitors. The Company is aware of at least six companies that are developing or have developed similar products for applications which the Company does not currently intend to pursue. There can be no assurance, however, that such companies will not adapt their systems for other applications competing directly with the ChromaVision Digital Analyzer. See "Business--Competition."

PRODUCT LIABILITY AND UNCERTAINTY OF ADEQUATE INSURANCE; POTENTIAL EXPOSURE TO
  CLAIMS

    The manufacture and sale of the ChromaVision Digital Analyzer entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test or diagnosis. There can be no assurance that the Company will be able to maintain or acquire additional product liability insurance in the future with adequate coverages or at acceptable costs. Any product liability claim against the Company could have a material adverse effect on the Company's business, operating results and financial condition. The failure to comply with the FDA's GMP regulations could have a material adverse effect on the ability of the Company to defend against product liability lawsuits. See "Business."

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its continued success depends to a significant extent upon the efforts and abilities of its executive officers. The loss of services of any of the Company's executive officers or senior managers could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the Company's anticipated growth and expansion into activities requiring additional expertise will require the addition of highly skilled technical, management, financial, sales and marketing personnel. Competition for such personnel is intense, and the failure of the Company to hire and retain talented personnel or the loss of one or more key employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

RISK ASSOCIATED WITH RAPID GROWTH

    The Company currently has limited management and administrative resources. If the Company is successful in implementing its strategy, it may experience a period of rapid growth and expansion which could place significant additional demands on the Company's management and administrative resources. The failure by the Company's management team to manage this potential growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Employees."

LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR THE INITIAL DOWN SYNDROME SCREENING
  APPLICATION

    The Company intends to initially market its products to prenatal care healthcare providers and laboratories. There are currently a limited number of such organizations in the marketplace. In particular, with respect to Down syndrome, approximately 70% of all tests in the United States are performed by five clinical organizations. There can be no assurance that the Company will be able to market successfully any of its products to any such organizations. Furthermore, in the event that the Company is successful in marketing its products to one or more of such organizations, the loss of a significant customer may have a material adverse effect on the Company. See "Business--Marketing."

CONTROL BY PRINCIPAL STOCKHOLDERS

    After the completion of the offering, XL Vision, Safeguard, Technology Leaders I and Technology Leaders II (collectively, the "Principal Stockholders"), will beneficially own in the aggregate approximately 40.4% of the outstanding Common Stock. In addition, officers of the Principal Stockholders will own an additional 6.8% of the outstanding Common Stock (before the exercise of any rights they may receive in the offering). As a result, such stockholders will collectively have the voting power to substantially control the election of the Company's entire Board of Directors and all votes on matters requiring stockholder approval. See "Management--Executive Officers and Directors" and "Management--Certain Relationships," "Principal and Selling Stockholders," "Certain Transactions" and "Shares Eligible for Future Sale."

DILUTION

    The average price per share paid upon the original issuance by the Company of Common Stock prior to the offering was $0.66. Purchasers of the Common Stock of the Company offered hereby will suffer an immediate dilution of $3.54 in the net tangible book value per share of the Common Stock from the exercise price of the rights and the offering price for the shares of Common Stock offered hereby. See "Dilution."

REQUIREMENTS FOR LISTING SECURITIES ON THE NASDAQ NATIONAL MARKET; APPLICATION
  OF THE PENNY STOCK RULES

    The Company has applied with the Nasdaq National Market to have the Common Stock and rights (the "Listed Securities") approved for listing (upon completion of the Offering with respect to the Common Stock and from the date of this
Prospectus through 5:00 p.m., New York City time, on                 , 1997 (the
"Expiration Date") with respect to the rights). If the Company is unable to maintain the standards for continued listing, the Listed Securities could be subject to delisting from the Nasdaq National Market. Trading, if any, in the Listed Securities would thereafter be conducted on the Nasdaq Small Cap Market. If, however, the Company did not meet the requirements of the Nasdaq Small Cap Market, trading of the Listed Securities would be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

    In addition, if the Company's securities were delisted, they would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in the offering to sell their securities in the secondary market.

    The Securities and Exchange Commission (the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the offering, there has been no public market for the Common Stock or the rights, and there can be no assurance that an active public market will develop or be sustained. The exercise price of the rights and purchase price of the Common Stock has been determined solely by negotiations between the Company and the underwriters and does not necessarily reflect the price at which shares of Common Stock may be sold in the public market during or after the offering. See "The Offering--Why We are Selling Shares Through a Rights Offering" for a discussion of the factors considered in determining the exercise price. The public markets, in general, have from time to time experienced extreme price and volume fluctuations, which have in some cases been unrelated to the operating performance of particular companies, and the market for information technology, healthcare technology and biotechnology stocks, such as the Common Stock, can be subject to greater price volatility than the stock market in general. In addition, factors such as announcements of technological innovations, new products by the Company's competitors or third parties, potential litigation, healthcare reform initiatives, strategic alliances of the Company's competitors, the status of the Company's regulatory applications, regulatory action and market conditions in the medical imaging industry may have a significant impact on the market price of the Common Stock.

CANCELLATION OF RIGHTS OFFERING

    If the conditions precedent to the sale of shares of Common Stock to the underwriters, set forth in the standby underwriting agreement entered into by the Company, the selling stockholders and the underwriters (the "Standby Underwriting Agreement"), are not satisfied, the underwriters may elect, on or before the sixth business day after the Expiration Date (the "Closing Date"), to cancel the rights offering and the Company and the selling stockholders will not have any obligations with respect to the rights except to return, without interest, any payment received in respect of the exercise price. See "Underwriting." The Company has been advised by the NASD that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if the rights offering is not consummated.

SHARES ELIGIBLE FOR FUTURE SALE

    A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding stock options will become eligible for future sale in the public market at various times. In addition to the factors affecting the stock market in general and the market for the Common Stock discussed above, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of the offering, the Company will have 17,147,393 shares of Common Stock outstanding, excluding 1,539,188 shares of Common Stock subject to stock options outstanding as of March 31, 1997 and any stock options granted by the Company after March 31, 1997. Of these shares, the Common Stock sold by the Company in the offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). The remaining 11,127,393 shares of Common Stock (the "Restricted Shares") were sold by the Company in reliance on exemptions from the registration requirements of the Act and are "restricted securities" as defined in Rule 144 under the Act ("Rule 144") and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701 ("Rule 701") under the Act. Without considering the contractual restrictions described below, (i) 10,788,455

Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to volume and other resale conditions imposed by Rule 144, and (ii) 338,938 Restricted Shares will be eligible for future sale subject to the holding period and other conditions imposed by Rule 144. Rule 144 was recently amended to, among other things, reduce the holding period to one year (two years with respect to Rule 144(k)). Certain restrictions on shares of Common Stock are applicable to (i) any shares of Common Stock purchased in the offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder, and (ii) the shares of Common Stock beneficially owned by the Principal Stockholders all of which, together with the shares of Common Stock beneficially owned by the executive officers of the Company, each director of the Company and 280,000 shares of Common Stock beneficially owned by Warren
V. Musser (and/or his assignees), are subject to lock-up agreements (the "Lock-Up Agreements") and pursuant to such agreements will not be eligible for sale or other disposition until 180 days after the Expiration Date (the "Lock-Up Expiry Date") without the prior written consent of the Underwriters. In addition, the Company has granted certain registration rights to its shareholders whereby they may cause the Company to register shares of Common Stock. See "Shares Eligible for Future Sale."

    It is anticipated that a registration statement (the "Form S-8 Registration Statement") covering the Common Stock that may be issued pursuant to the exercise of options awarded by the Company will be filed and become effective prior to the Lock-Up Expiry Date, and that shares of Common Stock that are so acquired or offered thereafter pursuant to the Form S-8 Registration Statement generally may be resold in the public market without restriction or limitation. Subject to the provisions of any Lock-Up Agreement, shares of Common Stock may be resold in the public market beginning 90 days after the date of this Prospectus pursuant to Rule 701 (i) by persons who are not affiliates of the Company, without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144 and (ii) by affiliates of the Company, without compliance with the holding period requirements of Rule 144. See "Management--Equity Compensation Plan," "Shares Eligible for Future Sale--Stock Options" and "Underwriting."

POSSIBLE ISSUANCES OF PREFERRED STOCK

    Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. The Company has no present plans to issue any shares of preferred stock and all shares of the Company's preferred stock which are currently outstanding will be converted to Common Stock prior to the consummation of the offering. See "Description of Capital Stock--Preferred Stock."

NO DIVIDENDS

    To date, the Company has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Dividend Policy."

                                  THE OFFERING

WHY WE ARE SELLING SHARES THROUGH A RIGHTS OFFERING

    We have agreed with Safeguard and the other selling stockholders to make a rights offering to holders of Safeguard common shares. Although a rights offering is essentially an initial public offering directed first to Safeguard shareholders and then to the general public, we believe that the rights offering provides several advantages over a traditional initial public offering. We believe that this type of offering gives us the opportunity to offer our Common Stock to investors who, as Safeguard shareholders, already have some knowledge of our business, to distribute the securities to a broader, more stable shareholder base and to minimize costly underwriting discounts and commissions. In addition, Safeguard prefers the rights offering to a traditional initial public offering because it affords its shareholders the opportunity to purchase shares of our Common Stock at the initial offering price before the shares are offered to the general public by the underwriters.

    We determined the exercise price through negotiations with the selling stockholders and the underwriters. In making this determination, we considered such factors as our future prospects and historical financial data, our industry in general and our position in the industry; market valuations of the securities of companies engaged in activities similar to ours; the quality of our management team; and, the advice of our underwriters. We will also obtain two independent appraisals to further support the determination of the final exercise and offering price.

WHAT YOU CAN DO WITH YOUR RIGHTS

    Until       , 1997, you may purchase one share of Common Stock for each right you receive, or you may sell your rights in the market. However, you may not exercise rights for fewer than 20 shares of Common Stock in an account, unless you have previously exercised rights for at least 20 shares in the same account and you provide a letter to ChaseMellon stating that you have already exercised at least 20 rights. If you hold Safeguard common shares in multiple accounts, you must meet the minimum purchase requirement for each account. You may, however, consolidate your rights into one account. If you receive fewer than 20 rights, you should consider purchasing enough additional rights to be eligible to exercise your rights or selling your rights in the market. You should consult with your regular investment advisor and carefully consider your alternatives.

WHAT IF THE NUMBER OF SAFEGUARD COMMON SHARES YOU OWN IS NOT DIVISIBLE BY FIVE

    If the number of Safeguard common shares you own is not evenly divisible by five, we will round up to the next highest whole number in calculating the number of rights that you are entitled to receive. For example, if you hold 96 Safeguard common shares, you will receive 20 rights. If you are a nominee for beneficial holders of Safeguard common shares, we will round the number of rights that you will receive based upon the amount held by each beneficial holder individually.

WHEN YOU CAN EXERCISE YOUR RIGHTS

    You can exercise your rights at any time during the period beginning on
      , 1997 and ending at 5:00 p.m., New York City time, on       , 1997. After
that date, you will not be able to exercise or transfer your rights and they will be worthless. We will not honor any rights received for exercise by
ChaseMellon after       , 1997, regardless of when you sent your rights to
ChaseMellon for exercise.

HOW YOU CAN TRANSFER YOUR RIGHTS

    You may transfer all or a portion of your rights by endorsing and delivering to ChaseMellon (at the addresses set forth below) your rights certificate. You must properly endorse the certificate for transfer, your signature must be guaranteed by a bank or securities broker and your certificate must be accompanied by instructions to reissue the rights you want to transfer in the name of the person purchasing the rights. ChaseMellon will reissue certificates for the transferred rights to the purchaser, and will reissue a certificate for the balance, if any, to you if it is able to do so
before       , 1997. You will be responsible for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of your rights. We believe that a market for the rights may develop during the period in which the rights may be exercised. To facilitate the market, we have applied with the Nasdaq National
Market to have the rights approved for quotation for the period       , 1997
through       , 1997. We have reserved "CVSNR" as the Nasdaq symbol under which the rights will trade. If you have any questions regarding the transfer of rights, you should contact ChaseMellon at P.O. Box 798, Midtown Station, New York, New York 10018, Attention: Reorganization Department, telephone number
(800) 223-6554.

HOW YOU CAN EXERCISE YOUR RIGHTS

    You may exercise your rights by completing and signing the election to purchase form that appears on the back of each rights certificate. You must send the completed and signed form, along with payment in full of the exercise price for all shares that you wish to purchase to ChaseMellon. ChaseMellon must
receive these documents and the payment before       , 1997. We will not honor
any exercise of rights received by ChaseMellon after that date.

    We will, however, accept your exercise if ChaseMellon has received full payment of the exercise price for shares to be purchased through the exercise of rights, and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange or the American Stock Exchange setting forth your name, address and taxpayer identification number, the number of shares you wish to purchase, and guaranteeing that a properly completed and signed election to purchase form will be delivered to ChaseMellon
by       , 1997. If the properly executed documents are not received by       ,
1997, the subscriptions will not be accepted.

    We suggest, for your protection, that you deliver your rights to ChaseMellon by overnight or express mail courier. If you mail your rights, we suggest that you use registered mail. If you wish to exercise your rights, you should mail or deliver your rights and payment for the exercise price to ChaseMellon as follows:

By Mail:                                       By Hand/Overnight:

ChaseMellon Shareholder Services, L.L.C.       ChaseMellon Shareholder Services, L.L.C.
Reorganization Department                      Reorganization Department
P.O. Box 798                                   120 Broadway, 13th Floor
Midtown Station                                New York, New York 10271
New York, New York 10018

    You must pay the exercise price in U.S. dollars by cash, check or money order payable to the "Safeguard Escrow Account." Until the offering is closed, your payment will be held in escrow by Mellon Bank N.A., who will serve as the escrow agent of the Safeguard Escrow Account.

    ChaseMellon will issue certificates to you representing the Common Stock
purchased through the exercise of rights by       , 1997. Until that date,
ChaseMellon will hold all funds received in payment of the exercise price in escrow and will not deliver any funds to us or to the selling stockholders until the shares of Common Stock have been issued.

    If you are a broker or depository who holds Safeguard common shares for the account of others and you receive rights certificates for the account of more than one beneficial owner, you should provide copies of this Prospectus to the beneficial owners. You should also carry out their intentions as to the exercise or transfer of their rights.

    Safeguard will decide all questions as to the validity, form, eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions), and the acceptance of subscription forms and the exercise price will be determined by Safeguard. We will not accept any alternative, conditional or contingent subscriptions. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities (or conditions) in the subscription of shares of Common Stock, and their interpretations of the terms (and conditions) of the rights offering shall be final and binding.

    If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however,
be allowed to cure any defect later than       , 1997. We are not obligated to
give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived. If your exercise is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

    If you wish to receive additional copies of this Prospectus or additional information concerning the offering, you should contact Patrick T. Wasser at Robert W. Baird & Co. Incorporated, telephone number (414) 298-7358 or Thomas Cochran at Adams, Harkness & Hill, Inc., telephone number (617) 371-3900.

EXPECTED EXERCISE OF RIGHTS BY SAFEGUARD CEO

    Warren V. Musser, the Chairman and Chief Executive Officer of Safeguard (or his assignees), is expected to exercise all rights distributed to him. As a result, he is expected to acquire approximately 560,000 shares of our Common Stock through the rights offering.

WHAT HAPPENS TO THE UNSUBSCRIBED SHARES

    If there are any shares of Common Stock that are not subscribed for at the end of the rights exercise period, along with the selling stockholders, we will offer the first 300,000 unsubscribed shares at an anticipated purchase price of $5.00 per share to persons selected by us. These persons may have a relationship with us, Safeguard or one of Safeguard's other partnership companies. We expect to enter into agreements with these persons to purchase the unsubscribed shares before the end of the rights exercise period. If there are less than 300,000 unsubscribed shares at the end of the rights exercise period, the number of unsubscribed shares offered to each of these persons will be adjusted accordingly.

    To the extent that any unsubscribed shares remain unsold after the offer to these persons, the underwriters will purchase these shares at the exercise price less the underwriting discount. The underwriters must purchase these shares no
later than       , 1997.

    In connection with this offering, the underwriters will receive a financial advisory fee of 3% of the exercise price for each share of Common Stock being offered in the offering, regardless of whether they purchase any shares in the offering. In addition, if the underwriters purchase any shares in the offering or through the exercise of rights that are purchased in the open market in stabilizing transactions, they may purchase the shares at the exercise price less a discount of 4% of the exercise price. The underwriters will offer shares of Common Stock purchased by them to the public at prices which may vary from the exercise price. The selling stockholders have granted to the underwriters an option to purchase an additional 640,000 shares of Common Stock to cover
over-allotments, if any, during the 20-day period beginning on       , 1997. The
underwriters will be entitled to purchase these over-allotment shares at the exercise price less the 4% underwriters' discount.

    We intend to supplement the Prospectus after the rights exercise period is over to set forth the results of the rights offering, the transactions by the underwriters during the exercise period, the number of unsubscribed shares purchased, if any, and any resale transactions.

WHAT HAPPENS IF THE RIGHTS OFFERING IS CANCELLED

    The underwriters have the right to cancel the rights offering if certain conditions are not satisfied or if certain circumstances exist prior to the closing date of the offering. If you exercise rights and the rights offering is cancelled, ChaseMellon will promptly return to you, without interest, any payment received in respect of the exercise price, and you will not receive any shares of our Common Stock. Along with the selling stockholders, we have established an escrow account with ChaseMellon to hold funds received prior to the closing date of the offering. The NASD has advised us that trades in the rights and the when-issued shares of Common Stock in the market would be canceled if the offering is not consummated.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material federal income tax consequences affecting holders of Safeguard common shares receiving rights in the offering. In the opinion of Morgan, Lewis & Bockius LLP, the distribution of the rights by the Company to holders of Safeguard common shares may constitute a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be subject to state or local income taxes. Because of the complexity of the provisions of the Code referred to below and because tax consequences may vary depending upon the particular facts relating to each holder of Safeguard common shares, such holders should consult their own tax advisors concerning their individual tax situations and the tax consequences of the offering under the Code and under any applicable state, local or foreign tax laws.

    Safeguard has been advised by Morgan, Lewis & Bockius LLP that, under current interpretations of case law, the Code, and applicable regulations thereunder, the federal income tax consequences applicable to holders of Safeguard common shares receiving rights in the offering generally are as follows:

DISTRIBUTION OF RIGHTS TO HOLDERS OF SAFEGUARD SHARES

    The rights, representing the right to acquire shares of Common Stock from the Company, can be considered as constituting "property" within the meaning of
Section 317(a) of the Code. The federal income tax consequences of a distribution of the rights by the Company to holders of Safeguard common shares, as determined under the Code and the regulations thereunder, are as follows: (i) each noncorporate holder of Safeguard common shares will be deemed to have received a distribution from Safeguard, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the rights, as of the date of distribution, (ii) each corporate holder of Safeguard common shares (other than foreign corporations and S corporations) will be deemed to have received a distribution from Safeguard (generally taxable as a dividend subject to the dividends received deduction for corporations (generally 70%, but 80% under certain circumstances)) in an amount equal to the fair market value (if any) of the rights, as of the date of distribution; and (iii) the tax basis of the rights in the hands of each holder (whether corporate or noncorporate) of Safeguard common shares will be equal to the fair market value (if any) of the rights as of the date of distribution. Because of the predominantly factual nature of determining the fair market value, if any, of the rights, Morgan, Lewis & Bockius LLP has expressed no opinion with respect to the fair market value of the rights.

    Since the fair market value of the rights will determine the amount of taxable income deemed received by the holders of Safeguard common shares, the determination of the fair market value of each Right as of the date of distribution is critical. The exercise price was determined through arms-length negotiations among the Company and the underwriters. Based on these negotiations, Safeguard's Board of Directors believes that the per share value of Common Stock represented by the rights at the date of the commencement of the offering approximates the exercise price, and that the rights should have no value for federal income tax purposes. However, the Internal Revenue Service is not bound by this determination. See "The Offering--Why We are Selling Shares Through a Rights Offering."

EXERCISE OF RIGHTS

    Holders of rights, whether corporate or noncorporate, will recognize neither gain nor loss upon the exercise of the rights. A holder of rights who receives shares of Common Stock upon the exercise of the rights will acquire a tax basis in such shares equal to the sum of the exercise price paid under the offering and the tax basis (if any) of the holder of rights in the rights.

TRANSFER OF RIGHTS

    The transferable nature of the rights will permit a holder of rights to sell rights prior to exercise. Pursuant to Section 1234 of the Code, a rights holder who sells rights prior to exercise will be entitled to treat the difference between the amount received for the rights and the adjusted tax basis (if any) of the holder of rights in the rights as a short-term capital gain or capital loss, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him. The gain or loss so recognized will be short-term since the rights will have been held for less than twelve months.

NON-EXERCISE OF RIGHTS

    The income tax treatment applicable to holders of rights who fail to exercise or transfer their rights prior to the Expiration Date also is set forth in Section 1234 of the Code. Holders of rights who allow their rights to lapse are deemed under the Code to have sold their rights on the date on which the rights expire. Since upon such lapse no consideration will be received by a holder of rights, and since the rights will have been held for less than twelve months, a short-term capital loss equal to the tax basis (if any) in the rights will be sustained by the holder on such lapse, provided that Common Stock subject to the rights would have been a capital asset in the hands of the holder had it been acquired by him.

                                  THE COMPANY

    The Company began operations in 1993 as the MicroVision division of XL Vision, a Delaware corporation, located in Sebastian, Florida. In March 1996, XL Vision formed MicroVision Medical Systems, Inc. as a subsidiary and transferred to the Company all rights held by XL Vision to the ChromaVision Digital Analyzer technology. Since that time, the Company has been operating as a separate entity. The Company was incorporated in the State of Delaware on March 28, 1996. The Company changed its corporate name to ChromaVision Medical Systems, Inc. on April 23, 1997. The Company's principal executive offices are located at 33171 Paseo Cerveza, San Juan Capistrano, California 92675 and its telephone number is 1-888-776-4276.

                                USE OF PROCEEDS

    The minimum net proceeds to the Company from the sale of the 6,020,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $27,093,000 after deducting estimated offering expenses allocable to and payable by the Company (including the maximum applicable non-accountable expense allowance to the underwriters) and assuming the sale of all such shares pursuant to the Standby Underwriting Agreement and the payment to the underwriters of the total underwriting discount with respect to the shares sold by the Company pursuant to the Standby Underwriting Agreement. In the event more of the shares of Common Stock offered hereby are sold pursuant to the exercise of rights, the Company will not be obligated to pay the underwriting discount with respect to such shares and will, therefore, realize an amount of net proceeds greater than approximately $27,093,000. See "The Offering--What Happens to the Unsubscribed Shares" and "Underwriting."

    The Company intends to use $2,410,820 of the net proceeds of this offering to repay the outstanding balance on its revolving line of credit and amounts due to XL Vision as of March 31, 1997. The Company's $5.0 million revolving line of credit bears interest at a rate of LIBOR plus 2.1% and comes due on January 31, 1998. The remainder of the net proceeds will be used for the further development of the ChromaVision Digital Analyzer technology, including clinical trials and certain pre-marketing activities, working capital, general corporate purposes and capital expenditures. The Company has not determined the amounts it intends to utilize on each of such uses, or the timing of such uses. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future revenue growth, if any, the amount of cash generated or used by the Company's operations and the status of acquisition opportunities, if any, presented to the Company. The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances will be sufficient to fund its operating requirements for the foreseeable future. Pending such uses, the net proceeds of the offering will be invested in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    To date, the Company has not paid any dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on the Company's results of operations and financial condition and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company as of March 31, 1997, and as adjusted to reflect the sale of 6,020,000 shares of Common Stock by the Company pursuant to the offering and the application of the estimated minimum net proceeds of approximately $27,093,000 therefrom. This table should be read in conjunction with the financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                                                         AS OF MARCH 31, 1997
                                                                                     -----------------------------
                                                                                        ACTUAL      AS ADJUSTED(1)
                                                                                     -------------  --------------
Total indebtedness(2)..............................................................  $   2,410,820   $         --
Stockholders' equity (deficit):
  Preferred Stock, par value $0.01 per share; 8,000,000 shares authorized, and no
    shares issued and outstanding actual and as adjusted(4)........................             --             --
  Common Stock, par value $0.01 per share; 50,000,000 shares authorized, and
    11,127,393 shares issued and outstanding actual and 17,147,393 shares issued
    and outstanding as adjusted(3)(4)..............................................        111,274        171,474
  Additional paid-in capital(3)....................................................      3,261,807     30,294,607
  Accumulated deficit..............................................................     (5,436,961)    (5,436,961)
                                                                                     -------------  --------------
    Total stockholders' equity (deficit)...........................................     (2,063,880)    25,029,120
                                                                                     -------------  --------------
      Total capitalization.........................................................  $     346,940   $ 25,029,120
                                                                                     -------------  --------------
                                                                                     -------------  --------------

------------------------

(1) Adjusted to give effect to the sale by the Company of 6,020,000 shares of Common Stock and the receipt and application of approximately $27,093,000 in net proceeds from the offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2,107,000 and offering expenses of approximately $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters).

(2) Total indebtedness includes the Company's revolving line of credit and amounts due to XL Vision, $1,958,432 and $452,388 at March 31, 1997, respectively.

(3) Excludes as of March 31, 1997, 1,539,188 shares of Common Stock issuable upon the exercise of options at a weighted average exercise price of $1.96 per share (of which options to purchase 291,204 shares were exercisable as of March 31, 1997). See "Management--Stock Options."

(4) Assumes conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock.

                                    DILUTION

    As of March 31, 1997, the Company had a net tangible book value of $(2,063,880) or $(0.19) per share of Common Stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after March 31, 1997, other than to give effect to the items described in
Note 1 appearing immediately below the following table, the pro forma net tangible book value of the Company as of March 31, 1997, would have been $25,029,120 or $1.46 per share. This represents an immediate increase in such pro forma net tangible book value of $1.65 per share to existing stockholders and an immediate dilution of $3.54 per share to investors purchasing Common Stock at the exercise price in the offering. New stockholders that acquire Common Stock from the underwriters at a price greater than the exercise price will experience greater dilution. The following table illustrates this per share dilution in net tangible book value:

Exercise Price..............................................................             $    5.00
  Net tangible book value per share as of March 31, 1997....................  $   (0.19)
  Increase per share attributable to new stockholders(1)....................       1.65
                                                                              ---------
Pro forma net tangible book value per share as of March 31, 1997............                  1.46
                                                                                         ---------
Dilution per share to new stockholders......................................             $    3.54
                                                                                         ---------
                                                                                         ---------

------------------------

(1) Reflects the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock, the sale by the Company of 6,020,000 shares of Common Stock and the receipt of approximately $27,093,000 in net proceeds from the offering, after deducting the maximum total underwriting discount with respect to such shares of approximately $2,107,000 and offering expenses of approximately $900,000 (including $200,000 representing the maximum applicable non-accountable expense allowance to the underwriters).

    The following table sets forth, on an adjusted basis as of March 31, 1997, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid upon original issuance to stockholders prior to the offering and by new investors before deducting the underwriters' compensation and estimated offering expenses:

                                            SHARES PURCHASED       TOTAL CONSIDERATION(1)
                                        ------------------------  -------------------------   AVERAGE PRICE
                                           NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE   PER SHARE(1)
                                        ------------  ----------  -------------  ----------  ---------------
Existing stockholders.................    11,127,393        64.9% $   7,378,646(2)       19.7%    $    0.66(2)
New stockholders......................     6,020,000        35.1     30,100,000        80.3          5.00

                                        ------------  ----------  -------------  ----------
    Total.............................    17,147,393       100.0% $  37,478,646       100.0%         2.19
                                        ------------  ----------  -------------  ----------
                                        ------------  ----------  -------------  ----------

------------------------

(1) Reflects gross consideration from the issuance of stock, and therefore does not reflect deductions for stock issuance costs, underwriting discount and offering expenses.

(2) Does not reflect value attributed to the release of rights and claims by Centocor related to the issuance of 770,192 shares of Series A Preferred Stock to Centocor, which is convertible into 962,740 shares of Common Stock. See Note 11 to the Notes to the Financial Statements.

    The foregoing tables assume no exercise of outstanding options. As of March 31, 1997, there were outstanding options to purchase an aggregate of 1,539,188 shares of Common Stock (of which 291,204 were exercisable at March 31, 1997) at a weighted average exercise price of $1.96 per share, and the Company had an additional 173,563 shares of Common Stock available for future grants and other issuances under its Equity Compensation Plan. See "Management" and Note 9 to the Notes to the Financial Statements appearing elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below for the years ended December 31, 1995 and 1996 are derived from the financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The audited balance sheets as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and the KPMG Peat Marwick LLP report thereon are included elsewhere in this Prospectus. The selected financial data for the period ended December 31, 1994 is derived from the Company's financial statements not included herein, which have also been audited by KPMG Peat Marwick LLP. The selected financial data as of March 31, 1996 and 1997 is unaudited. The following information should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                  THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                 -------------------------------------------  ---------------------------
                                                     1994           1995           1996           1996          1997
                                                 -------------  -------------  -------------  ------------  -------------
                                                                                              (UNAUDITED)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue(1)...................................  $     296,886  $     900,000  $          --  $         --  $          --
  Cost of revenue..............................        232,636        310,103             --            --             --
                                                 -------------  -------------  -------------  ------------  -------------
  Gross profit.................................         64,250        589,897             --            --             --
  Operating expenses:
  Selling, general and administrative..........        787,167      1,040,070      2,979,252       216,579        784,622
  Research and development.....................        858,389      1,513,014      1,099,330       235,578        599,808
                                                 -------------  -------------  -------------  ------------  -------------
    Total operating expenses...................      1,645,556      2,553,084      4,078,582       452,157      1,384,430
    Total other income (expense)(2)............             --             --       (328,838)       75,000        (22,268)
                                                 -------------  -------------  -------------  ------------  -------------
  Net profit (loss)............................  $  (1,581,306) $  (1,963,187) $  (4,407,420) $   (377,157) $  (1,406,698)
                                                 -------------  -------------  -------------  ------------  -------------
                                                 -------------  -------------  -------------  ------------  -------------
  Pro forma net profit (loss) per common
    share(3)...................................                                $       (0.36) $      (0.20) $       (0.11)
                                                                               -------------  ------------  -------------
                                                                               -------------  ------------  -------------
  Pro forma weighted average number of common
    shares outstanding.........................                                   12,111,580     1,931,250     12,280,331

                                                                              AS OF DECEMBER 31,        AS OF
                                                                           ------------------------   MARCH 31,
                                                                              1995         1996         1997
                                                                           -----------  -----------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................................  $        --  $   124,092  $    65,100
  Total assets...........................................................      345,664      880,430    1,187,343
  Total liabilities(4)...................................................    4,744,264    2,535,937    3,251,223
  Accumulated deficit(5).................................................   (4,398,600)  (4,030,263)  (5,436,961)
  Total stockholders' equity (deficit)...................................   (4,398,600)  (1,655,507)  (2,063,880)

------------------------

(1) Revenue includes income from prototype instrument sales and support services.

(2) Other expenses for 1996 include the value of the Preferred Stock issued to Centocor as compensation for its clinical collaboration on the Minimal Residual Disease applications. Other income relates to reimbursement of the Company's cost for design work performed as well as interest income.

(3) See Note 2 of the Notes to the Financial Statements for information concerning the calculation of net profit (loss) per common share.

(4) Includes the outstanding balance on the revolving line of credit and amounts due to XL Vision. The balance of the Company's revolving line of credit and amounts due to XL Vision as of March 31, 1997 were $1,958,432 and $452,388, respectively.

(5) Includes the elimination of the division deficit of $4,775,757 in 1996. See
    Note 1 of the Notes to the Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE COMPANY'S FISCAL YEAR ENDS ON DECEMBER 31. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FUTURE EVENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    From inception on April 1, 1993 until March 28, 1996, the Company operated as a business division of XL Vision. On March 28, 1996, XL Vision established the Company as an incorporated subsidiary to which it transferred all its rights to the ChromaVision Digital Analyzer. The Company continues to utilize certain XL Vision resources including administrative support, marketing and development. The Company has produced fifteen ChromaVision Digital Analyzer systems currently being used in various research and clinical trial applications, but has not yet received FDA clearance to commercially market the ChromaVision Digital Analyzer in the United States. Since inception through March 31, 1997, the Company had accumulated losses totaling approximately $10.2 million. The financial statements included in this Prospectus reflect the Company's operations since inception as if it had been a separate entity. Until the Company begins to realize significant revenue associated with its planned operations, the Company will be considered in the development stage.

    The Company has developed and intends to introduce to the healthcare market the ChromaVision Digital Analyzer, a computer-based, automated microscopy system. The Company is currently seeking regulatory clearance through an FDA 510(k) predicate device filing. An initial filing was submitted on March 5, 1997 for the use of NAP quantification, a blood cell application with the ChromaVision Digital Analyzer. The Company believes this clearance, if obtained, will be a valuable baseline measure from which to further pursue FDA clearance for its first commercial application, the Triple Plus-TM- application for prenatal screening of maternal blood for Down syndrome in fetuses.

    In March, 1997, the Company executed a letter of intent to form a strategic distribution alliance with Sigma Diagnostics in order to leverage its worldwide distribution capabilities and reagent manufacturing capabilities in an attempt to gain rapid market acceptance of the ChromaVision Digital Analyzer. As the Company continues to pursue commercialization of the ChromaVision Digital Analyzer, and develop new enhancements and applications for the ChromaVision Digital Analyzer, the Company expects selling, general and administration expenses and research and development expenses to increase accordingly. Upon completion of the clinical trials for the Triple Plus-TM- application, the Company intends to seek peer-review publication, which will enable the Company to commercialize the product in certain international markets. The Company also plans to file a second 510(k) application with the FDA to gain clearance for the Triple Plus-TM- application with the ChromaVision Digital Analyzer in order to commercially market the ChromaVision Digital Analyzer in the United States. No assurance can be made that the ChromaVision Digital Analyzer will achieve market acceptance or that the Company will generate significant revenue or profitability.

    The Company believes that charging laboratories and other potential users of the ChromaVision Digital Analyzer on a per slide or a "per click" basis as opposed to selling the system outright will result in faster market adoption of the product and recurring revenues for the Company. The Company believes that laboratories will be more willing to adopt the ChromaVision Digital Analyzer if they are required to pay only for system usage, rather than commit the capital required for the purchase of a full system. The "per click" pricing model includes all necessary operator training, maintenance and system upgrades. The per click approach contemplates that the Company will retain ownership of the ChromaVision Digital Analyzer systems placed at customer sites and consequently will require a significant capital commitment to purchase the equipment and components required to manufacture the ChromaVision Digital Analyzer.

Each ChromaVision Digital Analyzer system, upon placement with the customer, will be classified as depreciable equipment and will be depreciated on a straight line basis over its estimated useful life, anticipated to be three years. The Company anticipates increasing its level of expenditures for sales, marketing, customer support, regulatory compliance activities including clinical trials, research and development, manufacturing and administrative expenses. Therefore, the Company expects to incur negative cash flow from operations and additional losses for the foreseeable future.

    In March 1997, the Company relocated its headquarters and principal executive offices from Sebastian, Florida to San Juan Capistrano, California.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1996

    REVENUE. The Company is a development stage company and had no revenue for the three months ended March 31, 1997 and March 31,1996.

    GROSS PROFIT. The Company had no gross profits for the three-month periods ended March 31, 1997 and March 31, 1996 because there were no revenues during these periods.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Expenses increased $568,043 to $784,622 as compared to $216,579 in 1996. This increase is due primarily to relocation costs, totaling $223,781, incurred in moving the Company to California. Additionally, management and administrative personnel increased by three to a total of four people.

    RESEARCH AND DEVELOPMENT EXPENSES. Expenses increased $364,230 to $599,808 as compared to $235,578 in 1996. This increase was attributable to the clinical trial costs and the preparation of the necessary information for the submission of the 510(k) filing with the FDA. The increase was also primarily attributable to additional headcount which is necessary to further develop the Company's products.

    OTHER EXPENSES. Other expenses were $22,268 as compared to other income of $75,000 in 1996. This was attributable to the recording of an installment payment received from IMI for royalties totaling $75,000.

    1996 COMPARED TO 1995 AND 1994

    REVENUE. The Company is a development stage company and had no revenue in 1996. Revenue of $900,000 for 1995 consisted of the sale of six prototype ChromaVision Digital Analyzer systems and support services for research activities. Revenue of $296,886 for 1994 consisted of the sale of two prototype ChromaVision Digital Analyzer systems and support service for research activities.

    GROSS PROFIT. Gross profit of $589,897 for 1995 consisted of profit associated with the manufacture of six ChromaVision Digital Analyzer systems and support services. Gross profit of $64,250 for 1994 consisted of profit associated with the manufacture of two ChromaVision Digital Analyzer systems and support services.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Expenses increased $2.0 million to $3.0 million for 1996 as compared to $1.0 million for 1995 and increased by $212,800 for 1995 as compared to $787,167 for 1994. The increase in 1996 was due primarily to $912,050 in severance costs associated with the resignation of the Company's former President, including $443,700 for the repurchase of vested stock options. The balance of the increase was associated with the hiring of additional management, marketing and technical personnel. These costs are expected to increase in the future as the Company builds the necessary infrastructure to support its anticipated growth. The increase in 1995 was due primarily to the continuing development of the Company.

    RESEARCH AND DEVELOPMENT EXPENSES. Expenses decreased $413,684 to $1.1 million for 1996 as compared to $1.5 million for 1995 and increased $641,625 for 1995 as compared to $858,389 for 1994. The decrease in 1996 was due primarily to the completion of the initial development of the ChromaVision Digital Analyzer. The increase in 1995 was primarily due to an increase in the overall activity surrounding the development of the Company. This decrease is due primarily to the completion of the initial development of the ChromaVision Digital Analyzer. The Company anticipates that such expenses will increase in the future due to costs related to the development of new applications, the application for regulatory clearances and the continuation of technological advances to the ChromaVision Digital Analyzer system.

    OTHER EXPENSES. Other expenses of $328,838 for 1996 consisted of $770,192 at value of the Preferred Stock issued to Centocor as compensation for its clinical collaboration on the minimal residual disease application (see Note 11 of the Notes to Financial Statements), other income of $423,525 related to the reimbursement of the Company's cost for design work performed for IMI (see Note 4 of the Notes to Financial Statements) and interest income of $17,829. There were no comparable expenses for the previous periods.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to March 28, 1996, the Company operated as a business division of, and was funded by, XL Vision. In June 1996, the Company completed a private placement, raising $6.4 million. From these proceeds approximately $4.8 million was paid to XL Vision for the rights and ownership of the ChromaVision Digital Analyzer technology and for certain net assets. The $4.8 million was treated as a repayment of the losses incurred up to the incorporation date of the Company and for financial statement presentation purposes, was netted against the $6.4 million of additional paid in capital. The remaining funds supported the ongoing operations and capital requirements of the Company. At March 31, 1997, the Company had $65,100 of cash and cash equivalents.

    In April 1997, the Company renegotiated its existing revolving line of credit to increase its borrowing limit to $5.0 million. The revolving line of credit, which is guaranteed by Safeguard, bears interest at LIBOR plus 2.1%, which is payable monthly. The full amount of the outstanding balance is due on January 31, 1998. The outstanding balance of the Company's line of credit was $1,958,432 at March 31, 1997. The Company intends to repay any amounts outstanding under this loan from proceeds of the Offering.

    As a development stage company, the business has not been capital intensive and capital asset expenditures in any year have not been significant. Capital expenditures for the year ended December 31, 1996 were $44,117 and related primarily to the purchase of computers and computer software for employees. Capital expenditures are expected to be approximately $610,000 in 1997, and are expected to be primarily related to the Company's relocation to California. As the Company begins to generate commercial revenues, capital expenditures associated with the manufacture of the ChromaVision Digital Analyzer will also be necessary.

    The Company anticipates that net proceeds of the Offering will be sufficient to satisfy its operating cash needs for the foreseeable future. Management expects that losses from operations and increases in working capital requirements will produce significant negative cash flows from operations for the foreseeable future. The Company's business plan anticipates manufacturing the ChromaVision Digital Analyzer instruments, placing them with users at no charge and charging a "per click" fee for each use of the instrument. The manufacture of these instruments will require a significant outlay of cash for which revenues will not be recognized until future periods. As a result, the Company intends to arrange third-party financing for the instruments. In addition, to support the Company's future cash needs it intends to consider, but not be limited to, additional debt, or equity financing. However there can be no assurance that any such financings will be available to the Company, or that adequate funds for the Company's operations will be available when needed, or on terms attractive to the Company. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its development activities, clinical studies and/or regulatory activities.

                                    BUSINESS

OVERVIEW

    ChromaVision has developed an automated intelligent microscope system that uses the Company's proprietary imaging technologies for a wide variety of diagnostic and research applications. The Company currently markets to research centers and intends to introduce to the healthcare market its system, the ChromaVision Digital Analyzer. The ChromaVision Digital Analyzer is designed to identify cells with specific characteristics within a sample of cells by detecting color produced by the reaction between common laboratory reagents (or stains) and the cells. The ChromaVision Digital Analyzer uses proprietary imaging software and technology to capture digital images of cell samples and to detect the presence, count the number and measure the color intensity of cells containing a particular stain. The ChromaVision Digital Analyzer offers substantial flexibility because the software can be configured to identify different stains, thereby allowing the system to be adapted for use with different reagents to identify a broad range of target cellular conditions. The Company seeks to establish the ChromaVision Digital Analyzer as the preferred platform for multiple diagnostic applications.

    The Company believes that the ChromaVision Digital Analyzer will be attractive to healthcare providers and beneficial to their patients because of its ability to deliver superior diagnostic solutions, thus reducing the need for more invasive or more costly procedures. Preliminary tests have demonstrated superior accuracy compared to existing automated microscopy systems, as the ChromaVision Digital Analyzer can locate a single abnormal cell among 100 million normal cells, compared to a detection rate of one in 100,000 cells for other automated microscopes currently on the market. This improved detection capability enables the ChromaVision Digital Analyzer to be applied to a variety of diagnostic situations, such as high-value rare event detection procedures, which include the detection of minute quantities of cancer cells that have spread to parts of the body away from a tumor's primary location.

    The Company has identified a broad range of potential applications for the ChromaVision Digital Analyzer, including prenatal screening for Down syndrome, quantitative viral load measurement for HIV and cancer detection. The Company focuses on developing diagnostic applications that are clinically and economically compelling to patients, providers (laboratories) and payors (insurance and managed care organizations). The Company has completed clinical trials and has filed a 510(k) application with the FDA for clearance to market the ChromaVision Digital Analyzer with a stain (marker) to screen blood for malignancy. The Company plans to expand this clearance for a higher-value use of the ChromaVision Digital Analyzer in its intended first commercial application called Triple Plus-TM-, a procedure using a related cytochemical measurement, UR-NAP, as a marker in the prenatal screening of maternal blood for indicating the risk of Down syndrome in fetuses. The current screening processes falsely indicate an elevated risk of a Down syndrome baby in a significant number of mothers with normal fetuses (false positives), which typically leads to performing invasive and expensive amniocenteses. The Company believes its Triple Plus-TM- application will significantly improve the diagnostic accuracy of the existing screening process, thereby reducing the number of amniocenteses performed on mothers with normal fetuses. As a result, once clearance is received for commercial use, the Triple Plus-TM- application should result in substantial cost saving to healthcare providers and improved patient care. The Company will commence clinical trials for its Triple Plus-TM- application in May 1997. Assuming the Company receives FDA clearance of its initial 510(k) application and its clinical trials for UR-NAP are successfully completed, the Company anticipates that it will file for FDA clearance of the Triple Plus-TM-application in early 1998. The Company is also currently testing the ChromaVision Digital Analyzer for a number of additional applications, such as the detection of prostate, breast, lung and colorectal cancers.

INDUSTRY OVERVIEW

    The healthcare industry, for which total expenditures in the United States are estimated to have exceeded one trillion dollars in 1996, is experiencing a shift from predominantly a fee-for-service system to a managed care system. The pricing structure under the managed care system is based on "firm-fixed" pricing, as compared to the "cost-plus" pricing under the fee-for-service system. This change in pricing structure is effectively shifting much of the economic liability for healthcare from employers and individuals to insurance companies, healthcare delivery systems, hospitals and physicians. Unlike the fee-for-service system, in which each diagnostic examination and each treatment procedure results in a fee, the cost of many diagnostic examinations and treatment procedures is not directly reimbursable under the managed care system, which in turn results in reduced revenue and lower profits for health care providers as service utilization increases. Consequently, healthcare providers are increasingly seeking more efficient and more accurate methods of disease diagnosis in order to improve patient care and eliminate many unnecessary and costly examinations and procedures.

    A critical aspect in the diagnosis of many diseases and genetic disorders is the detection of abnormal cells, or cells and organisms with specific characteristics, during a microscopic examination of biological specimens taken from patients. Estimates place the number of diagnostic procedures performed in the United States at over one billion. The biotechnology industry has responded to this opportunity by rapidly developing a growing number of highly specific and increasingly sensitive reagents. Currently, the cell detection process in the vast majority of microscopic examinations is performed manually by a human observer. Typically, a biological specimen such as blood, urine, bone marrow, lymph nodes, sputum or other sample is placed on a microscope slide and treated with a specific reagent that is reactive to cells or organisms which have specific characteristics or which are affected by disease or other pathological conditions. Manual examinations are currently being performed in approximately 10,800 clinical laboratories in the United States, and approximately 31,000 clinical laboratories worldwide.

    The manual method of sample review requires a trained technologist or physician to examine individual cells in the illuminated area of each microscope slide while attempting to identify target cells or objects relative to normal cells. The manual method requires a slide containing a specimen sample to be placed on the stage of a microscope and then manually scanned for cells or objects of interest one field of view at a time. Most microscopes contain a mechanical stage that is designed to be manipulated by a series of knobs which control the X and Y axis of the slide being scanned. To thoroughly scan the entire area of the slide that is of interest, the observer must tediously manipulate the stage slide controls. Since most of the specimens look similar from field to field, there are few visual cues to indicate that an area has not or has already been examined. These characteristics of the manual process can inadvertently lead to scans which miss critical diagnostic areas of the slide potentially resulting in incorrect diagnoses.

    The ability of the microscopist to remain focused on the details of a large number of cells contained in a field of view, while retaining a full knowledge of all fields examined and to be examined on each slide, is generally accepted as extremely difficult to accomplish without error by even the most skilled technologist or physician. The difficulty of a technologist's or physician's task is compounded by the need to examine high volumes of slides on a daily basis. In addition, many microscopists remove the mechanical controls from the stage so that they can manually move the slide over the stage platform at greater speed. As a result, the microscopist must rely on even greater manual dexterity which can further increase the probability of missing critical areas of the slide. These potential sources of error can result in incorrect diagnoses and lead to inadequate or unnecessary treatment.

    Recently, several companies have introduced automated morphology-based microscopes (i.e. discriminating cells based on size and shape) to the market, primarily to perform adjunct Pap smear testing for cervical cancer. Morphology-based systems are inherently complex as they must simultaneously differentiate a myriad of subtle cellular features, which are not necessarily unique to each specific disease. Because of this complexity, the Company believes that morphology-based systems are difficult to adapt to multiple diagnostic applications.

    In addition, as a result of the shift to managed care, healthcare service providers are developing information systems technology capable of providing healthcare business managers and clinicians with patient-focused data in a format commonly referred to as the "Computerized Patient Record" or CPR. The Company believes that automated microscopes capable of integrating digital images and associated patient data into the CPR will eventually become the industry standard.

THE CHROMAVISION DIGITAL ANALYZER ADVANTAGE

    The ChromaVision Digital Analyzer is a fully automated, computer-based microscope designed to detect and count cells based on color and measure specific diagnostic characteristics of rare cellular events. The ChromaVision Digital Analyzer is designed to enable diagnostic procedures that would be impractical or impossible by using manual methods. Additionally, the Company believes that the ChromaVision Digital Analyzer can replace the most time consuming and costly part of many manual microscopic procedures as a result of its ability to scan large amounts of biological material quickly, accurately and consistently with minimal operator supervision. The Company believes that the ChromaVision Digital Analyzer will enable healthcare providers to improve the consistency and accuracy of patient diagnosis, enhance overall patient care and lower costs. The key benefits of the ChromaVision Digital Analyzer include:

    SUPERIOR SOLUTIONS AT LOWER COST. The Company believes that the increased speed and accuracy of the ChromaVision Digital Analyzer will lower healthcare costs by enabling better and more timely diagnoses, which will enable healthcare providers to avoid more expensive and typically invasive procedures. Furthermore, as a highly automated system, the ChromaVision Digital Analyzer is capable of operating continuously with limited human supervision and maintenance. The Company believes that the ChromaVision Digital Analyzer can significantly improve the speed, accuracy and consistency of laboratory results by automating certain steps involved in the basic microscopic procedure, such as the loading, positioning, focusing, identification, quantification and scanning of slides thereby enabling labs to provide superior service to physicians, hospitals and healthcare systems. The ChromaVision Digital Analyzer can automatically scan and process up to 100 slides while operating unattended. As each slide is processed, the ChromaVision Digital Analyzer automatically stores the coordinates of each targeted cell or object enabling the subsequent examination of cells on the slide, or a stored digital image of the cell on a computer monitor. The instrument can simultaneously quantify cell and color characteristics which have prognostic and diagnostic significance. The ChromaVision Digital Analyzer enables diagnosticians to quickly and efficiently arrive at accurate diagnoses by reviewing relevant data or stored images of the cells which have been automatically captured, analyzed and stored.

    IMPROVED SENSITIVITY AND ACCURACY. Unlike certain other automated microscope systems currently available (which primarily discriminate cells on the basis of morphology), the ChromaVision Digital Analyzer employs sophisticated proprietary software and algorithms capable of advanced color detection to identify abnormal cells, specific cells and other objects of interest using common laboratory stains. The instrument relies on the inherent sensitivity and specificity of the color characteristics of the reagent reaction product used in a particular application. This internally developed proprietary technology was invented by scientists experienced in satellite-based imagery, reconnaissance and aerial imagery, and complex color space transformations which are used to yield maximum detail from image-based data. Because of the sophistication of these software programs and algorithms, the ChromaVision Digital Analyzer technology provides enhanced detection sensitivity for use in clinical applications. The ChromaVision Digital Analyzer can rapidly scan large fields of view at low magnification to detect the presence of specific color characteristics and then return under high magnification to capture and store the targeted cells. By contrast, morphology-based microscopes require higher resolution imaging and are inherently more complex than the ChromaVision Digital Analyzer due to the need to carefully scrutinize each cell for subtle differences in morphology.

    Preliminary tests using specific color-yielding reagents have shown that the ChromaVision Digital Analyzer is capable of consistently detecting one abnormal cell in a population of 100 million normal cells during "spiking" experiments in which a known number of malignant cells were mixed with a known quantity of normal cells. In addition to highly sensitive detection, the Company's advanced technology can quantify the color characteristics of each targeted cell, thereby enabling the measurement of the likelihood or severity of the disease or condition. Through this capability, the Company believes that the ChromaVision Digital Analyzer can enhance the speed, accuracy and consistency of test results, thus leading to improved overall patient care and reduction in the liabilities associated with diagnostic errors. In certain cases, the use of less sensitive systems which are incapable of detecting conditions in which an extremely limited number of abnormal cells are present (rare event detection), can result in false negative diagnoses. In contrast, the ChromaVision Digital Analyzer is capable of extremely high levels of sensitivity making significantly more reliable "rare event detection" possible. For example, the Company believes that the superior accuracy and precision of the ChromaVision Digital Analyzer can be effectively used to detect cases of "micrometastases" in patients with previously undiagnosed and untreated conditions, and "minimal residual disease" in patients with previously diagnosed and treated conditions, such as cancer. Both of these conditions are characterized by minute quantities of tumor cells which have spread to other distant parts of the body away from the tumor (e.g., bone marrow).

    The Company believes that the ChromaVision Digital Analyzer's sensitivity and accuracy will facilitate not only better diagnoses, but better patient outcomes as well. In particular, the Company believes that the speed, accuracy and consistency of the ChromaVision Digital Analyzer can be valuable in aiding researchers and diagnosticians in characterizing the degree to which cancer has either been contained (localized) or spread to distant locations (metastasized) in a patient. This characterization process, known as "cancer staging" is often dependent upon finding relatively small numbers of tumor cells among large numbers of normal cells in various samples including peripheral blood, bone marrow, lymph nodes and other tissues. The Company believes that the ChromaVision Digital Analyzer has the ability to detect cancer cells from a wide variety of locations and samples within patients, and in turn will become a valuable tool in the staging process.

    ADAPTABLE PLATFORM FOR EXPANSION. The Company's technology supports a variety of established reagents and stains, and as a result the Company believes its technology can be readily adapted for use in multiple applications. To the extent new reagents and stains are introduced, the ChromaVision Digital Analyzer is designed to be "reconfigured" to detect new colors, thus giving the ChromaVision Digital Analyzer a technological flexibility unique among currently available automated microscope systems. The ability to add new applications can further increase cost savings for healthcare providers and patients by minimizing the need for specialized machines performing individual procedures. The Company believes these capabilities will enable the ChromaVision Digital Analyzer to penetrate potential markets quickly and will enable the Company to commercialize a broad spectrum of healthcare markets.

    INFORMATION SYSTEM INTEGRATION. Recently, healthcare providers have begun to develop information system technologies capable of providing patient-focused data in a format known as the Computerized Patient Record. Microscopy is one of the last systems within medical technology to be integrated into such patient-focused information systems. The Company has designed the ChromaVision Digital Analyzer to capture, store, display and print cellular images and related data in digital format, which can be integrated into the Computerized Patient Record. As a result, this portion of patient data may be stored, retrieved, printed or displayed across local and wide area networks. The Company believes that providing for more timely, improved diagnostics and collaboration consistent with the emerging trends in medical technology can result in significantly enhanced patient care.

STRATEGY

    The Company seeks to introduce selected "high-value" applications on the ChromaVision Digital Analyzer and develop a foundation from which to establish the ChromaVision Digital Analyzer as the preferred platform for multiple microscopic diagnostic applications. The Company plans to pursue this objective through the following strategic initiatives:

    DELIVER VALUE THROUGH SUPERIOR DIAGNOSTIC SOLUTIONS. ChromaVision intends to offer the ChromaVision Digital Analyzer based applications with the specific goal of enabling clinical laboratories to deliver value to healthcare providers through superior diagnostic solutions. The Company believes that the ChromaVision Digital Analyzer can provide value to all of the constituents of the healthcare industry by (i) detecting disease sooner (rare event detection) and thereby enabling the appropriate treatment, (ii) monitoring therapeutic response, (iii) employing an adaptable platform which supports multiple applications to achieve cost-effectiveness, (iv) eliminating costly and invasive procedures and (v) improving throughput with consistent and rapid results. Consequently, the Company believes it is well-positioned to benefit from the increased emphasis on cost and quality driven by both healthcare providers and patients.

    FOCUS INITIAL LAUNCH ON DOWN SYNDROME APPLICATION. ChromaVision is focusing its initial commercialization efforts for the ChromaVision Digital Analyzer on the Triple Plus-TM- application for prenatal screening of maternal blood indicating the risk of Down syndrome in fetuses. In 1990, pilot tests indicated that UR-NAP screening could increase the detection rate while significantly reducing the occurrence of false positives from the current Triple Screen test. One conclusion drawn from these pilot tests, however, was that the commercialization of the UR-NAP application was not feasible without the development of an automated microscope because of the impractical and subjective nature of the manual examination for UR-NAP. The Company is collaborating with the initial investigator of the pilot study to conduct multi-centered clinical trials using the ChromaVision Digital Analyzer technology to evaluate the utility of Triple Plus-TM- for commercial use. The Company estimates that this enhanced screening test could lead to cost savings of approximately $85 million per year as a result of the elimination of as many as 85,000 amniocentesis procedures in the United States alone. The Triple Plus-TM-, which the Company believes will enhance the widely used Triple Screen, was chosen as the initial application for the ChromaVision Digital Analyzer to pursue near term market acceptance due to the significant improvement in predictive value and dramatic reduction in costly and potentially dangerous amniocenteses. Additionally, this application is particularly attractive as an entry into the automated microscopy market due to the relatively concentrated distribution of laboratories currently performing the Triple Screen test. The Company estimates that in the United States, over 70% of all Triple Screen tests are provided by five laboratory enterprises, and the balance are provided by an additional 200 hospital-based laboratories. The Company believes that this concentration of users is ideal for rapid penetration into the market. The Company further believes that similar market demographics in Europe also make Triple Plus-TM- an ideal initial application for developing international markets for the ChromaVision Digital Analyzer. In conjunction with its sales effort, the Company intends to create awareness with obstetricians and gynecologists on the clinical efficacy, safety and economic value of Triple Plus-TM-through peer-reviewed publications, selected involvement in clinical trials and other appropriate educational materials in order to facilitate worldwide market acceptance. See " Business--ChromaVision Digital Analyzer Applications--Triple Plus-TM-Application."

    IMPLEMENT "PER CLICK" PRICING. ChromaVision believes that, by providing laboratories with the ChromaVision Digital Analyzer on a "per click" basis, the Company will be able to introduce its color-based technology to its targeted markets rapidly and enhance its long-term revenue potential. The Company believes that laboratories will be more willing to adopt the ChromaVision Digital Analyzer if they are required to pay only for system usage, rather than commit the capital required for the purchase of a full system. The "per click" pricing model also includes all necessary operator training, maintenance and system upgrades. Using a "per click" approach allows the Company to better monitor and control the use of its technology to ensure proper use, obtain customer feedback and implement product upgrades, including new applications.

    PURSUE ADDITIONAL APPLICATIONS. ChromaVision intends to pursue additional applications for the ChromaVision Digital Analyzer technology in the diagnosis of breast, prostate, lung, colorectal and other cancers, as well as infectious agents, genetically-based abnormalities and other diseases. Because the underlying technology used in the ChromaVision Digital Analyzer is based on color detection, the ChromaVision Digital Analyzer offers significant flexibility to aid in the diagnosis and treatment of multiple diseases. Furthermore, the Company believes that the ChromaVision Digital Analyzer may be effectively used in the identification of abnormal cells or cells with specific characteristics within a wide variety of sample types including blood, urine, bone marrow, lymph node and fine needle aspirates. The Company will continue to devote significant time and resources developing certain of these applications, including those related to the evaluation of cancer pervasiveness and avoidance of unnecessary invasive procedures. In addition, the Company also intends to examine market opportunities for an enhanced ChromaVision Digital Analyzer architecture with "front-end" slide preparation handling components and "back-end" information system interfaces. See "Business--Other Potential Applications."

    FORM STRATEGIC ALLIANCES. ChromaVision intends to develop and pursue new applications for the ChromaVision Digital Analyzer system through strategic alliances. The Company is seeking to form strategic alliances with reagent manufacturers, researchers and other third parties to market reagents using the ChromaVision Digital Analyzer as the platform of choice for the detection and quantification of such reagents. These application specific alliances will focus on integrating the reagents and other color-based detection probes with the ChromaVision Digital Analyzer platform in a manner which provides quality and economic value to patients, laboratories and healthcare payors. In addition, the Company intends to enhance its distribution capabilities through alliances.

    The Company initially plans to work directly with its clinical collaborators to gain acceptance in the medical community for the Triple Plus-TM- procedure. However, in capturing market share for this application and pursuing other applications in which distribution would be more widely disbursed, the Company intends to pursue relationships with third parties capable of effectively distributing ChromaVision Digital Analyzer and providing related services on a large-scale basis. The Company believes that such alliances will enable it to minimize certain risks related to the time, effort and expenses associated with the internal development of similar distribution capabilities, particularly for international markets. The first application partnership in development is with Sigma, a St. Louis based diagnostic instrument and reagent manufacturer with a worldwide distribution capability. In March 1997, the Company signed a term sheet setting forth the principal terms of a strategic distribution and application commercialization relationship with Sigma focusing on the Down syndrome screening test using UR-NAP. The Company has also entered discussions regarding a possible joint development agreement with Specialty Laboratories, a privately held specialized testing services provider located in Santa Monica, California, to leverage their extensive experience and capability in developing cutting edge laboratory tests in the areas of cancer, immunology, microbiology, genetics and molecular biology. In addition, ChromaVision has established a nonexclusive cooperative market development relationship with Centocor to identify market opportunities and requirements for various minimal residual disease applications. The Company believes that each new application alliance can provide value to all other ChromaVision application partners as new applications will drive new platform installations, and in turn make the ChromaVision Digital Analyzer an increasingly attractive means to access the marketplace. See "Business--Strategic Alliances."

    EXPEDITIOUSLY GAIN NECESSARY REGULATORY CLEARANCES. ChromaVision intends to pursue the most expeditious course of regulatory clearance available for the ChromaVision Digital Analyzer by seeking necessary regulatory approvals through an FDA 510(k) predicate device filing. The Company believes this filing procedure may be the most time-effective means of achieving regulatory clearance due to the existence of certain other systems which the Company believes the FDA should consider to be "substantially equivalent" in terms of general safety and effectiveness. Furthermore, the Company believes that due to the conceptual maturity and discrete nature of color-based software algorithms, such as those employed by the ChromaVision Digital Analyzer, the ChromaVision Digital Analyzer may receive more timely regulatory examination from the FDA than competing, primarily subjective morphology-based, systems. The Company has completed clinical trials and filed a 510(k) application with the FDA for clearance of the use of the ChromaVision Digital Analyzer with an NAP marker to screen blood for malignancy. This FDA filing has been submitted to primarily establish the various key operational parameters of the ChromaVision Digital Analyzer, including sensitivity and reproducibility. The Company believes that the NAP filing will provide the FDA with a certain level of familiarity and a set of baseline information that will facilitate subsequent filings. ChromaVision also intends to pursue necessary clearance required to sell the ChromaVision Digital Analyzer in certain international markets, which can be accomplished through peer-reviewed publications or through governmental agency applications. See "Risk Factors--Government Regulations."

CHROMAVISION DIGITAL ANALYZER APPLICATIONS

    The Company believes that its technology can be used in the identification of abnormal cells within blood, urine, bone marrow, lymph node, fine needle aspirates and other sample types and may be used to aid in the diagnosis of breast, prostate, lung, colorectal and other cancers, as well as infectious agents, genetically-based abnormalities and other diseases. The following are the initial target applications being pursued by the Company:

    TRIPLE PLUS-TM- APPLICATION

    The Company is focusing its initial commercialization efforts for the ChromaVision Digital Analyzer on the Triple Plus-TM- application. Through its use in prenatal screening, women who are at high risk of a Down syndrome pregnancy will be more effectively identified for a diagnostic amniocentesis. The Triple Plus-TM- test makes use of the cytochemical marker UR-NAP either alone or in combination with one or more of the biochemical components of the current Triple Screen. Triple Plus-TM- is intended to become the successor to the Triple Screen test, which is currently the most commonly used prenatal screen of maternal blood to indicate the degree of risk of carrying a fetus affected with Down syndrome. The Triple Screen test is considered to be the "standard of practice" for pregnant women under the age of 35 years, and the Company believes that it is performed approximately 2.5 million times per year in the United States and approximately 6 million times per year worldwide.

    In the case of prenatal screening for Down syndrome, the patient is usually under the care of a primary care physician, most commonly an obstetrics and gynecology specialist or, less frequently, a family physician. Based on the age of the patient and the results of the Triple Screen test, the patient is evaluated for the need of undergoing an amniocentesis to diagnose a Down syndrome fetus. Down syndrome risk estimates are currently derived by a complex mathematical process that combines results of the Triple Screen with the known odds of a Down syndrome fetus based on maternal age. The combined risk indicates likelihood of Down syndrome affecting a pregnancy, and thus the need for amniocentesis. Approximately 85% of the patients identified as patients with a high risk pregnancy by the Triple Screen test choose to undergo amniocentesis.

    Members of the research team that documented the utility of the UR-NAP test in 1990 are currently evaluating a test using NAP and UR-NAP as a screening marker for Down syndrome using the ChromaVision Digital Analyzer system. This new test is designed to improve the existing predictive value and to significantly lower the overall false positive rates in initial screens for Down syndrome. Clinical trials are currently being conducted using samples collected at more than a dozen sites worldwide. In the 1990 study, tests indicated that UR-NAP is capable of producing better than a 68% detection rate with a false positive rate of approximately 1%. An improvement in the detection rate will increase the screening efficacy and reduce the number of undetected Down syndrome pregnancies over the Triple Screen test, which is capable of producing a detection rate between 60-65%, with a false positive rate of 5%. In addition, achievement of a 1% false positive rate could reduce the number of amniocenteses with normal fetuses by 80% or approximately 85,000 annually in the United States and 200,000 worldwide. Based on an average price of $1,000 for an amniocentesis, the Company estimates that the reduction in the number of amniocenteses performed would yield a cost savings of approximately $85 million annually in the United States and $200 million worldwide. Additionally, the Company believes that the Triple Plus-TM- test would reduce the number of fetal deaths resulting from amniocenteses which, based on an estimated fetal loss rate of 0.5%--0.8% (GUIDE TO CLINICAL PREVENTATIVE SERVICES), the Company estimates to be between 425 to

680 fetal deaths per year in the United States and 1,000 to 1,600 fetal deaths per year worldwide. The Company believes that the significant cost savings to healthcare providers and improvement to patient care will provide an economic and clinical incentive for healthcare providers to select laboratories offering the ChromaVision Digital Analyzer based Triple Plus-TM- test.

    Women 35 years of age or older are generally not considered as candidates for the initial screen for Down syndrome because the high risk of carrying a Down syndrome fetus for women in that age group requires higher detection rates than can be obtained by the current screening test. Pregnant women in the over 35 year age group are typically offered amniocentesis as the test for Down syndrome. The Company believes, however, that Triple Plus-TM- represents a significantly more effective alternative to using age alone as a screening marker for Down syndrome in women in this age group. By targeting those pregnancies that are at a high risk of Down syndrome on the basis of the Triple Plus-TM- test, amniocenteses are more effectively assigned to those women most likely to be carrying a Down syndrome fetus, thus increasing the detection rate while dramatically reducing the number of unnecessary amniocenteses. For example, in a test of women 35 years of age and older using the original Triple Screen, it was demonstrated that (i) at a 5% false positive rate, the detection rate of Down syndrome was 59%, (ii) at a 15% false positive rate the detection rate was 78%, and (iii) at a 25% false positive rate the detection rate was 89%. UR-NAP alone has been documented to provide a detection rate of 89% at a false positive rate of only 12%. It is estimated that such an improvement has the potential to significantly reduce the number of amniocenteses for women over 35 years of age.

    The Company anticipates entering into an agreement in May 1997 for multi-site clinical trials with a number of collaborators including Cambridge University (Addenbrooke Hospital, Cambridge, England), Harvard Medical School (Brigham and Womens Hospital), and the State of California Prenatal Testing Program (Berkeley). Dr. Sandy Goodburn of Addenbrooke's National Health Services Trust Department of Medical Genetics, and Dr. Tony Andrews of Cambridge University Department of Medical Genetics are the co-principal investigators. Dr. Goodburn was one of the original investigators in the 1990 UR-NAP study. The Company believes that this multi-site clinical trial will enable it to rapidly obtain affected and normal maternal blood specimens and clinical data to validate the Triple Plus-TM- test for adoption by practitioners and for FDA submission. The Company anticipates that it will file for clearance from the FDA and distribute manuscripts for peer-review publication in early 1998.

    CANCER APPLICATIONS

    The Company is currently evaluating the use of the ChromaVision Digital Analyzer for various cancer applications including prostate, breast, lung and colorectal cancer. The applications currently under investigation are referred to as micrometastases ("MM"), minimal residual disease ("MRD") and hematologic malignancies. Scientists researching MM and MRD during the last 15 years have had to employ manual microscopy to test samples from patients with many forms of cancer. Researchers attempting to detect and quantify MM or MRD seek to address issues such as the location and pervasiveness of various forms of cancer, and the effectiveness of treatments in preventing the relapse of a disease. Typically, MM and MRD require the search for a few tumor cells on slides with one million or more cells and the tedious manual examination required for such diseases has hindered clinical acceptance and usefulness of test procedures. The Company believes that the speed, accuracy and consistency made possible by the ChromaVision Digital Analyzer can have a material impact on addressing clinical issues such as the location and pervasiveness of various forms of cancer, and further, can hasten the clinical practicality and acceptance of the procedure. Such information is important during the on-going monitoring of a patient's condition as it may contribute to the categorization or "staging" of the cancer's status. This monitoring and staging procedure is generally regarded as critical to prescribing appropriate treatments. Preliminary results from tests conducted for the Company by Centocor at the University of Rotterdam (Netherlands) and at the Kenneth Norris Cancer Center at the University of Southern California indicate that the

ChromaVision Digital Analyzer may not only be useful in MM and MRD applications, but in fact may make MM and MRD applications practical on a broader scale than had previously been possible.

    The Company is focusing initially on prostate and breast cancer for micrometastases and minimal residual disease applications, as well as blood and lymph node malignancies for diagnosis and prognosis. Due to the time required to conduct clinical trials, determine viability, review outcomes and gain FDA clearance, the Company does not anticipate that it will be able to commercialize the ChromaVision Digital Analyzer for any of the following applications, if at all, until after 1998.

    PROSTATE CANCER

    The Company, in collaboration with Centocor, is examining the feasibility of using the ChromaVision Digital Analyzer to detect MM in patients diagnosed with prostate cancer. Prostate cancer is the second leading cause of death among adult males in the United States. A common form of current treatment is the radical prostatectomy (surgical removal of the prostate gland), which is performed 95,000 times annually in the United States and estimated to be conducted over 200,000 times annually worldwide. Prostatectomies can result in severe side effects, including impotence in 20% of patients and incontinence in 2% of patients. Furthermore, one-third of prostate cancer patients are clinically understaged (cancer has spread outside of the prostate gland) potentially making the prostatectomy unnecessary. In such cases, surgical removal of the prostate could be avoided if an improved diagnostic tool, such as the ChromaVision Digital Analyzer, is employed. At an average cost of $15,000 per prostatectomy procedure in the United States, the Company estimates that the potential savings attributable to the elimination of unnecessary operations would be significant.

    BREAST CANCER

    Approximately 182,000 new cases of breast cancer occur annually in the United States. The impressive success of chemotherapy for treating early-stage, operable breast cancer has stimulated significant interest in prognostic factors for breast cancer. Prognostic factors are important tools to predict patients destined for recurrence, and those that are likely to remain disease free. This distinction is clinically critical because patients who will likely experience a recurrence can be selected for systemic chemotherapy, while patients who will not have a recurrence can avoid the significant side effects of a treatment that offers no benefit and great risk. During breast cancer surgery, axillary lymph nodes are typically removed for analysis to determine whether the cancer has spread beyond the breast. Unfortunately, approximately 30% of patients with primary breast cancer and no apparent axillary lymph node contamination by the tumor at the time of surgery will relapse within 10 years and 10-20% of the patients with distant metastases will be lymph node negative at surgery.

    Alternatively, recent studies have demonstrated that finding tumor cells in bone marrow biopsies is a valuable prognostic tool for predicting the risk of cancer recurrence in patients with early stage breast cancer. In these studies, tumor cells were detected in 31% of patients who had no tumor cells in their lymph node glands at the time of surgery. Consequently, those patients who had no tumor cells in their lymph nodes would have been presumed to have no additional disease present, even though 31% of the time a bone marrow diagnosis would have found tumor cells indicating that their disease had spread outside of the breast. The finding of tumor cells in bone marrow of patients with no tumor in their lymph nodes suggests that these patients should receive additional treatment. In fact, among patients with tumors less than two cm, tumor cells in bone marrow were the most powerful predictor of outcome. Preliminary clinical trials with the ChromaVision Digital Analyzer device have revealed its superiority to manual screening in cost, accuracy, reproducibility and sensitivity at detecting tumor cells in bone marrow. The Company believes that these preliminary studies indicate the potential for the ChromaVision Digital Analyzer device to make micrometastasis examinations practical in the clinical arena and intends to aggressively pursue this application.

    BLOOD AND LYMPH NODE MALIGNANCIES

    Malignancies involving blood and lymphoid tissue are called leukemias and lymphomas, respectively. In 1996, 27,600 new leukemia cases and 74,600 new lymphoma cases occurred. Proper treatment of these patients requires classification of these leukemias and lymphomas into specific subtypes to determine proper therapy. Manually identifying special stains on slides or using automated technology known as flow cytometry are two methods most commonly used to assist subtyping these tumors. The former is manual and the latter is expensive, complex and destroys the specimen. Alternatively, the ChromaVision Digital Analyzer can enhance and automate these determinations without destroying the specimen and does not require expensive maintenance or personnel.

    QUANTITATIVE VIRAL LOAD (HIV, HPV, CMV)

    The Center for Disease Control estimates that approximately 1,000,000 Americans are currently infected with HIV, the virus responsible for Acquired Immune Deficiency Syndrome (AIDS). Early studies quickly identified the value of following the levels of certain types of blood cells, known as CD4 and CD8 T-cells, to predict patient prognosis. The absolute level of CD4 T-cells and the ratio of CD4 to CD8 T-cells are markers of disease progression and prognosis. The determination of these markers currently requires flow cytometry and hematology analyzers. More recent studies have demonstrated the value of directly measuring the amount of virus in the bloodstream to predict disease progression and monitor therapy. However, most of the virus is inside cells and current methods only measure virus that is shed into the blood fluid. The ChromaVision Digital Analyzer can perform viral load quantification at the cellular level and simultaneous CD4 and CD8 T-cell determinations, allowing more accurate assessment of prognosis and therapeutic response. The technology also has application to cervical cancer screening by identifying and quantifying certain types of Human Papilloma Virus (HPV) in cervical cells that are associated with a high risk of progression to cervical cancer. Cytomegalovirus
(CMV) is a virus that can cause blindness in immune deficient patients. CMV serum markers are unreliable in diagnosing active disease and only demonstration of actual virus in cells allows treatment to be initiated.

    OTHER POTENTIAL APPLICATIONS

    The Company is evaluating the potential use of the ChromaVision Digital Analyzer in other applications, including colon cancer (225,900 new cases per year), lung cancer (169,900 new cases per year), blood screening for various contaminants and mycobacteria (tuberculosis). As with all applications, the Company intends to employ the ChromaVision Digital Analyzer color detection as the primary means of cellular detection. While the Company believes that the ChromaVision Digital Analyzer may be effective for these potential applications, additional tests are required to address the clinical efficacy, value propositions, regulatory requirements and other issues associated with each application. There can be no assurance that the Company will successfully develop the ChromaVision Digital Analyzer for any of these applications.

THE CHROMAVISION DIGITAL ANALYZER TECHNOLOGY

    In 1993, XL Vision developed and produced an automated microscope. This internally developed, proprietary technology was developed by scientists experienced in satellite-based imagery, reconnaissance and aerial imagery, and color space transformations used to extract maximum detail from image-based data. In 1996, XL Vision sold the rights to the technology to ChromaVision for $4.8 million and 1,545,000 shares of Common Stock of ChromaVision.

    SOFTWARE. The technology underlying the ChromaVision Digital Analyzer is the Company's internally developed software which enables it to detect colored objects (i.e. stained cells) dramatically better than the human eye and with greater accuracy and sensitivity than morphology-based automated systems. The Company's software utilizes advanced imaging concepts referred to as "color spaces" and "color space conversion." In this manner, the ChromaVision Digital Analyzer reduces the cell detection problem to finding bright objects on a dark background. The ChromaVision Digital Analyzer's ability to locate stained objects is not limited to any specific reagent color nor is it affected by the brightness of the background. Additionally, the sophisticated autofocus algorithms, fast image acquisition and proprietary color space transformations occur at rapid processing speeds, thereby making possible rare event detection and "imaging on the fly."

    HARDWARE. The hardware components used in the ChromaVision Digital Analyzer consist primarily of (i) an optically superior visible light microscope, (ii) a color CCD camera, (iii) an automated, precision robotics slide transport system,
(iv) a central processor unit with a specialized image processor subsystem and
(v) system interfaces including two monitors, trackball or mouse, keyboard, serial dial-up and local area network ports and color printer. The Company employs a development and manufacturing strategy which uses "state of the art" components which are generally available off-the-shelf to make development, service and upgrades less costly.

    The ChromaVision Digital Analyzer is designed to enable a laboratory technician to operate the system using simple "point and click" commands. The system interface includes one monitor for system commands and status, and one monitor for viewing high quality color images of the cells. Initial setup of the system is configurable through extensive preference and configuration menus so that scanning magnifications, stain types and other operations may be tailored to the application.

    During normal operation, a laboratory technologist mounts prepared microscope slides onto a specially designed slide carrier, which has the capacity to hold up to four slides. Up to 25 slide carriers can be loaded into the ChromaVision Digital Analyzer slide transport system. The operator may specify the size, shape and location of the area on the microscope slide to be scanned or alternatively, the system will automatically locate the relevant area. The scanning process begins with the automatic loading of the first carrier of slides onto the microscope stage. During this stage of the process, the ChromaVision Digital Analyzer automatically reads bar codes affixed to the slides to facilitate patient data storage and access. During scanning, the ChromaVision Digital Analyzer automatically focuses each field of the object, images the object using the CCD camera and processes the resulting digital image through the image processor. Slides are then scanned at a "low" optical magnification (typically 20x objective) to identify objects of interest based primarily on their color characteristics. The locations of suspected cells are stored until scanning is completed. When the "low" power scanning is completed, the system automatically returns to each suspected object, reimages it at "high" power (typically 60x objective), verifies that it is a proper cell candidate, and stores a digital image of the cell for scoring and later review by the laboratory technician or pathologist.

    After scanning is completed, the operator is able to view a montage of all stored images for interpretation of the detected objects, along with quantitative information, such as the number of objects detected. If desired, the operator may also directly view a detected object through oculars using the ChromaVision Digital Analyzer's automatic repositioning feature, which automatically repositions the slide according to the previously stored cell coordinates. Upon completion of this review, a report containing relevant images identified by the ChromaVision Digital Analyzer may be printed. Images may be saved on a removable hard disk, optical disk or archived on magnetic tape. The ChromaVision Digital Analyzer can be configured to support the transmission and reception of images via local area network and wide area network communications facilities, including the Internet. The Company believes that by presenting clinical information in a digital format, including relevant cell images, the ChromaVision Digital Analyzer is potentially capable of integrating cell-based laboratory information with Computerized Patient Records.

PATENTS AND PROPRIETARY TECHNOLOGY

    Substantial elements of the hardware component of the Company's ChromaVision Digital Analyzer were initially developed by XL Vision for IMI. Pursuant to an agreement with IMI, XL Vision assigned ownership of the technology underlying those hardware elements to IMI, subject to a perpetual, transferable, non-exclusive, fully paid-up license to XL Vision to use, develop and sell such technology. At the inception of the Company, XL Vision transferred this license to the Company.

    The Company's commercial success will depend in part on its ability to protect and maintain its proprietary technology and to obtain and enforce patents on its technology. The Company has applied for two patents with the PTO regarding certain aspects of the ChromaVision Digital Analyzer software technology. There can be no assurance that any patent will be issued. The Company is not aware of any patents held by others that would prevent the Company from manufacturing and commercializing ChromaVision Digital Analyzer in the United States and abroad. However, the Company has not performed an exhaustive worldwide search. There can be no assurance that any patent applications filed by the Company will result in the issuance of patents or that any patents issued to the Company will afford protection against competitors that develop similar technology, or that a competitor will not reverse-engineer the Company's software. The Company is aware of an existing patent regarding the UR-NAP test. Although the Company has been made aware that a third party competitor has a dispute with the Company relating to this technology, the Company believes that the use of the Company's Triple Plus-TM- application for the ChromaVision Digital Analyzer product will not infringe upon or violate any third-party rights. The Company entered into an agreement with such third-party competitor dated April 17, 1997, by which the Company and the third party competitor agreed to negotiate in good faith their dispute over the patent for a period of six months. During this period, each party agreed that it will not initiate any lawsuit or other proceeding based on such dispute.

    The Company currently relies on a combination of trade secrets, proprietary knowledge, technological advances and disclosure, confidentiality and non-competition agreements entered into with its employees and certain consultants to protect its proprietary rights. No assurance can be given that the Company's efforts will provide meaningful protection for its unpatented proprietary technology against others who independently develop or otherwise acquire substantially equivalent technologies or gain access to misappropriate or disclose the Company's proprietary technology.

    There can be no assurance that other parties will not in the future make claims or threaten to take legal action against the Company alleging infringement of patents by the Company. The medical device industry has been the subject of extensive litigation regarding patents and other rights. Patent litigation can be costly and time consuming, and there can be no assurance that the Company's litigation expenses will not increase in the future. If the Company were determined to be infringing any patent, the Company could be required to pay damages, alter its products or processes, obtain licenses and/or cease certain activities. In addition, if patents are issued to others which contain claims that cover subject matter made, used or sold by the Company, the Company may be required to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on terms acceptable to the Company, if at all. A determination that the Company is infringing the patents of others could have a material adverse effect on the Company's business and results of operations.

MARKETING

    The Company intends to focus its marketing efforts on independent reference laboratories, hospital laboratories and Health Maintenance Organization laboratories by offering the ChromaVision Digital Analyzer on a "per click" basis. This strategy is intended to simplify customer procurement decisions, facilitate the introduction of new diagnostic tests as they become available and develop recurring revenue for the Company.

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
    Currently, the Company intends to market and distribute its Down syndrome screening product (Triple Plus-TM-), through an agreement under negotiation with Sigma. Sigma has a worldwide distribution and service capability in conjunction with its parent, Sigma-Aldrich. The Company believes that significant advantages exist as a result of its relationship with Sigma, which will greatly enhance the time to market and reduce the cost of sales. The current Triple Screen application is performed by a relatively concentrated market. The Company estimates that in the United States, approximately 70% of all tests are performed by five laboratory enterprises. An additional 30% of the tests are performed at approximately 70 hospital laboratories. Similar characteristics exist for the European market. The Company believes that these market characteristics make the Triple Plus-TM- test the ideal application to introduce the ChromaVision Digital Analyzer device to the healthcare market and to use as a platform to subsequently launch follow-on applications.

    The Company currently has two executive officers with combined experience of over 20 years in the marketing and sales of healthcare services, including 11 years in the business development of digital imaging systems for healthcare applications. The Company's clinical collaboration will facilitate the commercialization efforts through professional and clinical market development programs including the on-going publication of clinical results and other related information. The Company's marketing and sales personnel will work closely with Sigma to assist laboratory customers to develop their local marketing campaign to generate referrals among physicians and managed care providers.

    The Company intends to broaden the applicability of the ChromaVision Digital Analyzer as the market recognizes the system's ability to operate effectively in identifying rare events and the resulting reduction in costs associated with more timely and cost-effective treatments. Additionally, the Company believes that the expected improvement in patient outcomes generated by the ChromaVision Digital Analyzer will eventually be viewed as giving managed care providers a strategic advantage in their effort to attract more subscribers based on superior quality of care.

STRATEGIC ALLIANCES

    As part of its business strategy, the Company intends to develop and pursue new applications for the ChromaVision Digital Analyzer product and enhance its distribution, marketing and manufacturing capabilities through strategic alliances. These application specific alliances will focus on integrating the reagents and other color-based detection probes with the ChromaVision Digital Analyzer platform in a manner which provides quality and economic value to patients, laboratories and healthcare payors. The Company is seeking to form strategic alliances with reagent manufacturers, researchers and other third parties under which the ChromaVision Digital Analyzer will be used as the platform of choice for the detection and quantification of such reagents. The Company believes that each new application alliance can provide value to all other ChromaVision application partners as new applications drive new platform installations, and in turn make the ChromaVision Digital Analyzer an increasingly attractive means to access the marketplace for new applications.

    The Company initially plans to work directly with its clinical collaborators to gain acceptance in the medical community for the Triple Plus-TM- procedure. In order to capture market share for this application and other applications in which distribution would be more widely disbursed, the Company intends to pursue relationships with third parties capable of effectively distributing the ChromaVision Digital Analyzer and providing related services on a large-scale basis. The Company believes that such alliances will enable it to minimize certain risks related to the time, effort and expenses associated with the internal development of similar distribution capabilities, particularly for international markets.

    In March 1997, the Company agreed to a term sheet setting forth the principal terms of a strategic distribution and application commercialization relationship with Sigma focusing on the Down syndrome test using UR-NAP. In addition to manufacturing the primary reagents used for the test, Sigma also has worldwide marketing and sales capabilities. Sigma is a vertically integrated, ISO 9000 certified, in vitro device manufacturer. Sigma was the first in vitro diagnostics manufacturer to kit chemistries for the clinical diagnostics market. For the past 50 years, Sigma-Aldrich, the parent company of Sigma, has developed a worldwide distribution and communication network that serves as the basis for an extensive distribution capability for Sigma. This capability gives Sigma a greater sales and distribution reach than it would normally have for a manufacturer of its size. Sigma is able to utilize the more than 30 subsidiaries of Sigma-Aldrich throughout the world and their distributors to promote its products in over 140 countries. In the subsidiaries located in Western Europe including France, Germany, United Kingdom, Italy, the Netherlands and Luxembourg, Sigma maintains support capabilities for both reagents and instruments. All Sigma distributors are trained and qualified to support their product lines.

    The Company has entered into a term sheet and expects to enter into a joint development agreement with Specialty Laboratories, a privately held specialized testing services provider located in Santa Monica, California, to leverage their extensive experience and capability in developing laboratory tests in the areas of cancer, immunology, microbiology, genetics and molecular biology on the ChromaVision Digital Analyzer device and also pursue joint ventures where appropriate. Specialty Laboratories serves approximately 5,000 clients worldwide including hospitals, reference laboratories, clinics, physicians, universities and the pharmaceutical industry.

    ChromaVision has established a nonexclusive cooperative market development relationship with Centocor to identify market opportunities and requirements for various minimal residual disease applications. The Centocor relationship is focused on applying various reagents to the ChromaVision Digital Analyzer platform in a manner which provides quality and economic value to patients, laboratories, and healthcare payors. Based upon the results of clinical trials being conducted on the ChromaVision Digital Analyzer platform by Centocor researchers and Centocor's academic research partners, ChromaVision and Centocor intend to pursue further arrangements for offering Centocor oncology reagents and the ChromaVision Digital Analyzer platform either through a combination of Centocor and ChromaVision distribution channels, or through one or more third parties. At this time, the Centocor relationship is focused on application and market development activities.

GOVERNMENTAL REGULATION

    The Company's products are subject to stringent governmental regulation in the United States and other countries. In the United States, the Medical Device Amendments to the FDC Act, and other statutes and regulations, including various state statutes and regulations, govern the testing, manufacture, labeling, storage, recordkeeping, distribution, sale, marketing, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

    Prior to commercial sale in the United States, most medical devices, including ChromaVision Digital Analyzer, must be cleared by the FDA. The regulatory process can be lengthy, expensive and uncertain. Securing FDA clearance may require the submission of extensive clinical data together with other supporting information to the FDA. Any clinical testing of medical devices must be conducted in conformity with applicable FDA regulations. In addition, state and local approvals may be required for some clinical activities.

    Under the FDC Act, medical devices are classified into one of three classes on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Class I devices are those whose safety and effectiveness can reasonably be ensured through general controls, such as labeling, premarket notification and adherence to FDA-mandated GMP. Class II devices are those whose safety and effectiveness can reasonably be ensured through "special controls," such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are devices that must receive premarket approval ("PMA") by the FDA to ensure their safety and effectiveness. They are generally life-sustaining, life-supporting or implantable devices, and also include most devices that were not on the market before May 18, 1976 and for which the FDA has not made a finding of substantial equivalence based upon a 510(k).

    Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance of a 510(k) or approval of a PMA application. Following submission of the 510(k), the manufacturer may not market the new device until an order is issued by the FDA finding the device to be "substantially equivalent" to a legally marketed medical device, i.e., a legally marketed Class I or Class II medical device or a legally marketed Class III medical device for which the FDA has not called for PMA applications ("predicate device"). The FDA has no specific time limit by which it must respond to a 510(k). It generally takes from three to nine months from the date of submission for the FDA to respond with a clearance for a 510(k) application depending on the complexity of the technology and the level of review the FDA employs for evaluating the 510(k), but it may take longer. The FDA may determine that the proposed device is not substantially equivalent, or that additional clinical or other data are needed before a substantial equivalence determination can be made. Modification or enhancement of a product that has been cleared through the 510(k) process requires clearance of a new 510(k) if the modification or enhancement could significantly affect the safety or effectiveness of the original device.

    The Company intends to pursue a regulatory course under which it has filed and will seek FDA clearances via a 510(k). The Company filed a 510(k) for NAP clearance based on the fact that the Company's product is considered to be substantially equivalent, in terms of safety and effectiveness, to the legally marketed predicate devices. In particular, the Company intends to reference the IMI model IMS-200, Nikon Biostation-TM-, and Sigma Diagnostics reagent kit 85-1 as the predicate devices. Subsequently, the Company plans on developing new, and/or enhanced capabilities and will file the needed 510(k)s or PMAs as required.

    Should the FDA determine that ChromaVision Digital Analyzer is not substantially equivalent to the IMS-200 or other 510(k) predicate devices, the Company may be required to file for a PMA. The PMA process is significantly more complex, expensive and time consuming than the 510(k) process. The PMA process generally requires the performance of well-controlled clinical investigations in order to obtain FDA clearance, although other kinds of valid scientific evidence may be sufficient to determine the effectiveness of some devices. The PMA process typically requires two years, and may never result in approval. Determination by the FDA that any of the Company's products or applications are subject to the PMA process could have a material adverse effect on the Company's business, results of operations and financial condition. Nonetheless, should a PMA be required, a business benefit can accrue in the sense that a PMA can serve as a competitive barrier to entry. Although no time frames can be assured for either a 510(k) or PMA clearance, it is generally assumed that a 510(k) may be more readily obtained. The time allocated to clinical testing accounts for a considerable amount of the difference in 510(k) versus PMA clearance.

    The FDC Act requires that medical devices be manufactured in accordance with the FDA's current GMP regulations. These regulations require, among other things, that (i) the manufacturing process must be regulated and controlled by the use of written procedures and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. They also require investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. Manufacturing facilities are therefore subject to FDA inspection on a periodic basis to monitor compliance with GMP requirements. If violations of the applicable regulations are noted during FDA inspections of the Company's manufacturing facilities or the manufacturing facilities of its contract manufacturers, there may be a material adverse effect on the continued marketing of the Company's products.

    Other applicable requirements include the medical device reporting regulation, which requires that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur.

    The FDA regulates certain computer products as medical devices, such as control software for imaging or other diagnostic devices, including the Company's ChromaVision Digital Analyzer software. The FDA is in the process of reevaluating its regulation of such software, and if the FDA undertakes increased or more rigorous regulation of such software (which the Company cannot predict), the Company's ChromaVision Digital Analyzer software may become subject to further regulatory processes and clearance requirements. The Company is currently in full compliance with FDA guidelines with respect to its software. No assurance can be given that compliance with more extensive regulatory processes will be achieved or that the necessary clearances for such software will be obtained by the Company on a timely basis, if at all. The Company may, as a result, be required to expend additional time, resources and effort in the areas of software design, production and quality control to ensure full technical compliance.

    Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company.

    The Company and its products may be subject to a variety of other laws and regulations in those states and countries where its products are or will be marketed. These restrictions may hinder the Company's ability to market its products in those states or countries. Use of the Company's products may further be subject to periodic inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards pursuant to the Joint Commission on Accreditation of Healthcare Organizations.

    If the FDA believes that the Company is not in compliance with the law, the FDA can take one or more of the following actions: withdraw previously approved applications; require notification to users regarding newly found, unreasonable risks; request repair or refund of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; refuse to review or clear applications to market any of the Company's future products in the United States or to allow the Company to enter into government supply contracts; or institute legal proceedings to detain or seize products, enjoin future violations or assess criminal or civil penalties against the Company, its officers or employees. Any such action by the FDA could result in disruption of the Company's operations for an indeterminate period of time. Various states in which the Company's product may be sold in the future may impose additional regulatory requirements.

    In addition, the Company's products are subject to a variety of regulations in certain international markets. Depending on circumstances, including but not limited to Company strategies and discussions with potential distribution partners, the Company may develop a distribution strategy that initiates marketing in international markets prior to marketing in the United States.

THIRD-PARTY REIMBURSEMENT AND HEALTHCARE LEGISLATION

    The willingness of hospitals, laboratories and other healthcare providers to purchase or lease the ChromaVision Digital Analyzer may depend on the extent to which such providers limit capital expenditures due to cost reimbursement regulations, including regulations promulgated by the Health Care Finance Association and other regulatory agencies, and general uncertainty about government healthcare policy. In addition, sales volumes and prices of the Company's products will depend in part upon the level of reimbursement available to hospitals, laboratories and other healthcare providers for automated microscopic blood tests from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. There can be no assurance that existing reimbursement levels will not be decreased in the future and that any such decrease will not reduce the demand for, or the price of, the Company's products. Healthcare reform measures adopted by the federal government or state governments could adversely affect the price of medical devices in the United States or the amount of reimbursement available, and, consequently, could have a material adverse effect on the Company's business, results of operations and financial condition. No prediction can be made as to the outcome of any reform initiatives or their impact on the Company.

COMPETITION

    The Company believes that the primary current source of competition for the ChromaVision Digital Analyzer is the use of medical technicians to perform microscopic analysis. Additionally, the Company is aware of six potential competitors that are substantially engaged in efforts to automate microscope examinations. Five of the six are currently focused primarily on the use of morphology for specific clinical applications, as opposed to the color-based approach to addressing multiple applications that has been developed by ChromaVision. Four of the primarily morphology-based companies identified, Morphometrix, Inc., Neuromedical Systems, Inc. ("NSI"), Neopath, Inc., and Autocyte, Inc. are focused on Pap smear testing. The fifth potential competitor, IMI, is focused on white blood cell differential tests and uses morphology and neural networks. Several elements of the hardware components and robotics control of the IMI system are similar to those used in the ChromaVision Digital Analyzer. ChromaVision has developed completely different and proprietary image analysis application software which includes the algorithms used by the ChromaVision Digital Analyzer to detect objects based primarily on color, a technique that the Company believes is more sensitive and flexible than morphology alone. This color-based technique differentiates the Company from other automated microscopy manufacturers that target labor savings as the primary value proposition by enabling a platform that can use the multitude of available reagents to color cells or objects resulting in multiple applications and markets.

    The sixth potential competitor, Intelligent Remote Imaging Systems Inc. utilizes flow cytometry to image cellular material for various urine and blood applications. Flow cytometry does not use a glass slide to preserve samples, but rather destroys samples as cells are imaged. Additionally, the Company believes that the sensitivity of the ChromaVision Digital Analyzer substantially exceeds that of flow cytometry.

    Although each of these companies is initially focusing on one application or a limited set of specific applications, each has expressed a desire to pursue multiple applications as part of their respective strategies for product and market development.

SERVICE

    The Company intends to offer service and maintenance to ChromaVision Digital Analyzer customers as part of the "per click" pricing structure. The Company has developed a support, field service, and parts distribution plan designed with the goal of enabling greater than 98% system functionality for its customers. This plan will offer the following services as part of the "per click" fee structure: (i) installation, (ii) customer training, (iii) a 24-hour a day, seven-day per week customer help desk available via a toll free number, (iv) the ability to remotely diagnose ChromaVision Digital Analyzer units and load new software via dial-up modems with a goal of correcting 80% of customer problems on a remote basis, and (v) on-site field service and parts replacement utilizing regionally based ChromaVision field engineers which will be supported by headquarters development and engineering staff. To achieve customer response-time and system up-time requirements, the Company plans to employ both preventive maintenance programs and as-needed service by deploying one field engineer for approximately every 20 ChromaVision Digital Analyzer units in operation. In addition, the Company may enter into agreements with third parties to provide service and support to the Company's customers.

RESEARCH AND DEVELOPMENT

    The Company's core competency to date has been centered on research and development, specifically in the area of advanced imaging as applied to the detection and quantification of reagent-stained cellular material. Currently, the Company has seven employees dedicated to research and development, including several scientists who hold Ph.D. degrees in various disciplines, primarily in the areas of image science and software algorithms. The senior members of the research and development staff have experience in the development of sophisticated imaging systems including those used in the Strategic Defense Initiative and the Cruise Missile program. ChromaVision's research and development staff is experienced in the rapid prototyping and development of advanced software-based, electro-optical-mechanical systems. The Company intends to continue to invest heavily in the recruitment of experienced scientists and engineers with an emphasis on achieving a balance between research and development innovation and support of focused, market driven requirements.

MANUFACTURING

    As a development stage company, the Company currently has limited commercial scale manufacturing capabilities. The ChromaVision Digital Analyzer is currently developed and manufactured at the Company's headquarters in San Juan Capistrano, California. At the San Juan Capistrano facility, components are assembled, the microscope is optically aligned, software is loaded, and the system is tested. Components of the system are either manufactured by the Company, purchased off-the-shelf, or manufactured by subcontractors to the Company's specifications. The system uses an off-the-shelf CCD camera and an Intel/Microsoft-based personal computer. The system can be adapted for use with most popular microscopes and related optical accessories. A proprietary video capture and processing board is used along with proprietary color detection techniques developed by ChromaVision researchers. The Company intends to enhance its manufacturing capabilities to coincide with the commercialization of the ChromaVision Digital Analyzer. The Company is required to be GMP compliant prior to completing its first product. The Company is working toward, but has not yet achieved GMP compliance.

FACILITIES

    The Company's executive and development and manufacturing facilities are located in San Juan Capistrano, California, in approximately 21,000 square feet. The Company leases the space at an annual rent of approximately $123,000. This lease expires on February 28, 2000. Management of the Company believes that this facility will be adequate to meet the Company's needs through the year 2000.

EMPLOYEES

    As of March 31, 1997, the Company employed 13 persons in product development and engineering, four persons in manufacturing, four persons in finance, executive and administrative capacities and one person in sales and marketing. In addition to the above 22 employees, pursuant to the Administrative Services Agreement with XL Vision, the Company currently has access to certain resources of XL Vision, including accounting, shipping and receiving and payroll functions. Such services may be utilized by ChromaVision on an "as needed" basis. ChromaVision intends to continue this relationship until such time as ChromaVision's growth dictates the hiring of such additional personnel. The Company is not subject to any collective bargaining agreements and the Company believes that the relationship with its employees is good. See "Certain Transactions."

LEGAL PROCEEDINGS

    Currently, the Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The names, ages and positions held by the executive officers and directors of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Douglas S. Harrington, M.D...........................          44   Chief Executive Officer and Director
Kenneth S. Garber....................................          43   Vice President of Marketing and Sales and Business
                                                                      Development
Kevin C. O'Boyle.....................................          41   Vice President and Chief Financial Officer
Michael G. Schneider.................................          47   Vice President of Manufacturing and Service
John S. Scott, Ph.D..................................          45   Chairman of the Board of Directors
Christopher Moller, Ph.D.(1)(2)......................          43   Director
Richard C. E. Morgan(2)..............................          53   Director
Charles A. Root(1)...................................          64   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    DOUGLAS S. HARRINGTON, M.D. has been Chief Executive Officer since December 1996. From 1995 until he joined the Company in 1996, Dr. Harrington served as Chairman and President of Strategic Business Solutions, Inc., a privately held company specializing in commercialization of biotechnology, and as a Principal in Douglas S. Harrington and Associates, a strategic consulting firm. From 1992 to 1995, Dr. Harrington served as President of Nichols Institute, a publicly traded healthcare laboratory services provider, now part of Quest Diagnostics, Inc., a publicly traded laboratory services provider. Prior to 1992, Dr. Harrington held various management positions within Nichols Institute including Vice President of Operations and Medical Director. Dr. Harrington currently sits on the Boards, Advisory Boards, or Scientific Advisory Boards of ten healthcare and medical device companies and is an Associate Professor of Clinical and Anatomic Pathology at the University of Nebraska Medical Center. Dr. Harrington has over 18 years experience in the commercialization of healthcare technology and has published over 80 peer-reviewed publications.

    KENNETH S. GARBER has been Vice President of Marketing, Sales and Business Development of the Company since March 1996. From 1994 to 1996, Mr. Garber was Vice President and General Manager of the Imagelink Business Unit for Kodak Health Imaging Systems, Inc. In 1993, he was Assistant to the President of Kodak Health Imaging Systems and during 1992 was Director of Strategic Sales Development for Kodak Health Imaging Systems, Inc. From 1990 to 1991, Mr. Garber also was Director of Strategic Sales Development for Vortech Data, Inc. He previously held sales management and sales positions with Hughes Network Systems, Satellite Business Systems and Federal Data.

    KEVIN C. O'BOYLE has been Vice President and Chief Financial Officer of the Company since December 1996. From 1990 to 1994, Mr. O'Boyle was the Chief Financial Officer and from 1994 to 1996, he was Sr. Vice President of Operations for Albert Fisher North America, a publicly traded international food processor and distributor. From 1984 to 1990, Mr. O'Boyle served as the Vice President and Controller of American Cablesystems, a publicly traded cable television firm. He previously held various accounting positions on the audit and tax staff with Pannell, Kerr & Forster, a public accounting firm.

    MICHAEL G. SCHNEIDER has been Vice President of Manufacturing and Service since June 1996. From 1995 to May 1996, Mr. Schneider was Vice President of Manufacturing at Kodak Health Imaging Systems, Inc. From 1993 to 1995, Mr. Schneider was Director of Worldwide Service at Kodak's Customer Service Division. From 1990 to 1993, Mr. Schneider was Manager of Services Support at Kodak's Health Science Division. Mr. Schneider has twenty-four years of experience in manufacturing and service management.

    JOHN S. SCOTT has been Chairman of the Board of the Company since March 1996. Since May 1993, he has also been Chairman of the Board, Chief Executive Officer and President of XL Vision. From 1991 until July 1993, Dr. Scott was the President of Lenzar Electro-Optics, Inc., a manufacturer of imaging devices. Dr. Scott has a Ph.D. in both physics (turbulence and particle acceleration, associated space-borne instrumentation, plasma physics and electro-optical sensor system development) and astrophysics. He has designed and developed scanners for a wide range of media types including intelligence imagery, microfiche, microfilm, fingerprint cards, aerial photos, voter registration cards and medical x-rays.

    CHRISTOPHER MOLLER has been a director of the Company since June 1996. Since 1994, Mr. Moller has served as Managing Director of Technology Leaders II Management L.P. and, in various capacities since 1990 with its predecessors. Mr. Moller is also a director of ViroPharma, Inc., a publicly-traded biotechnology company.

    RICHARD C. E. MORGAN has been a director of the Company since March 1996. Mr. Morgan has been the Managing General Partner of Wolfensohn Partners L.P., a venture capital firm, since 1986 and the Chairman and Chief Executive Officer of Lasertechnics, Inc., which manufactures and distributes small secure card printing systems and related equipment and small character coding systems. From 1990 to 1996, Mr. Morgan was the Chairman of MediSense, Inc., a manufacturer and distributor of a wide range of rapid diagnostic devices. Mr. Morgan has been a director of Quidel Corporation, a manufacturer and distributor of rapid diagnostic devices, for the past five years and, since July 1995, has served as Chairman. Mr. Morgan is also a director and member of the executive committee of Celgene Corporation, and a director of Sequus Pharmaceuticals, Inc., both biopharmaceutical companies.

    CHARLES A. ROOT has been a director of the Company since March 1996. Since 1986, Mr. Root has served as an Executive Vice President of Safeguard. From 1988 until March 1994, Mr. Root served as Chairman and Chief Executive Officer of Coherent Communications Systems Corporation, a manufacturer of telecommunications equipment and teleconferencing products, where he continues to serve as Chairman. Mr. Root is Chairman of the Board of CompuCom Systems, Inc. ("CompuCom"), and a director of USDATA Corporation and Tangram Enterprise Solutions, Inc. ("Tangram"). CompuCom and Tangram are majority-owned subsidiaries of Safeguard.

    Each director is elected to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified. The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors. In consideration for his service on the Board of Directors, Mr. Morgan received options to purchase 83,750 shares of Common Stock, that vest over a four year period beginning in December 1997. These options expire in December 2003. All non-employee directors are reimbursed for travel and other expenses related to their service on the Board of Directors.

ADVISORY BOARD

    The Company's Advisory Board consists of individuals with expertise in the medical diagnostic technology field who advise the Company concerning long-term scientific planning, research and development, personnel and technological matters. The members of the Advisory Board are:

    DAVID A. THOMPSON is currently Chairman of the Board and Chief Executive Officer of Diagnostic Marketing Strategies, a management consulting firm. From 1994 until his retirement in June 1995, Mr. Thompson served as Senior Vice President, Strategic Improvement Processes at Abbott Laboratories. From 1990 to 1994, he served as President, Diagnostics Division and Senior Vice President, Diagnostic Operations at Abbott Laboratories.

    JEFFREY K. COHEN, M.D. is currently a urologist and Assistant Professor at the Medical College of Pennsylvania and Allegheny University. Mr. Cohen is also a member of the Executive Committee of the Medical Staff and the Operating Room Committee, and a Board member of the Integrated Health Care

Systems at Allegheny General Hospital. From 1994 until 1995, Mr. Cohen served as President of Integrated Health Care Systems, and from 1990 until 1994, he served as Medical Director of the Short Procedure Unit.

    HENRY T. PIETRASZEK is currently President and Chief Executive Officer of Ventana Medial Systems, a manufacturer of autostaining equipment. From 1994 to 1996, Mr. Pietraszek served as President and Chief Executive Officer of Biostar, Inc., a medical diagnostic company. From 1975 to 1994, Mr. Pietraszek served as President and Chief Executive Officer of Tap Pharmaceuticals, a joint venture between Abbott Laboratories and Dainippon Pharmaceutical Company of Japan engaged in research, product development, manufacturing and marketing of U.S. pharmaceuticals.

    ERIK HORNAESS has been Divisional Vice President & General Manager at Abbott Diagnostics Division, a subsidiary of Abbott Laboratories located in Wiesbaden-Delkenheim, Germany, since October 1982. Mr. Hornaess has over thirty years of experience in the international medical diagnostic industry, most recently focused on Europe, Africa and the Middle East.

    ANEAL S. MASIH, M.D. is currently a Staff Pathologist at Space Coast Pathologists, and also serves as an outside consultant to the Company. From January 1992 to December 1994, Dr. Masih was an Assistant Professor in the Pathology Department at the University of Florida. From January 1992 to December 1994, Dr. Masih served as medical consultant at Veterans Administration Medical Center and the Eastern Cooperative Oncology Group.

    None of the members of the Advisory Board is employed by the Company, and members may have other commitments to or consulting or advisory contracts with their employers or other entities which may conflict or compete with their obligations to the Company. Accordingly, such persons are expected to devote only a portion of their time to the Company and are not expected to participate actively in the Company's affairs or in the development of the Company's technology. Members of the Company's Advisory Board receive options to purchase the Company's Common Stock. As of December 31, 1996, the Company has granted options to purchase 71,875 shares of the Company's Common Stock to members of its Advisory Board. Advisory Board members are reimbursed for travel and other expenses in connection with their services on the Advisory Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1996, the Company did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions. Recommendations concerning the aggregate of the Company's employees were made to the Board of Directors by the Company's Chief Executive Officer. There are currently no compensation committee interlocks with other entities or insider participation on the Compensation Committee.

CERTAIN RELATIONSHIPS

    Technology Leaders Management L.P., a limited partnership, is the sole general partner of Technology Leaders L.P. and a co-general partner of Technology Leaders Offshore C.V. Technology Leaders L.P. and Technology Leaders Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders L.P. and Technology Leaders Offshore C.V. are referred to collectively in this Prospectus as "Technology Leaders I." Technology Leaders Management L.P. has sole responsibility for all investment, voting and disposition decisions for Technology Leaders I. The general partners of Technology Leaders Management L.P. are (i) Technology Leaders Management, Inc., a privately held subsidiary of Safeguard, (ii) TL Partners I, a general partnership among Technology Leaders Management, Inc. and the Managing Directors of Technology Leaders Management, Inc., other than Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by individuals, one of whom serves as a director of Safeguard, and three of whom are not currently otherwise affiliated with Safeguard or the Company. Technology Leaders Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, that consists of seven voting members including (i) Warren V. Musser, Robert E. Keith, Jr. and Gary J. Anderson, M.D., each of whom are designees of Technology Leaders Management, Inc., and (ii) one designee of each of the TLA Corporations. Clayton S. Rose is a non-voting member of that executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders, subject to the control and direction of the executive committee of Technology Leaders Management L.P. Mr. Musser is the chairman and Mr. Keith is president and chief executive officer of Technology Leaders Management, Inc. and Mr. Keith, Ira M. Lubert, Dr. Anderson, Mr. DeNino and Christopher Moller, Ph.D., are the managing directors of Technology Leaders Management, Inc. Mr. Keith, Mr. Lubert and Dr. Anderson are former officers of Safeguard and Mr. Keith is a director of Safeguard.

    Technology Leaders II Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and a co-general partner of Technology Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are referred to in this Prospectus as "Technology Leaders II." Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II. The general partners of Technology Leaders II Management , L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, Jr., Gary J. Anderson, M.D., Ira M. Lubert, Mark J. DeNino and Christopher Moller, a director of the Company, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of ten voting members including (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. Lubert, Mr. DeNino, Christopher Moller, individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard.

    Safeguard Scientifics (Delaware), Inc., a privately held subsidiary of Safeguard, is a limited partner in Technology Leaders L.P. and Technology Leaders II, holding 3.3% of the aggregate limited partnership interest in Technology Leaders L.P. and 4.4% of the aggregate limited partnership interest in Technology Leaders II L.P. Technology Leaders Management, Inc. holds directly or indirectly 31% of the general partnership interests in Technology Leaders Management L.P. and 39% of the general partnership interests in Technology Leaders II Management L.P.

    Safeguard, Technology Leaders I and Technology Leaders II collectively beneficially own approximately 32% of the voting common stock of XL Vision and approximately 97% of the non-voting convertible preferred stock of XL Vision, and have the right to designate two of the nine members of XL Vision's Board of Directors. After the Company was spun out from XL Vision in March 1996, it raised its initial equity capital through a private offering of its Series A Preferred Stock primarily to XL Vision's stockholders.

EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement with Dr. Douglas S. Harrington as of December 30, 1996, which obligates him to serve as Chief Executive Officer until December 30, 1997. The agreement provides for the payment of an annual base salary of $160,000 and bonuses up to 100% of his base salary upon the achievement of certain targets. Dr. Harrington's employment will continue on an at-will basis after December 30, 1997, subject to severance pay upon termination under certain conditions. Upon any change of control of the Company, Dr. Harrington will be entitled to immediate vesting of all stock options or the payment of an amount equal to the difference between the exercise price and the fair market value for each share of Common Stock which underlies an option which cannot vest and, if his employment terminates, one year salary continuation and payment of his maximum bonus for such year. In addition, upon the expiration of the Employment Agreement or the termination of employment after the expiration of the Employment Agreement, the Company has the option to retain Dr. Harrington as a consultant whereby Dr. Harrington would be entitled to receive monthly consulting fees equal to his prior monthly salary upon the provision of up to 20 hours of consulting services each month.

    On February 15, 1996, the Company entered into an at-will employment agreement with Kenneth S. Garber. Mr. Garber agreed to serve as Vice President of Marketing and Sales and Business Development in return for an annual salary of $130,000 and the opportunity to earn additional compensation in the form of commissions upon the achievement of certain performance objectives. Upon a termination of Mr. Garber's employment by the Company for any reason other than cause, one-half of Mr. Garber's non-vested stock options automatically become vested, all performance-related compensation becomes immediately payable and the Company may elect to pay Mr. Garber his base salary for up to an 18-month period in return for Mr. Garber's agreement not to engage in activities in competition with the Company during such period. Upon any change of control of the Company, Mr. Garber will be entitled to immediate vesting of all stock options or the payment of the in-the-money value of all unvested options.

    On November 27, 1996, the Company entered into an at-will employment agreement with Kevin O'Boyle. Mr. O'Boyle agreed to serve as Vice President and Chief Financial Officer in return for the payment of an annual salary of $130,000 and the opportunity to earn additional compensation in the form of bonuses. Upon a termination of Mr. O'Boyle's employment by the Company for any reason other than cause, one-half of Mr. O'Boyle's non-vested stock options automatically become vested, all performance related compensation becomes immediately payable and the Company will pay Mr. O'Boyle his base salary for a 12-month period in return for Mr. O'Boyle's agreement not to engage in activities in competition with the Company during such period. Upon any change of control of the Company, Mr. O'Boyle will be entitled to immediate vesting of all stock options or the payment of the in-the-money value of all unvested options.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation paid or accrued from the inception of the Company through December 31, 1996 with respect to the Company's Chief Executive Officer, its former President and its other most highly compensated executive officer as of December 31, 1996 (collectively, the "Named Officers"):

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                           ANNUAL         -------------
                                                                      COMPENSATION(1)      SECURITIES         ALL
                       NAME AND                                     --------------------   UNDERLYING        OTHER
                  PRINCIPAL POSITION                       YEAR      SALARY      BONUS       OPTIONS     COMPENSATION
-------------------------------------------------------  ---------  ---------  ---------  -------------  -------------
Douglas S. Harrington, M.D.(2).........................       1996  $      --  $      --        737,500       $ 83,160
  Chief Executive Officer
Kenneth S. Garber(3)...................................       1996    110,000     37,500        277,313             --
  Vice President of
  Marketing and Sales and
  Business Development
Michael S. Shiff(4)....................................       1996    146,565         --        554,625        468,350
  Former President

------------------------

(1) The annual compensation described in this table reflects actual salary and bonus paid to such executive officers from the inception of the Company through December 31, 1996. In 1996, Messrs. Shiff and Garber were paid based upon an annual salary of $150,000 and $130,000, respectively. The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Officers which do not exceed the lesser of $50,000 or 10% of the aggregate of any such Named Officer's salary and bonus.

(2) Dr. Harrington joined the Company on December 30, 1996. Dr. Harrington is paid a base salary of $160,000. Prior to that time, Dr. Harrington served on the Company's Advisory Board, in consideration for which Dr. Harrington was granted options to purchase 12,500 shares of the Company's Common Stock. In addition, Dr. Harrington received $83,160 in 1996 as payment for consulting services provided to the Company and reimbursement for expenses related thereto, which appears under the caption "All Other Compensation." Dr. Harrington received options to purchase 25,000 shares of the Company's Common Stock in January 1997.

(3) Mr. Garber joined the Company in March 1996. Mr. Garber earned a bonus of $37,500 in 1996, which has not yet been paid.

(4) Mr. Shiff resigned as President of the Company as of December 10, 1996. The amounts in the table above reflect salary earned during the period beginning in March 1996 and ending on December 10, 1996. Upon resigning from the Company, Mr. Shiff received a cash severance payment of $468,350, which is listed in the table above under the caption "All Other Compensation."

    The following table provides information on stock options granted by the Company in 1996 to the Named Officers. All Company option grants depicted below were made pursuant to the 1996 Equity Compensation Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 PERCENT OF                           REALIZABLE POTENTIAL VALUE
                                                   TOTAL                                          AT
                                                  OPTIONS                               ASSUMED ANNUAL RATE OF
                                     NUMBER OF   GRANTED TO                            STOCK PRICE APPRECIATION
                                       SHARES    EMPLOYEES                                       FOR
                                     UNDERLYING      IN      EXERCISE                       OPTION TERM(1)
                                      OPTIONS      FISCAL    PRICE PER   EXPIRATION   --------------------------
NAME                                  GRANTED       YEAR       SHARE        DATE          5.0%         10.0%
-----------------------------------  ----------  ----------  ---------  ------------  ------------  ------------
Douglas S. Harrington, M.D.(2).....      12,500         0.6%     $0.80     6/13/2003  $      4,071  $      9,487
                                        725,000        37.7       2.40    12/12/2006     1,094,277     2,773,112
Kenneth S. Garber(3)...............     277,313        14.4       0.80     6/13/2003        90,315       210,473
Michael S. Shiff(4)................     554,625        28.8       0.80     6/13/2003       180,630       420,945

------------------------

(1) The amounts shown are calculated assuming that the market value of the Common Stock was equal to the exercise price per share as of the date of grant of the options. This value is the approximate price per share at which shares of the Common Stock would have been sold in private transactions on or about the date on which the options were granted. The dollar amounts under these columns assume a compounded annual market price increase for the underlying shares of the Common Stock from the date of grant to the end of the option term of 5% and 10%. This format is prescribed by the Commission and is not intended to forecast future appreciation of shares of the Common Stock. The actual value, if any, a Named Officer may realize, will depend on the excess of the market price for shares of the Common Stock on the date the option is exercised over the exercise price. Accordingly, there is no assurance that the value realized by a Named Officer will be at or near the value estimated above.

(2) Dr. Harrington received options to purchase 12,500 shares of the Company's Common Stock in June 1996 in consideration for his service as a member of the Company's Advisory Committee vesting 50% on March 31, 1997 and 50% on March 31, 1998. In December 1996, Dr. Harrington received options to purchase 725,000 shares of the Company Common Stock in connection with his employment as Chief Executive Officer, vesting in four equal annual installments beginning on December 12, 1996. Vesting accelerates in whole, or in part upon certain events including a termination without cause and a change of control. Dr. Harrington received options to purchase 25,000 shares of the Company's Common Stock in January 1997 at an exercise price of $2.40 per share.

(3) Mr. Garber's options vest in equal installments over a four-year period beginning December 30, 1996, provided that 50% of the unvested options will vest upon closing of the Company's initial public offering and the first anniversary of the closing date. Vesting also will accelerate in whole or in part upon certain other events including a termination without cause and a change of control.

(4) Mr. Shiff resigned as President of the Company as of December 10, 1996. In connection with his resignation from the Company, the Company repurchased all of Mr. Shiff's vested options for an aggregate purchase price of

    $443,700. In addition, effective upon his resignation, all of Mr. Shiff's unvested options (exercisable for 277,313 shares of Common Stock) automatically terminated.

    The following table sets forth information concerning options exercised during 1996 and the number and the hypothetical value of certain unexercised options of the Company held by the Named Officers as of December 31, 1996. This table is presented solely for purposes of complying with the Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon exercise of the options.

                        AGGREGATED OPTION EXERCISES AND
                       LAST FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-
                                                                     OPTIONS AT               MONEY OPTIONS AT
                                       SHARES                     DECEMBER 31, 1996         DECEMBER 31, 1996(1)
                                      ACQUIRED      VALUE     -------------------------  --------------------------
NAME                                 ON EXERCISE   REALIZED   EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -----------  ----------  ----------  -------------  -----------  -------------
Douglas S. Harrington, M.D.........           --  $       --     187,500        550,000   $ 497,500    $ 1,505,000
Kenneth S. Garber..................           --          --      69,328        207,985     291,178        873,537
Michael S. Shiff...................      277,313     443,700(2)         --            --         --             --

------------------------

(1) Assumes, for presentation purposes only, a per share fair market value of $5.00.

(2) Reflects the actual value realized by Mr. Shiff upon the sale of 277,313 shares to the Company as of December 27, 1996, at a purchase price of $2.40, less the $0.80 exercise price per share.

EQUITY COMPENSATION PLAN

    The Company has adopted the ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan (the "Plan") pursuant to which it has awarded and may in the future award stock options and equity compensation awards to its employees, officers, non-employee directors and independent contractors.

    The Plan provides for the issuance to employees, non-employee directors and eligible independent contractors of up to 1,291,688 shares of Common Stock pursuant to the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), Stock Appreciation Rights ("SARs") and restricted stock awards. The maximum aggregate number of shares of stock that shall be subject to grants under the Plan to any recipient may not exceed 875,000. The Plan is administered by a Committee of two or more non-employee directors appointed by the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee has the authority to determine to whom stock options and equity compensation awards will be granted and the terms of the awards granted, including the number of shares subject to each award, vesting provisions and the duration of an award, to amend the terms of any outstanding award and to generally deal with any other matters arising under the Plan. Prior to the adoption of the Plan, the Company also granted NQSOs to purchase 975,688 shares of Common Stock.

    As of March 31, 1997, options to purchase a total of 1,539,188 shares of Common Stock, at a weighted average exercise price per share of $1.96, were outstanding. Of these options, options to purchase 284,954 shares were fully vested and exercisable as of March 31, 1997. As of March 31, 1997, the Company had an additional 173,563 shares of Common Stock available for future grants and other issuances under the Plan.

    The option price per share of stock under the Plan shall be determined by the Committee at the time of each grant, provided, however, that the option price per share for any ISO shall not be less than 100% of the fair market value of the stock at the time of the grant. If a 10% stockholder receives an ISO, the exercise price shall not be less than 110% of the fair market value at the time of grant. The term of each stock option shall be fixed by the Committee, but may not exceed ten years. In the case of a 10% stockholder, the term may not exceed five years. Stock options shall be exercisable at such time or times as shall be determined by the Committee. Payment for the exercise of an option shall be made by cash, check or other instrument as the Committee may accept, including, in the discretion of the Committee, unrestricted stock of the Company. The Committee may also agree to allow an optionholder to elect to cash out the excess of the fair market value over the option price of all or a portion of a stock option. The Committee may also grant, in its sole discretion, a "cashless exercise" feature for the exercise of stock options.

    The Board of Directors may amend or revise the terms of the Plan in any respect whatsoever, provided, that certain amendments of the Plan are subject to shareholder approval. Unless sooner terminated, the Plan will terminate in 2006.

    Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the options granted under the Plan are intended to meet the requirements of "performance-based compensation."

                              CERTAIN TRANSACTIONS

    The Company's business commenced as an unincorporated business division of XL Vision in 1993 to develop an automated intelligent microscopy system. From the inception of the business through its incorporation as a separate entity in March 1996, the Company incurred approximately $4.8 million in development costs. On March 28, 1996, XL Vision transferred the assets of the business to the Company in exchange for 1,931,250 shares of the Company's Common Stock and the assumption of the $4.8 million intercompany debt.

    In 1996, the Company sold 6,364,872 shares of Series A Preferred Stock to certain stockholders of XL Vision, including Safeguard, Technology Leaders I, Technology Leaders II, John S. Scott and Charles A. Root, and certain officers and advisors of the Company, including Michael S. Shiff and Kenneth S. Garber. All of the shares were sold at a purchase price of $1.00 per share. The Company used a portion of the proceeds from the private placement to repay a portion of the intercompany debt to XL Vision. In connection with the purchase of shares in the private placement, the purchasers were granted certain registration rights. See "Shares Eligible for Future Sale--Registration Rights." In addition, the holders of Series A Preferred Stock are entitled to elect two members of the Company's Board of Directors for as long as the Series A Preferred Stock remains outstanding. The holders entered into an agreement to vote their shares of Series A Preferred Stock to elect one designee of Safeguard and one designee of Technology Leaders I and Technology Leaders II, together, to the Company's Board of Directors. Also, the Company agreed with Safeguard to make a rights offering to holders of Safeguard common shares.

    In August 1996, the Company issued 770,192 shares of Series A Preferred Stock to Centocor as partial consideration for the release and assignment of certain rights that Centocor may have had related to the ChromaVision Digital Analyzer resulting from the joint development arrangements between the Company and Centocor. The Company continues to collaborate with Centocor on a nonexclusive basis to develop certain applications for the ChromaVision Digital Analyzer. Pursuant to the agreement with Centocor, as amended, the Company is obligated to provide to Centocor, at no charge, technical support through September 30, 1997 and software development services through December 31, 1997 related to the ChromaVision Digital Analyzer.

    In December 1996, Michael S. Shiff resigned as President of the Company. In connection with his separation, the Company repurchased Mr. Shiff's vested stock options for an aggregate purchase price of $443,700 and paid a severance payment of $468,350 plus the continuation of his base salary for three months. The Company financed such payments through the sale of 221,850 shares of Series B Preferred Stock to Safeguard for an aggregate purchase price of $998,325.

    Upon consummation of the rights offering, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock will automatically convert into shares of Common Stock.

    Since the Company's incorporation in March 1996, XL Vision has provided certain personnel and administrative services to the Company at cost. Administrative expenses incurred in 1996 were approximately $740,600. The Company anticipates that this arrangement will cease after June 1997, however, the Company may continue to utilize XL Vision personnel thereafter on a cost reimbursement basis. In addition, the Company subleased office and manufacturing space from XL Vision in Sebastian, Florida at a total cost of $72,200 during 1996. In March 1997, the Company relocated to San Juan Capistrano, California, and does not anticipate incurring any additional lease expenses to XL Vision.

    The Company entered into an Administrative Services Agreement with XL Vision and Safeguard, as of January 1, 1997. Under this agreement, XL Vision and Safeguard are obligated to provide the Company with administrative support services, including management consultation, investor relations, legal services and tax planning. In consideration for these services, the Company will pay an annual fee of 0.75% of the Company's gross revenues each year to each of XL Vision and Safeguard up to a maximum of $300,000 a year. Fees will accrue until the Company achieves a positive cash flow from operations. The agreement extends through January 31, 2002 and continues thereafter unless terminated by either party.

    The Company also entered into a Direct Charge Administrative Services Agreement with XL Vision, as of January 1, 1997. Under this agreement, XL Vision provides administrative services to the Company on an hourly basis at the request of the Company. The Company pays the Company for these services based upon an hourly fee. The agreement is month-to-month and may be terminated by either party.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares offered hereby (i) by each selling stockholder, (ii) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (iii) by each director of the Company, (iv) by each Named Officer and (v) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                 BENEFICIAL OWNERSHIP
                                                     PRIOR TO THE        NUMBER OF     BENEFICIAL OWNERSHIP
                                                     OFFERING(1)           SHARES     AFTER THE OFFERING(1)
                                                ----------------------   TO BE SOLD   ----------------------
                                                NUMBER OF                    IN       NUMBER OF
NAME AND ADDRESS                                  SHARES    PERCENTAGE  THE OFFERING    SHARES    PERCENTAGE
----------------------------------------------  ----------  ----------  ------------  ----------  ----------
Safeguard Scientifics, Inc.(2)................   4,159,517        37.4%      381,780   3,777,737        22.0%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
XL Vision, Inc.(3)............................   1,737,500        15.6       159,530   1,577,070         9.2
  10305 102nd Terrace
  Sebastian, FL 32958
Centocor, Inc.................................     962,740         8.7            --     962,740         5.6
  244 Great Valley Parkway
  Malvern, PA
Technology Leaders II(3)......................     891,668         8.0        81,900     809,768         4.7
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Technology Leaders I(3).......................     836,718         7.5        76,790     759,928         4.4
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
John S. Scott, Ph.D.(4).......................     470,625         4.2            --     470,625         2.7
Douglas S. Harrington, M.D.(5)................     193,750         1.7            --     193,750         1.1
Kenneth S. Garber(6)..........................     204,134         1.8            --     204,134         1.2
Charles A. Root(7)............................      49,219           *            --      49,219           *
Christopher Moller(8).........................          --          --            --          --          --
Richard C.E. Morgan...........................          --          --            --          --          --
All executive officers and directors
as a group (8 persons)(9).....................     956,790         8.3            --     956,790         5.5

------------------------

*   Less than 1% of the outstanding Common Stock.

(1) Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding prior to the offering (i) assumes shares of Common Stock outstanding as of the date of this Prospectus, (ii) the conversion of all shares of Preferred Stock outstanding as of the date of this prospectus and
    (iii) includes additional shares issuable pursuant to options held by such owner which may be exercised within 60 days after the date of this Prospectus ("presently exercisable options"), as set forth below. Solely for the purpose of the percentage ownership calculation for each beneficial owner depicted herein, the number of shares of Common Stock deemed outstanding after the offering (i) assumes 17,147,393 shares of Common Stock will be outstanding upon the successful completion of the offering, and (ii) includes additional shares issuable pursuant to presently exercisable options held by such owner. The beneficial ownership after the offering does not account for the exercise of rights by such stockholders in the offering.

(2) The shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard. Excludes all shares of Common Stock beneficially owned by Technology Leaders I, Technology Leaders II and XL Vision, Inc., in each of which Safeguard has a beneficial interest. See "Management--Certain Relationships" for a description of the relationships between Safeguard, Technology Leaders I, Technology Leaders II and XL Vision. The largest shareholder of Safeguard is Warren V. Musser, the chairman and chief executive officer of Safeguard, who is the record holder of approximately 9.5% of the total Safeguard Common Shares outstanding.

(3) See "Management--Certain Relationships" for a description of the relationships between Safeguard and Technology Leaders I, Technology Leaders II and XL Vision.

(4) Includes 343,750 shares held by a family partnership and 12,500 shares held by immediate family members, for which Dr. Scott disclaims beneficial ownership. Excludes shares owned by XL Vision, of which Dr. Scott is Chairman and CEO.

(5) Represents shares of Common Stock issuable pursuant to presently exercisable options or options exercisable within 60 days of the date hereof.

(6) Includes 173,320 shares of Common Stock issuable pursuant to presently exercisable options.

(7) Excludes shares owned by Safeguard, of which Mr. Root is Executive Vice President. Mr. Root disclaims beneficial ownership of such shares.

(8) Excludes shares owned by Technology Leaders I and Technology Leaders II, for each of which Mr. Moller serves as an indirect general partner. Mr. Moller disclaims beneficial ownership of such shares.

(9) Includes 406,134 shares of Common Stock issuable pursuant to presently exercisable options or options exercisable within 60 days of the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 8,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

    As of March 31, 1997, there were 11,127,393 shares of Common Stock outstanding, after giving effect to the conversion to the shares of Preferred Stock. After giving effect to the issuance of the 6,020,000 shares of Common Stock offered by the Company hereby, there will be 17,147,393 shares of Common Stock outstanding.

    Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. See "Risk Factors--Control by Principal Stockholders." Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of

Preferred Stock which the Company may designate and issue in the future. See "Description of Capital Stock--Preferred Stock."

RIGHTS

    The Company is granting on the date hereof the rights to the holders of Safeguard common shares. The rights, subject to minimum exercise requirements, are each exercisable for one share of Common Stock at an exercise price of $5.00 per share. Persons may not exercise rights for fewer than 20 shares of Common Stock. For purposes of the offering, a person that holds Safeguard common shares in multiple accounts must meet the 20 share minimum purchase requirement in each account. Accordingly, persons holding fewer than 20 rights in an account should consider the advisability of consolidating the rights in one account, selling rights, or purchasing additional rights to comply with the minimum exercise requirements of the offering. Rights may be transferred, in whole or in part, by endorsing and delivering to Chase Mellon Shareholder Services, L.L.C. a rights certificate that has been properly endorsed for transfer, with instructions to reissue the rights, in whole or in part, in the name of the transferee. Chase Mellon Shareholder Services, L.L.C. will reissue certificates for the transferred rights to the transferee, and will reissue a certificate for the balance, if any, to the holder of the rights, in each case to the extent it is able to do so prior to the Expiration Date. The offering will terminate and the rights will expire at 5:00 p.m., New York City time, on the Expiration Date,
which is       , 1997. After the Expiration Date, unexercised rights will be null and void. For more information about the rights and the offering process, reference should be made to "The Offering" and to "Risk Factors--Cancellation of Rights Offering."

PREFERRED STOCK

    The Company, by resolution of the Board of Directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 8,000,000 shares of Preferred Stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including the dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. As of the date of this Prospectus, assuming the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into Common Stock, there are no shares of Preferred Stock outstanding, and the Company has no plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have 17,147,393 shares of Common Stock outstanding, excluding 1,539,188 shares of Common Stock subject to stock options outstanding as of March 31, 1997 and any stock options granted by the Company after March 31, 1997. Of these shares, the Common Stock sold in the offering, except for certain shares described below, will be freely tradeable without restriction or further registration under the Act. The remaining 10,427,393 shares of Common Stock (the "Restricted Shares") were sold by the Company in reliance on exemptions from the registration requirements of the Act and are "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701. See "Risk Factors--Shares Eligible for Future Sale."

    In general, under Rule 144 as currently in effect, if two years have elapsed since the date of acquisition of restricted securities from the Company or any affiliate and the acquiror or subsequent holder is not deemed to have been an affiliate of the Company for at least 90 days prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144(k) without regard to the limitations described below. If one year has elapsed since the date of acquisition of restricted securities from the Company or any affiliate, the acquiror or subsequent holder thereof (including persons who may be deemed affiliates of the Company) is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. Without considering the contractual restrictions described below, approximately 10,427,393 Restricted Shares will be eligible for sale ninety days after the date of this Prospectus, subject to manner of sale and other resale conditions imposed by Rule 144. Certain restrictions apply to any shares of Common Stock purchased in the offering by affiliates of the Company, which may generally only be sold in compliance with the limitations of Rule 144, except for the holding period requirements thereunder. See "Risk Factors--Shares Eligible for Future Sale."

    Rule 144A under the Act provides a nonexclusive safe harbor exemption from the registration requirements of the Act of specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on Nasdaq. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

STOCK OPTIONS

    As of March 31, 1997, there were outstanding options to purchase an aggregate of 1,539,188 shares of Common Stock (of which 284,954 were exercisable at March 31, 1997), at a weighted average exercise price of $1.96 per share. As of March 31, 1997, the Company had an additional 173,563 shares of Common Stock available for future grants and other issuances under the Plan. After the offering, the holders of options to purchase a total of 1,292,313 shares will be subject to Lock-Up Agreements, which restrict, until after the Lock-Up Expiry Date (without the underwriters' prior written consent), the holders' ability to sell or otherwise dispose of Common Stock acquired upon the exercise of such options. See "Management-- Stock Option Plan."

    The Company issued options and underlying shares of Common Stock to employees of the Company who were not executive officers and directors of the Company pursuant to Rule 701. Under Rule 701, such employees of the Company who prior to the Offering purchased shares pursuant to the Stock Option Plan are entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 commencing 90 days after the date of this Prospectus. Rule 701 also permits the shares subject to unexercised options under such Plan to be sold upon exercise without having to comply with such provisions of Rule 144. As of March 31, 1997, approximately 175,000 shares of Common Stock subject to unexercised options will be eligible for sale under Rule 701 by Company employees (subject to applicable vesting provisions).

    It is anticipated that a Form S-8 Registration Statement covering the Common Stock that may be issued pursuant to the exercise of options after the effectiveness of the Form S-8 Registration Statement will be filed and declared effective prior to the Lock-Up Expiry Date and that shares of Common Stock that are so acquired and offered thereafter pursuant to the Form S-8 Registration Statement generally may be resold in the public market without restriction or limitation, except in the case of affiliates of the Company, which generally may only resell such shares in compliance with Rule 144, except for the holding period requirements thereunder.

LOCK-UP AGREEMENTS

    The Principal Stockholders, Centocor, each executive officer and each director of the Company, who will in the aggregate own 8,438,799 shares of Common Stock after the completion of the offering and will be deemed to beneficially own an additional 388,946 shares of Common Stock, have agreed with the Underwriters that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriters. See "Management--Equity Compensation Plan" and "Shares Eligible for Future Sale." In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock without the prior written consent of the Underwriters. See "Management--Stock Options" and "Shares Eligible for Future Sale."

REGISTRATION RIGHTS

    The Company has granted certain piggyback and demand registration rights to holders of Preferred Stock. Holders of at least 1,200,000 shares of Preferred Stock have the right to request that the Company effect the registration, under the Securities Act, of the Common Stock issuable upon the conversion of the Preferred Stock, provided that the securities to be registered have a value of at least $3,000,000. These registration rights become exercisable six months after the completion of this offering. In addition, the holders of Preferred Stock have the right to include their securities in the offerings of the Company's securities under the Securities Act. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All of the holders of registration rights have waived their respective rights to participate in this offering.

                                  UNDERWRITING

    The Company and the underwriters have entered into the Standby Underwriting Agreement on the date hereof, pursuant to which the underwriters are required, subject to certain terms and conditions (all of which are set forth below), to purchase the shares of Common Stock offered in the rights offering and not purchased (the "Excess Unsubscribed Shares") in accordance with the percentages set forth below. If all of the rights are exercised there will be no Excess Unsubscribed Shares and the underwriters will not be required to purchase any shares of Common Stock.

                                                                                               % OF UNDERWRITER
UNDERWRITERS                                                                                        SHARES
------------------------------------------------------------------------------------------  ----------------------
Robert W. Baird & Co. Incorporated........................................................
Adams, Harkness & Hill, Inc...............................................................

    The underwriters have agreed, severally and not jointly, subject to the condition that the Company complies with its obligations under the Standby Underwriting Agreement and subject to the Underwriter's right to terminate their obligations under the Standby Underwriting Agreement (as specified below), to purchase all of the Excess Unsubscribed Shares. The Company will pay the underwriters the financial advisory fee equal to 3% of the exercise price for each share of Common Stock included in the offering. The financial advisory fee is for services and advice rendered in connection with the structuring of the offering, valuation of the business of the Company, and financial advice to the Company before and during the offering. An additional fee of 4% of the exercise price will be paid to the underwriters (i) for each share of Common Stock purchased by the underwriters pursuant to the Standby Underwriting Agreement and
(ii) for each share of Common Stock purchased upon the underwriters' exercise of rights if such rights were purchased by the underwriters at a time when the Common Stock was trading (on a "when issued" basis) at a per share price of less than 120% of the exercise price or if the underwriters purchase such rights with Safeguard's prior acknowledgment that it would be entitled to receive the underwriting discount for Common Stock purchased pursuant to the exercise of such rights. In addition, the Company has agreed to pay the underwriters a non-accountable expense allowance in the aggregate amount of $200,000, provided, however, such non-accountable expense allowance shall be reduced to $100,000 or zero if, on the Expiration Date, the closing price for the Common Stock traded on a "when issued" basis is at least $7.25 per share or greater than $8.25 per share, respectively. The selling stockholders have granted to the underwriters a 20-day option commencing on the Expiration Date to purchase a maximum of 640,000 additional shares of Common Stock at a per share price equal to the exercise price less the financial advisory fee and the underwriting discount. The underwriters may exercise such option in whole or in part only to cover over-allotments made in connection with the sale of shares of Common Stock by the underwriters.

    Prior to the Expiration Date, the underwriters may offer shares of Common Stock on a when-issued basis, including shares to be acquired through the purchase and exercise of rights, at prices set from time to time by the underwriters. It is not contemplated that the offering price set on any calendar day will be increased more than once during such day. After the Expiration Date, the underwriters may offer shares of Common Stock, whether acquired pursuant to the Standby Underwriting Agreement, the exercise of the rights or the purchase of Common Stock in the market, to the public at a price or prices to be determined. The underwriters may thus realize profits or losses independent of the underwriting discount and the financial advisory fee. Shares of Common Stock subject to the Standby Underwriting Agreement will be offered by the underwriters when, as and if sold to, and accepted by, the underwriters and will be subject to their right to reject orders in whole or in part.

    Prior to the offering, there has been no public market for the Common Stock or the rights. Consequently, the exercise price was determined by negotiations among the Company and the underwriters. In determining the exercise price, the underwriters and the Board of Directors of the Company considered such factors as the future prospects and historical growth rate in revenues and earnings of the Company, its industry in general and the Company's position in its industry; revenues, earnings and certain other financial and operating information of the Company in recent periods; market valuations of the securities of companies engaged in activities similar to those of the Company; the management of the Company; and, with respect to the Company, the advice of the underwriters.

    The underwriters will be prohibited from engaging in any market making activities with respect to the Company's when-issued Common Stock and Common Stock until the underwriters have completed their participation in the distribution of shares offered hereby. As a result, the underwriters may be unable to provide a market for the Company's when-issued Common Stock and Common Stock should it desire to do so, during certain periods while the rights are exercisable.

    In connection with the offering, the underwriters and certain selling group members may engage in stabilizing, syndicate short covering transactions or other transactions that stabilize, maintain or otherwise effect the market price of the Common Stock. After the opening of quotations for the Common Stock on the Nasdaq National Market, stabilizing bids for the purpose of preventing or retarding a decline in the market price may be initiated by the underwriters or selling group members in any market at a price no higher than the last independent transaction price for the Common Stock and then maintained, reduced or raised to follow the independent market. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    The Company has agreed to indemnify the underwriters against certain liabilities arising out of or based upon misstatements or omissions in this Prospectus or the Registration Statement of which this Prospectus is a part and certain other liabilities, including liabilities under the Act, and to contribute to certain payments that the underwriters may be required to make.

    The underwriters may terminate their obligations under the Standby Underwriting Agreement (i) if any calamitous domestic or international event or act or occurrence has disrupted or, in the underwriters' opinion, will in the immediate future materially disrupt, the general securities market in the United States; (ii) if trading in the Common Stock (on a when-issued basis) shall have been suspended by the Commission or Nasdaq; (iii) if trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or in the over-the-counter market shall have been suspended, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on the over-the-counter market by the NASD or by order of the Commission or any other government authority having jurisdiction; (iv) if the United States shall have become involved in a war or major hostilities which, in the underwriters' opinion, will affect the general securities market in the United States; (v) if a banking moratorium has been declared by a California, New York, Pennsylvania, Massachusetts, Wisconsin or federal authority; (vi) if a moratorium in foreign exchange trading has been declared; (vii) if the Company shall have sustained a loss material to the Company by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured, or from any labor dispute or any legal or governmental proceeding;
(viii) if there shall be such material adverse market conditions (whether occurring suddenly or gradually between the date of this Prospectus and the closing of the offering) affecting markets generally, or technology or healthcare issues particularly, as in the underwriters' reasonable judgment would make it inadvisable to proceed with the offering, sale or delivery of the shares of Common Stock offered hereby; or (ix) if there shall have been such material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), business prospects, net worth or results of operations of the Company since December 31, 1996, or that materially impacts the Standby Underwriting Agreement.

    The Company has agreed that, without the prior written consent of the underwriters, it will not offer, sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock (or securities convertible into shares of Common Stock) (collectively, the "Securities") acquired in the offering or held by it as of the date hereof until after the Lock-Up Expiry Date, other than (i) Common Stock to be sold in the offering, and (ii) Company option issuances and sales of Common Stock pursuant to the Stock Option Plan and
(iii) Securities issued as consideration for an acquisition if the party being issued the Securities agrees not to transfer, sell, offer for sale, contract or otherwise dispose of such Securities until after the Lock-Up Expiry Date. The Principal Stockholders, Centocor, each executive officer and each director of the Company, who will in the aggregate own 8,438,799 shares of Common Stock after the completion of the Offering and will be deemed to beneficially own an additional 388,946 shares of Common Stock, have agreed with the Underwriters that they will not sell or otherwise dispose of any shares of Common Stock until after the Lock-Up Expiry Date without the prior written consent of the underwriters. See "Management--Equity Compensation Plan" and "Shares Eligible for Future Sale." In addition, Warren V. Musser has agreed that he and/or his assignees will not sell or otherwise dispose of 280,000 shares of Common Stock without the prior written consent of the Underwriters. See "Management--Stock Options" and "Shares Eligible for Future Sale."

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

    The financial statements of ChromaVision Medical Systems, Inc. as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Act with respect to the Common Stock and rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock and rights offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding the Company.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................        F-2

Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)........        F-3

Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and for
  the three months ended March 31, 1996 and 1997 (unaudited)..........................        F-4

Statements of Stockholders' Deficit at Decenber 31, 1995 and 1996 and March 31, 1997
  (unaudited).........................................................................        F-5

Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for
  the three months ended March 31, 1996 and 1997 (unaudited)..........................        F-6

Notes to Financial Statements.........................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  ChromaVision Medical Systems, Inc.:
  (formerly MicroVision Medical Systems, Inc.):

    We have audited the accompanying balance sheets of ChromaVision Medical Systems, Inc. (a development stage enterprise) as of December 31, 1996 and 1995 and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 1996 and for the cumulative development stage from April 1, 1993 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChromaVision Medical Systems, Inc. (a development stage enterprise) at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1996 and for the cumulative development stage from April 1, 1993 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Orlando, Florida
March 19, 1997

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------  MARCH 31,
ASSETS                                                      1995        1996        1997
                                                         ----------  ----------  ----------
                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents............................  $       --  $  124,092  $   65,100
  Accounts receivable..................................     200,000         550         550
  Inventory............................................      74,202     502,511     468,411
  Prepaid expenses.....................................          --      27,677      42,422
  Capitalized offering costs...........................          --     144,760     344,760
                                                         ----------  ----------  ----------
    Total current assets...............................     274,202     799,590     921,243
Deposits...............................................          --          --      35,682
Property and equipment, net............................      71,462      80,840     230,418
                                                         ----------  ----------  ----------
Total assets...........................................  $  345,664  $  880,430  $1,187,343
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Revolving line of credit.............................  $       --  $       --  $1,958,432
  Due to XL Vision, Inc................................   4,726,635     380,439     452,388
  Accounts payable.....................................       8,783     183,373     318,973
  Accrued liabilities:
    Salaries and benefits..............................       8,846      89,066     158,522
    Severance costs....................................          --     912,050          --
    Warranty costs.....................................          --      60,000      60,000
    Offering costs.....................................          --     105,000     273,000
    Other..............................................          --          --      29,908
                                                         ----------  ----------  ----------
      Total current liabilities........................   4,744,264   1,729,928   3,251,223
  Revolving line of credit.............................          --     806,009          --
                                                         ----------  ----------  ----------
      Total liabilities................................   4,744,264   2,535,937   3,251,223
                                                         ----------  ----------  ----------
Commitments and contingencies

Stockholders' deficit:
  Series A preferred stock, $.01 par value, authorized
    7,246,000 shares, issued and outstanding 7,135,064
    shares in 1996 and 1997............................          --      71,351      71,351
  Series B preferred stock, $.01 par value, authorized
    221,850 shares, issued and outstanding -0- shares
    in 1996 and 221,850 shares in 1997.................          --          --       2,219
  Common stock $.01 par value, authorized 50,000,000
    shares, issued and outstanding 1,931,250 shares in
    1996 and 1997......................................          --      19,313      19,313
  Additional paid-in capital...........................          --   2,284,092   3,280,198
  Division deficit during the development stage........  (4,398,600)         --          --
  Accumulated deficit during the development stage.....          --  (4,030,263) (5,436,961)
                                                         ----------  ----------  ----------
      Total stockholders' deficit......................  (4,398,600) (1,655,507) (2,063,880)
                                                         ----------  ----------  ----------
Total liabilities and stockholders' deficit............  $  345,664  $  880,430  $1,187,343
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

                See accompanying notes to financial statements.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                       PERIOD FROM
                                                                                      APRIL 1, 1993           THREE MONTHS
                                                                                       (INCEPTION)                ENDED
                                                  YEARS ENDED DECEMBER 31,               THROUGH                MARCH 31,
                                          ----------------------------------------     DECEMBER 31,     -------------------------
                                              1994          1995          1996             1996            1996          1997
                                          ------------  ------------  ------------  ------------------  -----------  ------------
                                                                                                               (UNAUDITED)
Revenue.................................  $    296,886  $    900,000  $         --  $        1,196,886  $        --  $         --
Cost of revenue.........................       232,636       310,103            --             542,739           --            --
                                          ------------  ------------  ------------  ------------------  -----------  ------------
  Gross profit..........................        64,250       589,897            --             654,147           --            --
                                          ------------  ------------  ------------  ------------------  -----------  ------------
Operating expenses:
  Selling, general and administrative...       787,167     1,040,070     2,979,252           5,111,440      216,579       784,622
  Research and development..............       858,389     1,513,014     1,099,330           4,019,889      235,578       599,808
                                          ------------  ------------  ------------  ------------------  -----------  ------------
    Total operating expenses............     1,645,556     2,553,084     4,078,582           9,131,329      452,157     1,384,430
                                          ------------  ------------  ------------  ------------------  -----------  ------------
    Profit (loss) from operations.......    (1,581,306)   (1,963,187)   (4,078,582)         (8,477,182)    (452,157)   (1,384,430)
                                          ------------  ------------  ------------  ------------------  -----------  ------------
Other income (expense):
  Interest income (expense).............            --            --        17,829              17,829           --       (22,278)
  Other income (note 4)                             --            --       423,525             423,525       75,000            10
  Other expense (note 11)...............            --            --      (770,192)           (770,192)          --            --
                                          ------------  ------------  ------------  ------------------  -----------  ------------
    Total other income (expense)........            --            --      (328,838)           (328,838)      75,000       (22,268)
                                          ------------  ------------  ------------  ------------------  -----------  ------------
    Profit (loss) before income taxes...    (1,581,306)   (1,963,187)   (4,407,420)         (8,806,020)    (377,157)   (1,406,698)
Income tax expense (benefit)............            --            --            --                  --           --            --
                                          ------------  ------------  ------------  ------------------  -----------  ------------
    Net profit (loss)...................  $ (1,581,306) $ (1,963,187) $ (4,407,420) $       (8,806,020) $  (377,157) $ (1,406,698)
                                          ------------  ------------  ------------  ------------------  -----------  ------------
                                          ------------  ------------  ------------  ------------------  -----------  ------------
Pro forma net loss per common share.....                              $      (0.36)                     $     (0.20) $      (0.11)
                                                                      ------------                      -----------  ------------
                                                                      ------------                      -----------  ------------
Pro forma weighted average number of
  common shares outstanding.............                                12,111,580                        1,931,250    12,280,331

                                           PERIOD FROM
                                          APRIL 1, 1993
                                           (INCEPTION)
                                             THROUGH
                                            MARCH 31,
                                              1997
                                          -------------
                                           (UNAUDITED)
Revenue.................................  $   1,196,886
Cost of revenue.........................        542,739
                                          -------------
  Gross profit..........................        654,147
                                          -------------
Operating expenses:
  Selling, general and administrative...      5,896,062
  Research and development..............      4,619,697
                                          -------------
    Total operating expenses............     10,515,759
                                          -------------
    Profit (loss) from operations.......     (9,861,612)
                                          -------------
Other income (expense):
  Interest income (expense).............         (4,449)
  Other income (note 4)                         423,535
  Other expense (note 11)...............       (770,192)
                                          -------------
    Total other income (expense)........       (351,106)
                                          -------------
    Profit (loss) before income taxes...    (10,212,718)
Income tax expense (benefit)............             --
                                          -------------
    Net profit (loss)...................  $ (10,212,718)
                                          -------------
                                          -------------
Pro forma net loss per common share.....
Pro forma weighted average number of
  common shares outstanding.............

                See accompanying notes to financial statements.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                               PREFERRED STOCK
                                ---------------------------------------------                                         DIVISION
                                                                                                                      DEFICIT
                                      SERIES A                SERIES B             COMMON STOCK        ADDITIONAL    DURING THE
                                ---------------------  ----------------------  ---------------------    PAID-IN     DEVELOPMENT
                                  SHARES     AMOUNT     SHARES      AMOUNT       SHARES     AMOUNT      CAPITAL        STAGE
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
Balances at December 31,
  1993........................          --  $      --         --   $      --           --  $      --  $         --  $   (854,107)
Net profit (loss).............          --         --         --          --           --         --            --    (1,581,306)
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
Balances at December 31,
  1994........................          --         --         --          --           --         --            --    (2,435,413)
Net profit (loss).............          --         --         --          --           --         --            --    (1,963,187)
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
Balances at December 31,
  1995........................          --         --         --          --           --         --            --    (4,398,600)
Net profit (loss).............          --         --         --          --           --         --            --      (377,157)
Issuance of common stock......          --         --         --          --    1,545,000     15,450            --            --
Sale of preferred stock.......   6,364,872     63,649         --          --           --         --     6,301,222            --
Elimination of division
  deficit.....................          --         --         --          --           --         --    (4,775,757)    4,775,757
Issuance of preferred stock
  for release of rights and
  claims (note 11)............     770,192      7,702         --          --           --         --       762,490            --
Five-for-four common stock
  split (note 12).............          --         --         --          --      386,250      3,863        (3,863)           --
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
Balances at December 31,
  1996........................   7,135,064     71,351         --          --    1,931,250     19,313     2,284,092            --
Sale of preferred stock
  (unaudited).................          --         --    221,850       2,219           --         --       996,106            --
Net profit (loss)
  (unaudited).................          --         --         --          --           --         --            --            --
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
Balances at March 31, 1997
  (unaudited).................   7,135,064  $  71,351    221,850   $   2,219    1,931,250  $  19,313  $  3,280,198  $         --
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------
                                ----------  ---------  ---------  -----------  ----------  ---------  ------------  ------------


                                ACCUMULATED
                                  DEFICIT
                                 DURING HE
                                DEVELOPMENT
                                   STAGE         TOTAL
                                ------------  ------------
Balances at December 31,
  1993........................   $       --   $   (854,107)
Net profit (loss).............           --     (1,581,306)
                                ------------  ------------
Balances at December 31,
  1994........................           --     (2,435,413)
Net profit (loss).............           --     (1,963,187)
                                ------------  ------------
Balances at December 31,
  1995........................           --     (4,398,600)
Net profit (loss).............   (4,030,263)    (4,407,420)
Issuance of common stock......           --         15,450
Sale of preferred stock.......           --      6,364,871
Elimination of division
  deficit.....................           --             --
Issuance of preferred stock
  for release of rights and
  claims (note 11)............           --        770,192
Five-for-four common stock
  split (note 12).............           --             --
                                ------------  ------------
Balances at December 31,
  1996........................   (4,030,263)    (1,655,507)
Sale of preferred stock
  (unaudited).................           --        998,325
Net profit (loss)
  (unaudited).................   (1,406,698)    (1,406,698)
                                ------------  ------------
Balances at March 31, 1997
  (unaudited).................   $(5,436,961) $ (2,063,880)
                                ------------  ------------
                                ------------  ------------

                See accompanying notes to financial statements.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                        PERIOD FROM                          PERIOD FROM
                                                                          APRIL 1,                             APRIL 1,
                                                                            1993          THREE MONTHS           1993
                                                                        (INCEPTION)           ENDED          (INCEPTION)
                                         YEARS ENDED DECEMBER 31,         THROUGH           MARCH 31,          THROUGH
                                    ----------------------------------  DECEMBER 31,  ---------------------   MARCH 31,
                                       1994        1995        1996         1996        1996        1997         1997
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
                                                                                           (UNAUDITED)       (UNAUDITED)
Cash flows from development stage
activities:
  Net profit (loss)...............  $(1,581,306) $(1,963,187) $(4,407,420)  $(8,806,020) $(377,157) $(1,406,698) ($10,212,718)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization................      27,159      54,417      34,739      116,315       6,080       9,605      125,920
    Non-cash issuance of preferred
      stock.......................          --          --     770,192      770,192          --          --      770,192
    Write-off of note
      receivable..................          --      40,000          --       40,000          --          --       40,000
    Changes in operating assets
      and liabilities:
      Accounts receivable.........    (100,000)   (100,000)    199,450         (550)    200,000          --         (550)
      Inventory...................      (1,646)    (52,556)   (428,309)    (502,511)     (1,888)     34,100     (468,411)
      Prepaid expenses............          --          --     (27,677)     (27,677)         --     (14,745)     (42,422)
      Deposits....................          --          --          --           --          --     (35,682)     (35,682)
      Accounts payable............         466       8,317     174,590      183,373          --     135,600      318,973
      Accrued liabilities.........       1,110       5,080   1,157,270    1,166,116      21,514    (644,686)     521,430
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
      Net cash used in operating
        activities................  (1,654,217) (2,007,929) (2,527,165)  (7,060,762)   (151,451) (1,922,506)  (8,983,268)
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
Cash flows from investing
  activities:
  Notes receivable................    (785,000)         --          --     (825,000)         --          --     (825,000)
  Collections on notes
    receivable....................          --     785,000          --      785,000          --          --      785,000
  Purchases of property and
    equipment.....................    (146,841)     (6,197)    (44,117)    (197,155)       (348)   (159,183)    (356,338)
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
      Net cash provided by (used
        in) investing
        activities................    (931,841)    778,803     (44,117)    (237,155)       (348)   (159,183)    (396,338)
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
Cash flows from financing
  activities:
  Due to (from) XL Vision, Inc....   2,586,058   1,229,126  (4,346,196)     380,439     136,349      71,949      452,388
  Sale of common stock............          --          --      15,450       15,450      15,450          --       15,450
  Borrowing under revolving line
    of credit.....................          --          --     806,009      806,009          --   1,152,423    1,958,432
  Sale of preferred stock.........          --          --   6,364,871    6,364,871          --     998,325    7,363,196
  Capitalized offering costs......          --          --    (144,760)    (144,760)         --    (200,000)    (344,760)
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
      Net cash provided by
        financing activities......   2,586,058   1,229,126   2,695,374    7,422,009     151,799   2,022,697    9,444,706
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
      Net increase (decrease) in
        cash and cash
        equivalents...............          --          --     124,092      124,092          --     (58,992)      65,100
Cash and cash equivalents--
  beginning of period.............          --          --          --           --          --     124,092           --
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
Cash and cash equivalents--end of
  period..........................  $       --  $       --  $  124,092   $  124,092   $      --  $   65,100   $   65,100
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------
                                    ----------  ----------  ----------  ------------  ---------  ----------  ------------

                See accompanying notes to financial statements.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(1) ORGANIZATION

    ChromaVision Medical Systems, Inc. (formerly MicroVision Medical Systems, Inc.) (a development stage enterprise) ("ChromaVision" or the "Company") is a Delaware corporation. Prior to the formation of the Company on March 28, 1996, the Company's business was conducted as the MicroVision Medical Systems Division (the "Division") of XL Vision, Inc. ("XL Vision").

    The accompanying financial statements for the period from April 1, 1993, inception, through March 27, 1996, reflects operations within XL Vision. Significant management assumptions were made in allocating indirect costs from XL Vision in order to present the balance sheet and statement of operations for those periods. Upon incorporation, the Company issued to XL Vision 1,545,000 shares of common stock in the new corporation. In March 1996, XL Vision transferred the net assets of the Division to the new corporation for approximately $4.8 million. Proceeds from the private placement in 1996 were used primarily to fund the repayment of amounts due to XL Vision.

    The Company was established to develop medical imaging technologies and to introduce a computer-based microscope for the healthcare services market. From inception on April 1, 1993 through December 31, 1996, the Company has devoted substantially all of its resources to the development of the ChromaVision Digital Analyzer ChromaVision Digital Analyzer technology.

    The ChromaVision Digital Analyzer is designed to identify cells with specific characteristics within a sample of cells by detecting color produced by the reaction between common laboratory reagents (or stains) in the cells. The ChromaVision Digital Analyzer uses proprietary imaging software and technology to capture digital images of cell samples and detect the presence, count the number and measure the color intensity of cells containing a particular stain. The Company believes the ChromaVision Digital Analyzer offers flexibility because the software can be configured to identify different stains; thereby allowing the system to be adapted for use with different reagents to identify a broad range of cellular conditions. The Company intends to establish the ChromaVision Digital Analyzer as the preferred platform for multiple microscopic diagnostic applications.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DEVELOPMENT STAGE

    From the inception of ChromaVision on April 1, 1993, the Company was considered to be in the development stage as defined by the Statement of Financial Accounting Standards ("SFAS") No. 7, "ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES". Until the Company begins to realize significant revenue associated from its planned operations, the Company will be considered in the development stage.

    (B) MANAGEMENT'S PLANS

    At March 31, 1997, the Company had a working capital deficiency of $2,329,980 and a stockholders' deficit of $2,063,880. Management expects additional working capital requirements as the Company continues its marketing and development efforts leading to initial revenues from its ChromaVision Digital Analyzer. Management expects initial system revenues to begin in 1998. The Company's business plans

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) anticipate manufacturing the ChromaVision Digital Analyzer instruments, placing them with users at no charge and charging a "per click" fee for each use of the instruments. The manufacturing of these instruments will require a significant outlay of cash for which revenues will not be recognized until future periods. As a result, the Company intends to arrange third-party financing for the instruments. In addition, to support the Company's future cash needs, it may consider additional debt or equity financing. Although management believes that its initial public offering ("IPO") will be successful, there can be no assurances that it will be achieved or that the Company will be successful in raising other financing. The Company anticipates that net proceeds from its planned IPO of common stock (see note 13) will be sufficient to satisfy its operating cash needs for at least twelve months following the IPO. If the Company is unable to obtain sufficient additional funds, the Company may have to delay, scale back or eliminate some or all of its development activities and clinical studies.

    (C) INTERIM FINANCIAL INFORMATION

    The financial statements for the three months ended March 31, 1997 and 1996 are unaudited but reflect adjustments which are, in the opinion of management, necessary for the fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    (D) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with a maturity of three months or less.

    (E) INVENTORIES

    Inventories are stated at standard cost which approximates the lower of first-in, first-out cost or market.

    (F) DEPRECIATION AND AMORTIZATION

    Demonstration equipment and property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets which are generally 7-10 years for production and engineering equipment, and 5-7 years for all other assets. Demonstration equipment is amortized over a 3 year period.

    (G) INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Prior to March 28, 1996, the Company operated as a division of XL Vision and, as such, did not record any income tax benefit for losses prior to that date.

    (H) STOCK-BASED COMPENSATION

    During 1996, the Company adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    (I) USE OF ESTIMATES

    The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates. In particular, as further described in note 1, significant assumptions were made to allocate indirect costs from XL Vision to ChromaVision for periods prior to incorporation.

    (J) PRO FORMA LOSS PER SHARE

    Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the estimated public offering price during the 12 months immediately preceding the date of the initial filing of the registration statement have been included in the calculation of common shares and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented whether they are antidilutive or not. Calculation of pro forma loss per share assumes that all outstanding preferred shares have been converted into common shares.

    (K) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, accounts receivable, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments.

    The carrying value of the Company's line of credit approximates fair value as the underlying interest rate fluctuates with current market rates.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(3) INVENTORY

    The following is a summary of inventory:

                                                                                     DECEMBER 31,
                                                                                 ---------------------  MARCH 31,
                                                                                   1995        1996        1997
                                                                                 ---------  ----------  ----------
Raw materials..................................................................  $  74,202  $  105,520  $   85,987
Finished goods.................................................................         --     396,991     382,424
                                                                                 ---------  ----------  ----------
                                                                                 $  74,202  $  502,511  $  468,411
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

(4) NOTES RECEIVABLE

    In June 1993, the Company executed a letter of understanding with Intelligent Medical Imaging, Inc. ("IMI") under which ChromaVision agreed in principle to manufacture IMI's Micro21 System design units. During 1993, ChromaVision advanced $40,000 to IMI in contemplation of an equity investment in IMI. During 1994, an additional $785,000 was advanced. In addition to amounts advanced, ChromaVision incurred costs in developing hardware for the Micro21 System. The parties were unable to agree to definitive terms for the equity investment and their manufacturing relationship. On July 23, 1994, a settlement agreement was reached whereby IMI issued an $825,000 secured convertible promissory note payable (the "$825,000 note"), a $500,000 noninterest bearing secured promissory note payable (the "$500,000 note") and a $220,000 purchase order (the "purchase order") to ChromaVision. During 1994 the purchase order was paid in full. In 1995, ChromaVision accepted $785,000 in full payment of the $825,000 note.

    The $500,000 note was issued by IMI for support services but was not recognized as income based upon doubts as to its collectibility. During 1996, ChromaVision accepted $423,525 in full payment of the $500,000 note which has been reflected in other income in the year ended December 31, 1996.

(5) PROPERTY AND EQUIPMENT

    The following is a summary of property and equipment:

                                                                                    DECEMBER 31,
                                                                               ----------------------  MARCH 31,
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Demonstration equipment......................................................  $  140,000  $  140,000  $  140,000
Office and computer equipment................................................       8,067      46,771     164,982
Furniture and fixtures.......................................................       4,971       5,874       5,874
Engineering and manufacturing equipment......................................          --       4,510      16,286
Leasehold improvements.......................................................          --          --      29,196
                                                                               ----------  ----------  ----------
                                                                                  153,038     197,155     356,338
Less: accumulated depreciation and amortization..............................      81,576     116,315     125,920
                                                                               ----------  ----------  ----------
Total property and equipment, net............................................  $   71,462  $   80,840  $  230,418
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(6) LINE OF CREDIT

    The Company has an unsecured line of credit with a bank under which it may borrow up to $3,000,000 at the LIBOR plus 2.1% (7.76% at December 31, 1996). The outstanding balance on the line of credit was $806,009 at December 31, 1996. The line of credit is due on January 31, 1998. The line of credit is guaranteed by Safeguard Scientifics, Inc. ("Safeguard"). A default by Safeguard on their existing line of credit agreement with another bank would constitute default by the Company.

    As of March 31, 1997, the outstanding balance on the line of credit was $1,958,432. Availability under the line of credit was increased to $5,000,000 during April 1997.

(7) PREFERRED STOCK

    As of December 31, 1996, the Company had authorized the issuance of 8,000,000 shares of preferred stock. The Company has designated 7,246,000 and 221,850 shares as Series A and Series B preferred shares, respectively. Series B shares are junior to Series A shares.

    SERIES A--The Company sold 6,364,872 shares of convertible Series A preferred stock in an offering based upon a private placement memorandum dated May 17, 1996 for $1 per share. Each share of Series A preferred stock is convertible into 1.25 shares of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series A preferred shares outstanding. The Series A preferred stock is required to be converted upon a qualified initial public offering of at least $10 million with a Company valuation of at least $30 million or a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc. ("Safeguard") (see note 13). The holders of preferred stock are entitled to vote as a separate class to elect two directors to the Board of Directors of the Company. The Series A shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $1.00 per share plus an additional $.10 per year from June 30, 1996, or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation.

    SERIES B--Each share of Series B preferred stock is convertible into 1.25 shares of common stock at the option of the holder or upon the vote of holders of two-thirds of the Series B preferred shares outstanding. The Series B preferred stock is required to be converted upon a qualified initial public offering of at least $10 million with a Company valuation of at least $30 million or a public rights offering of the Company to shareholders of Safeguard Scientifics, Inc. ("Safeguard") (see note 13). The Series B shares are entitled to a liquidation preference before any distribution to common stockholders equal to the greater of (a) $4.50 per share plus an additional $.10 for each year per year from January 1, 1997, or (b) the amount which would be distributed if all of the preferred stock of the Company were converted to common stock prior to liquidation. The Company sold 221,850 shares of convertible Series B preferred stock to Safeguard for $4.50 per share in January 1997.

(8) INCOME TAXES

    Prior to March 28, 1996 (incorporation), the Company operated as a division of XL Vision and as such was not directly subject to income taxes. Accordingly, no income tax disclosures are presented for periods prior to 1996. The results of the Company's operations will be included in consolidated income tax returns

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(8) INCOME TAXES (CONTINUED)
of XL Vision for the period January 1, 1996 through May 17, 1996, when XL Vision was no longer deemed to control the Company for income tax purposes. The amount of net operating loss carryforward that will be allocated to the Company is estimated to be approximately $3,000,000. As the Company is a development stage enterprise, deferred tax benefits generated by deferred tax assets are offset by a corresponding valuation allowance.

    As ChromaVision was not a legal entity prior to incorporation, the transfer of funds to XL Vision of approximately $4,800,000 was deemed, for income tax purposes, to be the cost of the technology transfer from XL Vision (see note 1). For income tax purposes, this amount is considered to be an intangible asset which is being amortized over a fifteen year period.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

    Significant components of the Company's deferred income tax assets and liability are as follows:

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Deferred tax assets:
  Net operating loss carryforward...................................................................   $1,185,019
  Intangible asset, net of amortization.............................................................    1,701,363
  Accrued liabilities...............................................................................       40,883
                                                                                                      ------------
      Deferred tax assets...........................................................................    2,927,265
Deferred tax liability:
  Depreciation......................................................................................       (1,859)
                                                                                                      ------------
      Total.........................................................................................    2,925,406
Less valuation allowance for deferred tax assets....................................................   (2,925,406)
                                                                                                      ------------
      Deferred tax assets (liability), net..........................................................   $       --
                                                                                                      ------------
                                                                                                      ------------

    The difference between the "expected" tax benefit (computed by applying the federal corporate income rate of 34% to the loss before income taxes) and the actual tax benefit is due to limitations on the benefit for the net operating losses recognized, resulting from allocations of the consolidated income tax results of XL Vision for the year ended December 31, 1996, and the effect of the valuation allowance.

(9) STOCK OPTIONS

    In June 1996, the Company granted 975,688 stock options to officers, key employees and advisors, including 443,700 stock options which were issued to the former president of the Company.

    In December 1996, the Company adopted a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 1,291,688 shares of authorized but unissued common stock. The Company granted 949,375 options under the Plan in December 1996 with an exercise price equal to the

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(9) STOCK OPTIONS (CONTINUED)
stock's fair market value at the date of grant. Stock options granted during 1996 have a maximum of ten year terms and have vesting schedules which are at the discretion of the Company and determined on the effective date of the grant.

    At December 31, 1996, there were 342,313 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1996 was $1.59 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 6.35%, expected volatility of 0%, and an expected life of 6.75 years.

    The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. While the resulting pro forma compensation cost may not be representative of that expected in future years, had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

Net loss as reported............................................................  $(4,407,420)
Pro forma net loss..............................................................  (4,689,283)

Net loss per share..............................................................  $    (0.36)
Pro forma net loss per share....................................................       (0.39)

    During 1996 the Company granted 1,925,063 stock options, of which 1,647,750 stock options were outstanding as of December 31, 1996. As of December 31, 1996, the range of exercise prices of outstanding options were $0.80 to $2.40. Additionally, 591,324 of the outstanding options were exercisable and the weighted average exercise price of those options was $1.39.

    During the three months ended March 31, 1997, the Company granted an additional 168,751 stock options. As of March 31, 1997, there were 1,539,188 stock options outstanding with exercise prices ranging from $0.80 to $2.40. Additionally, 291,204 of the outstanding options were exerciseable and the weighted average exercise price of those options was $1.72.

(10) RELATED PARTY TRANSACTIONS

    Prior to April 1, 1996, personnel and other administrative services were provided by XL Vision and allocated to ChromaVision. Administrative service fees incurred between April 1, 1996 and December 31, 1996 were approximately $740,600.

    In addition, the Company subleased its main facility in Sebastian, Florida from XL Vision under a facilities agreement effective April 1, 1996. Rental and facility costs totaled approximately $72,200 through December 31, 1996.

    The Company also shares its main facility with XL Vision and is responsible for certain allocated operating and maintenance costs of the facility.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(10) RELATED PARTY TRANSACTIONS (CONTINUED)
    As of December 31, 1995 and 1996 and March 31, 1997, the Company owed XL Vision $4,726,635, $380,439 and $452,388 respectively. The advances from XL Vision do not provide for interest.

    Effective January 1997, the Company entered into an administrative service agreement which specifies a fee based upon a percentage of gross revenues. The fee is payable quarterly. The fee is payable to Safeguard and XL Vision based upon an aggregate of 1.5% of gross revenues subject to an annual limit of $300,000. The fee is payable upon achievement of positive cash flow from operations. The agreement extends through January 31, 2002 and continues thereafter unless terminated by either party.

(11) COMMITMENTS AND CONTINGENCY

    AGREEMENT WITH CENTOCOR. The Company and Centocor previously collaborated on the development of cancer and cancer related applications utilizing the ChromaVision Digital Analyzer. On July 12, 1996, the Company entered into an agreement with Centocor for the release of rights and claims against the Company. Among other considerations, the Company issued 770,192 shares of Series A preferred stock to Centocor and also agreed to repurchase six instruments previously sold to Centocor totaling $800,000 at Centocor's discretion. On February 25, 1997, the Company's agreement with Centocor was amended to eliminate the obligation to repurchase any of the instruments based on the an understanding that the Company had fulfilled its obligations under the agreement during 1996.

    As a result of this agreement, the Company has recognized as expense $770,192 for the value attributed to its preferred stock that was issued to Centocor in the accompanying statements of operations as other expenses.

    VOLUNTARY EMPLOYEE SAVINGS 401(K) PLAN. The Company established a voluntary employee savings 401(k) plan in 1996 which is available to all full time employees 21 years or older. The plan provides for a matching by the Company of the employee's contribution to the plan for 50% of the first 6% of the employee's annual compensation. The Company matching contributions were approximately $12,000 for the year ended December 31, 1996.

    LEASE COMMITMENT. In conjunction with a planned relocation of the Company to California, the Company entered into a lease beginning on March 1, 1997 and ending on February 28, 2000 for office space with monthly base rent of $10,227 and provisions for increases based on the cost of living indices.

    UNASSERTED CLAIM. The Company has been made aware of an unasserted claim relating to an application for its ChromaVision Digital Analyzer. In the opinion of management this claim is without merit. While the Company could vigorously defend against any such dispute, the successful assertion of such a claim could have a material adverse effect on the Company's financial position.

(12) STOCK SPLIT

    On March 19, 1997, the Company authorized a five-for-four common stock split. As of December 31, 1996 preferred stock conversion factors, stock options outstanding and common shares outstanding have been adjusted to reflect retroactive effect of this stock split.

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                  (FORMERLY MICROVISION MEDICAL SYSTEMS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                 INFORMATION AS OF MARCH 31, 1997 IS UNAUDITED

(13) SUBSEQUENT EVENT

    INITIAL PUBLIC OFFERING. On March 26, 1997, the Company's Board of Directors authorized the filing of a registration statement on Form S-1. This will be conducted as a 6,400,000 rights offering primarily to Safeguard's stockholders and will result in the expected sale of new common shares totaling 6,020,000, to be sold in an initial public offering. Costs directly related to the proposed offering, $144,760, have been capitalized as of December 31, 1996. As of March 31, 1997, offering costs capitalized totaled $344,760.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           3
Risk Factors.........................................           8
The Offering.........................................          17
Federal Income Tax Consequences......................          20
The Company..........................................          22
Use of Proceeds......................................          22
Dividend Policy......................................          22
Capitalization.......................................          23
Dilution.............................................          24
Selected Financial Data..............................          25
Management's Discussion and Analysis of Financial
  Condition and Results
  of Operations......................................          26
Business.............................................          29
Management...........................................          47
Certain Transactions.................................          54
Principal and Selling Stockholders...................          56
Description of Capital Stock.........................          57
Shares Eligible for Future Sale......................          58
Underwriting.........................................          61
Legal Matters........................................          63
Experts..............................................          63
Additional Information...............................          63
Index to Financial Statements........................         F-1

                            ------------------------

    UNTIL              , 1997 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,720,000 SHARES
                             (AND RIGHTS TO ACQUIRE
                        UP TO 6,400,000 OF SUCH SHARES)

                              CHROMAVISION MEDICAL
                                 SYSTEMS, INC.
                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------

                             ROBERT W. BAIRD & CO.
        Incorporated

                          ADAMS, HARKNESS & HILL, INC.

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance) payable in connection with the offering of the rights and the sale of the Common Stock offered hereby are as follows:

Securities and Exchange Commission registration fee................  $  11,152
NASD filing fee....................................................      4,180
Nasdaq filing fee..................................................      *
Printing and engraving expenses....................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Blue Sky fees and expenses (including legal fees)..................      *
Transfer agent and rights agent and registrar fees and expenses....      *
Miscellaneous......................................................      *
Total..............................................................      *

------------------------
*   To be filed by amendment.

    The foregoing, except for the Securities and Exchange Commission registration fee, the NASD filing fee, and the Nasdaq filing fee, are estimates. All of the foregoing expenses will be borne by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's By-laws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Delaware law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

    The Standby Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to Section 8 of the form of Standby Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Act (the following information reflects the 5-for-4 split of the Company's Common Stock described in the prospectus):

    Since its inception, the Company has sold to employees and certain other persons, (i) an aggregate of 1,931,250 shares of Common Stock, (ii) an aggregate of 7,135,064 shares of Series A Preferred Stock, at a price of $1.00 per share, and (iii) an aggregate of 221,850 shares of Series B Preferred Stock at a price of $1.00 per share. All of such sales were made under the exemption from registration provided under Section 4(2) of the Act.

    Pursuant to the Company's Equity Compensation Plan, the Company has granted options to purchase a total of 1,539,188 shares of Common Stock to its employees and certain other persons during the past three fiscal years at a weighted average exercise price of $1.96 per share. For a more detailed description of the Company's Equity Compensation Plan, see "Management--Stock Options" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

EXHIBIT NUMBER                                                DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
          1.1      Form of Standby Underwriting Agreement.#
          3.1      Certificate of Incorporation of the Company (as amended).*
          3.2      By-laws of the Company.*
          5.1      Opinion of Morgan, Lewis & Bockius LLP.#
          8.1      Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.#
         10.1      ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan.*
         10.2      Stock Option Grant Letter (Dr. Douglas S. Harrington).*
         10.3      Stock Option Grant Letter (Kevin C. O'Boyle).*
         10.4      Stock Option Grant Letter (Michael G. Schneider).*
         10.5      Stock Option Grant Letter (Kenneth S. Garber).*
         10.6      Employment Agreement between Dr. Douglas S. Harrington and the Company, as of December 30, 1996.*
         10.7      Employment Agreement between Kenneth S. Garber and the Company, dated February 15, 1996.*
         10.8      Employment Agreement between Kevin C. O'Boyle and the Company, dated November 27, 1996.*
         10.9      Separation Agreement between Michael S. Shiff and the Company, dated December 27, 1996.*
        10.10      Stock Purchase Agreement between the Company and the Series A Preferred Stockholders, dated as of
                   June 6, 1996.*
        10.11      Registration Rights Agreement between the Company and the Series A Preferred Stockholders, dated as of June 6, 1996.*
        10.12      Stockholders' Agreement between the Company and the Series A Preferred Stockholders, dated as of
                   June 6, 1996.*
        10.13      Loan Agreement between the Company and the Barnett Bank, N.A., dated December 24, 1996.*
        10.14      Unconditional and Unlimited Guaranty Agreement between Safeguard Scientifics, Inc. and Barnett
                   Bank, N.A., dated December 24, 1996.*
        10.15      Promissory Note by the Company to Barnett Banks, N.A., dated December 24, 1996.#

EXHIBIT NUMBER                                                DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
        10.16      Tax Indemnity Agreement between the Company and Barnett Bank, N.A., dated December 24, 1996.*
        10.17      Administrative Services Agreement among the Company, XL Vision, Inc. and Safeguard Scientifics,
                   Inc., dated as of March 21, 1997.*
        10.18      Direct Charge Administrative Services Agreement between the Company and XL Vision, Inc., dated as of March 21, 1997.*
        10.19      Lease Agreement between the Company and XL Vision, Inc., dated as of March 7, 1996.*
        10.20      Subscription Agreement between the Company and Safeguard Scientifics, Inc., dated as of December
                   31, 1996.*
        10.21      Contribution Agreement between the Company and XL Vision, Inc., dated as of May 13, 1996.*
        10.22      Collaboration Agreement between the Company, XL Vision, Inc. and Centacor, Inc., as amended, as of February 25, 1997.*
         11.1      Statement Regarding Computation of Earnings Per Share.*
         21.1      Subsidiaries of the Registrant.*
         23.1      Consent of KPMG Peat Marwick LLP.*
         23.2      Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#
         23.3      Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 8.1).#
         24.1      Power of Attorney (included on signature page).#
         27.1      Financial Data Schedule.*

------------------------

*   Filed herewith.

#  To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

        (iv) To reflect the results of the Offering.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan Capistrano, California on April 30, 1997.

                                CHROMAVISION MEDICAL SYSTEMS, INC.

                                BY:          /S/ DOUGLAS S. HARRINGTON
                                     -----------------------------------------
                                               Douglas S. Harrington
                                              CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Scott and Douglas S. Harrington, or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                               TITLE(S)                   DATE
------------------------------  ---------------------------  -------------------

  /s/ DOUGLAS S. HARRINGTON     Chief Executive Officer and
------------------------------    Director (Principal          April 30, 1997
    Douglas S. Harrington         Executive Officer)

                                Vice President and Chief
      /s/ KEVIN O'BOYLE           Financial Officer
------------------------------    (Principal Financial and     April 30, 1997
        Kevin O'Boyle             Accounting Officer)

      /s/ JOHN S. SCOTT         Chairman of the Board of
------------------------------    Directors                    April 30, 1997
        John S. Scott

    /s/ CHRISTOPHER MOLLER      Director
------------------------------                                 April 30, 1997
      Christopher Moller

      /s/ RICHARD MORGAN        Director
------------------------------                                 April 30, 1997
        Richard Morgan

     /s/ CHARLES A. ROOT        Director
------------------------------                                 April 30, 1997
       Charles A. Root

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                           DESCRIPTION                                          PAGE NO.
-----------------  ---------------------------------------------------------------------------------------  -------------
          1.1      Form of Standby Underwriting Agreement.#
          3.1      Certificate of Incorporation of the Company (as amended).*
          3.2      By-laws of the Company.*
          5.1      Opinion of Morgan, Lewis & Bockius LLP.#
          8.1      Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.#
         10.1      ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan.*
         10.2      Stock Option Grant Letter (Dr. Douglas S. Harrington).*
         10.3      Stock Option Grant Letter (Kevin C. O'Boyle).*
         10.4      Stock Option Grant Letter (Michael G. Schneider).*
         10.5      Stock Option Grant Letter (Kenneth S. Garber).*
         10.6      Employment Agreement between Dr. Douglas S. Harrington and the Company, as of December
                   30, 1996.*
         10.7      Employment Agreement between Kenneth S. Garber and the Company, dated February 15,
                   1996.*
         10.8      Employment Agreement between Kevin C. O'Boyle and the Company, dated November 27,
                   1996.*
         10.9      Separation Agreement between Michael S. Shiff and the Company, dated December 27,
                   1996.*
        10.10      Stock Purchase Agreement between the Company and the Series A Preferred Stockholders, dated as of June 6, 1996.*
        10.11      Registration Rights Agreement between the Company and the Series A Preferred
                   Stockholders, dated as of June 6, 1996.*
        10.12      Stockholders' Agreement between the Company and the Series A Preferred Stockholders, dated as of June 6, 1996.*
        10.13      Loan Agreement between the Company and the Barnett Bank, N.A., dated December 24,
                   1996.*
        10.14      Unconditional and Unlimited Guaranty Agreement between Safeguard Scientifics, Inc. and
                   Barnett Bank, N.A., dated December 24, 1996.*
        10.15      Promissory Note by the Company to Barnett Banks, N.A., dated December 24, 1996.#
        10.16      Tax Indemnity Agreement between the Company and Barnett Bank, N.A., dated December 24,
                   1996.*
        10.17      Administrative Services Agreement among the Company, XL Vision, Inc. and Safeguard
                   Scientifics, Inc. dated as of March 31, 1997.*
        10.18      Direct Charge Administrative Services Agreement between the Company and XL Vision,
                   Inc., dated as of March 31, 1997.*
        10.19      Lease Agreement between the Company and XL Vision, Inc., dated as of March 7, 1996.*
        10.20      Subscription Agreement between the Company and Safeguard Scientifics, Inc., dated as of
                   December 31, 1996.*
        10.21      Contribution Agreement between the Company and XL Vision, Inc., dated as of May 13,
                   1996.*
        10.22      Collaboration Agreement between the Company, XL Vision, Inc. and Centacor, Inc., as amended, as of February 25, 1997.*
         11.1      Statement Regarding Computation of Earnings Per Share.*
         21.1      Subsidiaries of the Registrant.*
         23.1      Consent of KPMG Peat Marwick LLP.*
         23.2      Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#
         23.3      Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 8.1).#
         24.1      Power of Attorney (included on signature page).#
         27.1      Financial Data Schedule.*
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*   Filed herewith.

#  To be filed by amendment.